UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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MTS Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 28, 2021

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders (as may be adjourned or postponed, the “special meeting”) of MTS Systems Corporation, a Minnesota corporation (which we refer to as the “Company”), which will be held virtually via the Internet on March 4, 2021 beginning at 11:00 AM Eastern Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our shareholders may have, as well as any quarantines or other similar protocols that governments may impose. As a result, the special meeting will be held in a virtual meeting format only via live webcast. There will not be a physical meeting location. You or your proxyholder will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/MTSC2021SGM. Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares now by mail, by telephone or through the Internet by following the procedures outlined below.

The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by Amphenol Corporation, a Delaware corporation (which we refer to as “Parent”). On December 8, 2020, the Company, Parent and Moon Merger Sub Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (which we refer to as “Sub”), entered into an Agreement and Plan of Merger (as may be amended from time to time and including the plan of merger attached as Exhibit A thereto, the “merger agreement”). The merger agreement provides for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $58.50 per share in cash, without interest thereon, subject to any applicable withholding taxes. Subject to the terms and conditions of the merger agreement, Sub will be merged with and into the Company (which we refer to as the “merger”), with the Company continuing as the surviving corporation in the merger. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

At the effective time of the merger (which we refer to as the “effective time”), each share of common stock of the Company, par value $0.25 per share (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time will be cancelled and cease to exist and will be automatically converted into the right to receive $58.50 in cash, without interest thereon, other than (i) shares that are owned of record by any subsidiary of the Company (other than those held on behalf of a third party), (ii) shares owned of record by Parent, Sub or any of their respective subsidiaries (other than those held on behalf of a third party) and (iii) shares held by shareholders who have not voted in favor of approval and adoption of the merger agreement and who are entitled to demand and properly exercise dissenters’ rights with respect to such shares and complied in all respects with all the applicable provisions of the Minnesota Business Corporation Act.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board has (i) determined that the merger agreement and the transactions contemplated thereby are in the best interests of the Company and its shareholders, (ii) unanimously approved, adopted and declared advisable the execution, delivery and performance of the merger agreement by the Company, and, subject to receiving the Company shareholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the approval and adoption of the merger agreement be submitted to a vote of the shareholders of the Company at a shareholder meeting called for such purpose and (iv) resolved to recommend approval and adoption of the merger agreement by the shareholders of the Company in accordance with applicable provisions of the laws of the State of Minnesota at such shareholder meeting on the terms set forth in the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve and adopt the merger agreement and the other proposals set forth in the accompanying proxy statement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve and adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is approved and adopted by shareholders holding at least a majority of the outstanding voting shares of Company common stock. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

David J. Anderson	Randy J. Martinez
Chairman of the Board	President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying notice of special meeting and proxy statement are being mailed to Company shareholders on or about January 29, 2021.

MTS Systems Corporation

14000 Technology Drive

Eden Prairie, Minnesota 55344

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on March 4, 2021

To the Shareholders of MTS Systems Corporation:

A special meeting of the shareholders (as may be postponed or adjourned, which we refer to as the “special meeting”) of MTS Systems Corporation (which we refer to as the “Company”) will be held virtually via the Internet on March 4, 2021 beginning at 11:00 AM Eastern Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our shareholders may have, as well as any quarantines or other similar protocols that governments may impose. As a result, the special meeting will be held in a virtual meeting format only via live webcast. There will not be a physical meeting location. You or your proxyholder will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/MTSC2021SGM (which we refer to as the “special meeting website”). The special meeting will be held to consider and vote on proposals to:

1.	approve and adopt the Agreement and Plan of Merger, dated as of December 8, 2020 (as may be amended from time to time and including the plan of merger attached as Exhibit A thereto, the “merger agreement”), by and among the Company, Amphenol Corporation, a Delaware corporation (which we refer to as “Parent”) and Moon Merger Sub Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (which we refer to as “Sub”);

2.	consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger of Sub with and into the Company (which we refer to as the “merger”), as contemplated by the merger agreement; and

3.	consider and vote on a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Shareholders of record at the close of business on January 27, 2021 are entitled to notice of, and to vote at, the special meeting.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board has (i) determined that the merger agreement and the transactions contemplated thereby are in the best interests of the Company and its shareholders, (ii) unanimously approved, adopted and declared advisable the execution, delivery and performance of the merger agreement by the Company, and, subject to receiving the Company shareholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the approval and adoption of the merger agreement be submitted to a vote of the shareholders of the Company at a shareholder meeting called for such purpose and (iv) resolved to recommend approval and adoption of the merger agreement by the shareholders of the Company in accordance with applicable provisions of the laws of the State of Minnesota at such shareholder meeting on the terms set forth in the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting via live webcast, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet (excluding voting through the special meeting website), then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. You will also be able to attend the special meeting online and vote your shares electronically by visiting the special meeting website. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials. If you attend the special meeting and vote via the special meeting website, your vote will revoke any proxy that you have previously submitted. If your shares are held in “street name” through a bank, broker, trust or other nominee, please instruct your bank, broker, trust or other nominee on how to vote your shares using the voting instructions furnished by your bank, broker, trust or other nominee as soon as possible. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

If you fail to return your proxy, vote by ballot via the special meeting website, by telephone or through the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

By order of the Board,

Todd J. Klemmensen
Senior Vice President, General Counsel and Secretary

Eden Prairie, Minnesota

January 28, 2021

This notice of special meeting and proxy statement are being mailed to Company shareholders on or about January 29, 2021.

Please Vote—Your Vote is Important

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SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about MTS Systems Corporation. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section titled “Where You Can Find More Information” on page 124. Unless the context otherwise indicates, we refer to MTS Systems Corporation as “MTS,” the “Company,” “we,” “us” or “our.”

The Parties (see page 21)

MTS Systems Corporation, a Minnesota corporation, is a leading global supplier of advanced test systems, motion simulators and precision sensors. The Company’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. The Company’s high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications.

Amphenol Corporation, a Delaware corporation (which we refer to as “Parent”), is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Parent designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Parent has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Moon Merger Sub Corporation, a Minnesota corporation (which we refer to as “Sub”), is a wholly-owned subsidiary of Parent, formed on December 3, 2020, solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s proposed acquisition of the Company. Upon completion of the merger (as defined below), Sub will have been merged with and into the Company, and Sub will cease to exist.

The Merger (see page 30)

On December 8, 2020, the Company, Parent and Sub entered into an Agreement and Plan of Merger (as may be amended from time to time and including the plan of merger attached as Exhibit A thereto, which we refer to as the “merger agreement”).

Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into the Company (which we refer to as the “merger”), whereupon the separate existence of Sub will cease and the Company will continue as the surviving corporation (which we refer to as the “surviving corporation”) and a wholly-owned subsidiary of Parent.

At the effective time of the merger (which we refer to as the “effective time”) each share of common stock of the Company, par value $0.25 per share (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are owned of record by the Company or any subsidiary of the Company (other than those held on behalf of a third party) (which we refer to as the “excluded shares”), (ii) shares owned of record by Parent, Sub or any of their respective subsidiaries (other than those held on behalf of a third party) and (iii) shares held by shareholders who have not voted in favor of approval and adoption of the merger agreement and who are entitled to demand and properly exercise dissenters’ rights with respect to such shares and complied in all respects with all the applicable provisions of the Minnesota Business Corporation Act (which we refer to as the “MBCA”)) will be cancelled and cease to exist and will be automatically converted into the right to receive $58.50 per share in cash, without interest thereon, subject to any applicable withholding taxes. The consideration to be paid by Parent in the merger as described in this paragraph is referred to herein as the “merger consideration.”

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Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The Special Meeting (see page 22)

The special meeting (as may be adjourned or postponed, which we refer to as the “special meeting”) will be held virtually via the Internet on March 4, 2021 beginning at 11:00 AM Eastern Time. The Company has chosen to hold the special meeting solely by remote means via the Internet and not in a physical location given the current public health impact of the COVID-19 (coronavirus) pandemic and the Company’s desire to promote the health and safety of its shareholders, as well as its directors, officers, employees and other constituents. At the special meeting, you will be asked to, among other things, vote for the proposal to approve and adopt the merger agreement. See the section titled “The Special Meeting,” beginning on page 22, for additional information on the special meeting, including how to vote your shares of Company common stock.

Shareholders Entitled to Vote; Vote Required for Approval (see page 23)

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on January 27, 2021, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 19,474,695.082 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding voting shares of Company common stock.

How to Vote (see page 25)

Shareholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card to see which options are available to you. The telephone and Internet voting facilities (excluding voting through the special meeting website) for shareholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote at the special meeting via the special meeting website and your shares are held in the name of a bank, broker, trust or other nominee, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to shareholders who hold certificated shares if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections titled “The Special Meeting—How to Vote,” on page 25, and “The Special Meeting—Solicitation of Proxies,” on page 26. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners (which we refer to as “MacKenzie Partners”), toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

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Recommendation of the Board; Reasons for Recommending the Approval and Adoption of the Merger Agreement (see page 49)

After careful consideration, the board of directors of the Company (which we refer to as the “Board”) unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of the Company and its shareholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” the proposal to approve, by a non-binding advisory vote, compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section titled “The Merger—Reasons for Recommending the Approval and Adoption of the Merger Agreement,” beginning on page 50. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have certain interests in the merger that may be in addition to, or different from, the interests of Company shareholders generally. See the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 76.

Opinions of the Company’s Financial Advisors (see page 55)

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, the Company retained J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) as its financial advisor in connection with the proposed merger and to deliver a fairness opinion in connection with the proposed merger.

At a meeting of the Board on December 8, 2020, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of Company common stock in the proposed merger was fair, from a financial point of view, to such shareholders. J.P. Morgan has confirmed its oral opinion by delivering its written opinion to the Board, dated December 8, 2020, that, as of such date, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to holders of Company common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated December 8, 2020, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Board in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the merger or any other matter.

For more information, see the section titled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of J.P. Morgan Securities LLC,” beginning on page 55.

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Opinion of Evercore Group L.L.C.

The Company retained Evercore Group L.L.C. (which we refer to as “Evercore”) to act as its financial advisor in connection with the Board’s evaluation of strategic and financial alternatives, including, but not limited to, the merger. At a meeting of the Board held on December 8, 2020, Evercore rendered to the Board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $58.50 per share to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such holders (other than holders of excluded shares).

The full text of the written opinion of Evercore, which describes, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement. We encourage you to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the merger. The opinion does not constitute a recommendation to the Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C to this proxy statement.

For a description of the opinion that the Board received from Evercore, see the section titled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.,” beginning on page 61.

Market Price and Dividend Data (see page 119)

Company common stock is traded on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) under the symbol “MTSC.” On December 8, 2020, the last full trading day prior to the public announcement of the entry into the merger agreement, the closing price for Company common stock was $38.52 per share. On January 27, 2021, the last full trading day prior to the date of this proxy statement, the closing price for Company common stock was $58.49 per share.

Certain Effects of the Merger (see page 85)

Upon completion of the merger, Sub will be merged with and into the Company upon the terms set forth in the merger agreement, whereby the separate corporate existence of Sub will thereupon cease and the Company will continue as the surviving corporation of the merger. The Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) will be terminated.

Consequences if the Merger is Not Completed (see page 86)

If the proposal to approve and adopt the merger agreement does not receive the required approval from Company shareholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, the Company will remain a public company and Company common stock will continue to be listed and traded on the NASDAQ.

In addition, if the merger agreement is terminated under certain specified circumstances, the Company is required to pay Parent a termination fee of approximately $34.6 million (which we refer to as the “Company termination fee”). Parent or Sub may seek damages from the Company in excess of the Company termination fee in the event of an intentional breach of the merger agreement by the Company. See the section titled “The Agreement and Plan of Merger—Expenses; Termination Fees,” on page 114.

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Treatment of Outstanding Equity Awards, Equity Plans and Warrant (see page 93)

The merger agreement provides that, as of immediately prior to the effective time and contingent upon the merger:

●	each outstanding option to purchase shares granted under a stock plan of the Company (other than any option granted under the Company’s 2012 Employee Stock Purchase Plan (which we refer to as the “ESPP”)) (which we refer to as the “Company options”) will be fully vested and cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to such cancelled Company option multiplied by (ii) the excess, if any, of (a) the merger consideration over (b) the exercise price per share of the Company common stock subject to such cancelled Company option, without interest and less any required tax withholdings;

●	any Company option with an exercise price per share equal to or greater than the merger consideration will be cancelled in exchange for no consideration; and

●	each outstanding restricted stock unit award (including each restricted stock unit that is subject to a deferral election) granted under a stock plan of the Company (which we refer to as the “Company RSU awards”) will be fully vested, with each Company RSU award that is subject to performance-based vesting conditions deemed to be vested at the greater of (i) actual performance determined as of immediately prior to the effective time and (ii) target level, and will be cancelled in exchange for an amount in cash equal to the product obtained by multiplying (a) the aggregate number of vested restricted stock units subject to such Company RSU award by (b) the merger consideration, without interest and less any required tax withholdings.

With respect to the Company’s equity plans, the merger agreement provides that:

●	as of the effective time, the Company’s 2017 Stock Incentive Plan (as amended effective as of January 31, 2020) and the Company’s 2011 Stock Incentive Plan will terminate and no further rights with respect to shares of Company common stock or any other awards will be granted thereunder; and

●	with respect to the ESPP, (i) no further Phases (as defined in the ESPP) will commence after the date of the merger agreement, (ii) any money withheld from a participant’s pay pursuant to the ESPP that has not been used to purchase shares of Company common stock at the end of the final Phase will be returned to the applicable participant and (iii) the ESPP will terminate as of the effective time (unless the ESPP has terminated earlier pursuant to its terms).

Interests of Directors and Executive Officers in the Merger (see page 76)

Members of the Board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company shareholders generally. You should keep this in mind when considering the recommendation of the Board that you vote “FOR” the proposal to approve and adopt the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company shareholders vote “FOR” the proposal to approve and adopt the merger agreement. A description of these interests is included in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 76.

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Conditions to the Merger (see page 110)

The respective obligations of the Company, Parent and Sub to complete the merger are subject to the satisfaction (or mutual waiver by each of Parent and the Company where permitted under applicable law) of specified closing conditions, including:

●	receipt of the affirmative vote of the holders of a majority of the outstanding voting shares of Company common stock to approve and adopt the merger agreement and the transactions contemplated thereby (which we refer to as the “Company shareholder approval”);

●	any waiting period (and any extensions thereof) applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) having expired or been terminated and all waivers, consents, clearances, approvals and authorizations under the antitrust laws and foreign investment laws of certain other jurisdictions having been obtained and remaining in full force and effect as described in the section titled “The Merger—Regulatory Approvals”; and

●	no governmental entity of competent jurisdiction having issued or entered any order, and no law having been enacted or promulgated, that is in effect and prohibits or otherwise prevents the merger.

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

●	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of the Company contained in the merger agreement;

●	the Company having performed or complied with all obligations and covenants in all material respects as required by the merger agreement to be performed or complied with on or before the effective time; and

●	Parent having received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company as to the satisfaction of the conditions described above.

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

●	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of Parent and Sub contained in the merger agreement;

●	each of Parent and Sub having performed or complied with all obligations and covenants in all material respects required to be performed or complied with under the merger agreement at or prior to the effective time; and

●	the Company having received a certificate signed on behalf of Parent and Sub by an executive officer of each, certifying as to the satisfaction of the conditions described above.

Regulatory Approvals (see page 89)

Under the merger agreement, the respective obligations of the Company, Parent and Sub to complete the merger are subject to, among other things, (i) any waiting period (or any extensions thereof) applicable to the merger under the HSR Act having expired or been terminated and all waivers, consents, clearances, approvals and authorizations under the competition, antitrust or merger control laws and foreign investment laws of any other relevant jurisdictions having been obtained and (ii) the absence of any order issued or entered by a governmental entity of competent jurisdiction, or law enacted or promulgated, that is in effect and prohibits or otherwise prevents the consummation of the merger. For a description of the Company’s and Parent’s respective obligations under the merger agreement with respect to regulatory approvals, see the section titled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 105.

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Financing of the Merger (see page 86)

The merger will be financed through a combination of borrowings under Parent’s existing credit facilities and cash on hand. The completion of the merger is not conditioned upon Parent’s or Sub’s receipt of financing.

Restriction on Solicitation of Competing Proposals (see page 102)

From and after the date of the merger agreement, the Company has agreed that it will, and will cause its subsidiaries and will direct its and its subsidiaries’ directors, officers, managers, advisors, investment bankers and counsel acting at the direction of the Company or any of its subsidiaries (which we refer to as the “Company representatives”) to, immediately cease all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal (as described below) and the Company has agreed that it will not, and will cause its subsidiaries and the Company representatives not to, directly or indirectly:

●	initiate, solicit, knowingly encourage or knowingly take any action designed to facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to a competing proposal (subject to certain exceptions) (as described in the section titled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 102);

●	furnish to any person (other than Parent, Sub or any of their designees or representatives) any non-public information regarding the Company or any of its subsidiaries or afford to any person (other than Parent, Sub or any of their designees or representatives) access to non-public information of the Company or any of its subsidiaries, with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal;

●	participate, continue or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a competing proposal by such person (subject to certain exceptions);

●	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, provided, that if the Board determines in good faith, after consultation with outside legal counsel, that the failure to amend or grant any such waiver or release would be reasonably likely to be inconsistent with the Board’s fiduciary duties, the Company may amend or grant a waiver or release solely to the extent necessary to permit the confidential submission of a competing proposal (that does not result from a breach of the non-solicit provisions and is disclosed promptly (and, in any event, within two days) to Parent); or

●	authorize, or direct any of their representatives to, resolve or agree to do any of the foregoing.

The Company has agreed it will, as promptly as practicable (and in any event within two days), give written notice to Parent of any competing proposal or any bona fide inquiry, proposal or offer that would reasonably be expected to lead to any competing proposal, including the identity of such person and complete copies of any material written terms and conditions, including proposed agreements (or, if oral, a summary of the material terms and conditions); provided, that the Company may redact the identity or other information that the Company is specifically prohibited from disclosing pursuant to a confidentiality agreement between the Company and a third party in effect on the date of the merger agreement. The Company thereafter must keep Parent informed, on a reasonably current basis (and, in any event, within two days), of any updates or changes to the material terms of any such proposals or offers or any other material developments in connection with such competing proposal.

Notwithstanding anything to the contrary in the merger agreement, if, at any time following the date of the merger agreement and prior to obtaining the Company shareholder approval or the valid termination of the merger agreement, (i) the Company, any of its subsidiaries or any of its or their representatives receives a bona fide, written competing proposal from a third party that did not result from a breach of the non-solicit provisions described above and (ii) the Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal constitutes or would reasonably be expected to lead to a superior proposal (as described in the section titled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 102) and that the failure to take the actions described in the following clauses (a) and (b) would be reasonably expected to be inconsistent with the Board’s fiduciary duties, then the Company, its subsidiaries and its and their representatives may (a) furnish non-public information, including with respect to the Company and its subsidiaries, to the person making such competing proposal and its representatives, (b) participate or engage in any discussions or negotiations with the person making such competing proposal and its representatives in connection with the competing proposal and (c) otherwise take actions with respect to such competing proposal that would otherwise be prohibited as set out in the first, second and third bullets in the first paragraph of this section. The Company will not, and will not permit its subsidiaries to, and will not authorize the Company representatives to, disclose any material non-public information regarding the Company to any person described in the foregoing sentence without the Company first entering into an acceptable confidentiality agreement if such person is not already party to a confidentiality agreement. The Company must promptly (and, in any event, within two days) provide or make available to Parent any non-public information that is provided to such person and which was not previously provided to Parent.

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Obligations of the Board with Respect to Its Recommendation (see page 104)

The Board is required to recommend that the Company shareholders approve and adopt the merger agreement and not change its recommendation or recommend other transactions (which recommendation we refer to as the “Company recommendation”) (as described in the section titled “The Agreement and Plan of Merger—Obligations of the Board with Respect to Its Recommendation,” beginning on page 104). However, at any time prior to the receipt of the Company shareholder approval, the Board (or any duly authorized committee thereof) may make a change of Company recommendation (as defined below) if and only if a bona fide written competing proposal that did not result from a breach of the non-solicitation provisions described above is made to the Company that is not withdrawn and the Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal and that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties. The Company is required to provide Parent written notice at least four business days prior to effecting a change of Company recommendation of the Board’s intention to take such action (which we refer to as a “notice of change of recommendation”), and such notice must identify the person making such competing proposal and include a copy of all definitive agreements to effect such superior proposal to which the Company or any of its subsidiaries would be a party and any financing commitments to which the person making such competing proposal would be a party (subject to customary redactions to debt financing commitments). If requested by Parent, prior to effecting such change of Company recommendation, the Company shall, and shall direct its representatives to, negotiate with Parent in good faith during the four business days commencing on the date of delivery of the notice of change of recommendation regarding adjustments in the terms and conditions of the merger agreement proposed by Parent in writing. After such four business day period, if the Company complies with the relevant provisions of the merger agreement and the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel and after considering any proposed amendments to the merger agreement proposed by Parent, (i) that such competing proposal continues to constitute a superior proposal and (ii) that failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties, the Company can terminate the merger agreement to enter into an alternative acquisition agreement with respect to such competing proposal, provided that it pays Parent the Company termination fee concurrently with such termination. If the party making the competing proposal makes any amendment to any of the financial terms or any other material term to its proposal (whether or not in response to any changes proposed by Parent), such amendment will require a new notice of change of recommendation and an additional two business day period from the date of such notice during which the terms set out in this paragraph shall apply (other than in respect of the number of days).

The Board (or a duly authorized committee thereof) may also change its recommendation in response to a condition, fact, occurrence, development, change, circumstance, event or effect or state of facts (other than resulting from a breach of the merger agreement by the Company or any of its subsidiaries) occurring or arising after the date of the merger agreement and before the date of the special meeting that (i) was not known, and would not reasonably have been expected to be known, by the Board as of or before the date of the merger agreement and becomes known to the Board and (ii) does not involve or relate to a competing proposal (which we refer to as an “intervening event”) if the Board (or a duly authorized committee thereof) (a) determines in good faith (after consultation with the Company’s outside legal counsel) that a failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, (b) complies with the relevant provisions of the merger agreement (including, among other things, providing Parent notice of such intervening event and four business days to revise the terms and conditions of the merger agreement) and (c) at or following the end of such four business day period, after taking into account any amendments to the merger agreement proposed by Parent in writing, the Board (or any duly authorized committee thereof) determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so in response to such intervening event would be reasonably likely to be inconsistent with its fiduciary duties.

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Termination of the Merger Agreement (see page 112)

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company shareholder approval:

●	by mutual written consent of Parent and the Company;

●	by either Parent or the Company if:

	●	the merger is not consummated on or before September 8, 2021 (which we refer to as the “outside date,” which may be automatically extended to December 8, 2021 and again to March 8, 2022 where all of the conditions to closing, other than the conditions related to antitrust and foreign investment approvals and the absence of orders or laws prohibiting or preventing the merger, have been satisfied or are capable of being satisfied at such time); provided, however, that Parent or the Company is not permitted to terminate the merger agreement for failure to consummate the merger by the outside date if the material breach by Parent or Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its respective representations, warranties, covenants or obligations in the merger agreement was the primary cause of, or primarily resulted in the failure of a condition to consummate the merger by the outside date;

	●	if the Company does not obtain the Company shareholder approval upon a vote taken at the special meeting; or

	●	if any governmental entity of competent jurisdiction issues or enters any order, or enacts or promulgates any law, permanently enjoining, restraining or otherwise permanently prohibiting the merger, and, in the case of an order, such order becomes final and non-appealable, provided that this right to terminate the merger agreement will not be available to any party whose material breach of any of its representations, warranties, covenants or obligations under the merger agreement was the primary cause of, or primarily resulted in, the issuance or entry of such order or the enactment or promulgation of such law.

The Company may also terminate the merger agreement:

●		if, at any time prior to the receipt of the Company shareholder approval, the Board (or a duly authorized committee thereof) has authorized the concurrent entry into an alternative acquisition agreement providing for a superior proposal in accordance with the applicable change of recommendation provisions of the merger agreement (as described in “The Agreement and Plan of Merger—Obligations of the Board with Respect to Its Recommendation,” beginning on page 104); but only if the Company has complied with its obligations under such change of recommendation provisions and pays Parent the Company termination fee prior to or concurrently with such termination; and

●		if (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement such that Parent’s and Sub’s conditions would not be satisfied; (ii) the Company has delivered to Parent written notice of such breach or failure; and (iii) either such breach or failure is not capable of cure or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach or failure has not been cured; provided, however, that the Company will not be permitted to terminate the merger agreement if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement in any manner that was the primary cause of, or primarily resulted in, the failure of a condition to consummation of the merger.

Parent may also terminate the merger agreement:

●		if, at any time prior to receipt of the Company shareholder approval, the Board effects a change of Company recommendation; or

●		if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement such that the conditions of the Company would not be satisfied; (ii) Parent has delivered to the Company written notice of such breach or failure; and (iii) either such breach or failure is not capable of cure or at least 30 days have elapsed since the date of delivery of such written notice to the Company and such breach or failure has not been cured; provided, however, that Parent shall not be permitted to terminate the merger agreement if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement in any manner that was the primary cause of, or primarily resulted in, the failure of a condition to consummation of the merger.

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Termination Fees (see page 114)

Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of approximately $34.6 million. For more information, see the section titled “The Agreement and Plan of Merger—Expenses; Termination Fees,” on page 114.

Dissenters’ Rights (see page 116)

If the merger agreement is approved by the Company’s shareholders at the special meeting and the merger is consummated, any of the Company’s shareholders who do not vote in favor of the merger agreement and who otherwise strictly comply with Sections 302A.471 and 302A.473 of the MBCA will be entitled to demand payment for their shares and an appraisal of the value of those shares. The rights of dissenting shareholders under the MBCA are discussed in the section titled “Dissenters’ Rights,” beginning on page 116. Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the MBCA, which sections are attached as Annex D to this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (see page 86)

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as described in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 86) who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 86, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Where You Can Find More Information (see page 124)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers do not address all questions that may be important to you as a Company shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On December 8, 2020, the Company, Parent and Sub entered into the merger agreement. You are receiving this proxy statement in connection with the solicitation of proxies by the Company in favor of the proposal to approve and adopt the merger agreement and the other proposals described in this proxy statement. In addition, this document is our formal notice to you of your dissenters’ rights under Minnesota law.

Q:	As a shareholder, what will I receive in the merger?

A:	At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive $58.50 in cash, without interest thereon, other than (i) shares that are owned of record by any subsidiary of the Company (other than those held on behalf of a third party), (ii) shares owned of record by Parent, Sub or any of their respective subsidiaries (other than those held on behalf of a third party) and (iii) shares held by shareholders who have not voted in favor of approval and adoption of the merger agreement and who are entitled to demand and properly exercise dissenters’ rights with respect to such shares and complied in all respects with all the applicable provisions of the MBCA.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 86, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding Company equity awards and the Company’s equity plans in the merger?

A:	Your outstanding Company equity awards will be automatically exchanged for the applicable merger consideration, less any applicable exercise price, provided that if the exercise price of any outstanding Company option held by you equals or exceeds the merger consideration, then such outstanding Company option will be cancelled without consideration. The Company’s equity plans will terminate as of the closing of the merger. For information regarding the treatment of outstanding Company equity awards and the Company’s equity plans, see the section titled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page 93.

Q:	Where and when will the special meeting be held?

A:	The special meeting will be held virtually via the Internet on March 4, 2021 beginning at 11:00 AM Eastern Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our shareholders may have, as well as any quarantines or other similar protocols that governments may impose. As a result, the special meeting will be held in a virtual meeting format only, via live webcast. There will not be a physical meeting location. You will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/MTSC2021SGM (which we refer to as the “special meeting website”). If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials.

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To ensure that you will be represented, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. In certain circumstances, the special meeting could be adjourned to another time or place.

Q:	How do I attend the special meeting?

A:	You will be able to attend the special meeting online and vote your shares electronically by visiting the special meeting website. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials. During the special meeting, the Company shareholders will be able to vote their shares. Shares previously voted at the special meeting do not need to be voted again unless you intend to change or revoke your prior vote.

If you are a beneficial owner of shares held in “street name” and wish to vote via the special meeting website, you should contact your bank, broker, trust or other nominee to obtain your specific control number and further instructions. If you are not a holder of record as of the close of business on the record date, you will be permitted to vote at the special meeting via the special meeting website only if you have the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Company common stock as of the close of business on January 27, 2021, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

	●	a proposal to approve and adopt the merger agreement;

	●	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 76; and

	●	a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:	The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding voting shares of Company common stock. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

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The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon, assuming the presence of a quorum. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is approved and adopted by Company shareholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. An abstention from voting will have the same effect as a vote “AGAINST” the proposal but, assuming the presence of a quorum, a failure to vote will have no effect on this proposal.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon, assuming the presence of a quorum. In addition, even if a quorum is not present at the special meeting, either the chairman of the special meeting or the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time without further notice, provided that the date, time and place at which the special meeting will be reconvened is announced at the special meeting at which adjournment is taken and the adjourned special meeting is held not more than 120 days after the date fixed for the original special meeting. In each case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal but, assuming the presence of a quorum, a failure to vote will have no effect on this proposal. Even if the proposal to adjourn the special meeting is not approved by the Company shareholders, the chairman of the special meeting, as otherwise permitted under the merger agreement, may adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Q:	How does the Board recommend that I vote on the proposals?

A:	Upon careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and its shareholders, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate.

For a discussion of the factors the Board considered in determining to recommend the approval and adoption of the merger agreement, please see the section titled “The Merger—Reasons for Recommending the Approval and Adoption of the Merger Agreement,” beginning on page 50. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have various interests in the merger that may be in addition to, or different from, the interests of Company shareholders generally. See the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 76.

Q:	Are there any requirements that I must meet to attend the special meeting?

A:	If you wish to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials. Please note that if your shares of Company common stock are held in the name of a bank, broker, trust or other nominee, you are considered the “beneficial holder” of such shares held for you in what we refer to as “street name.” If you hold your shares in “street name,” you should contact your bank, broker, trust or other nominee to obtain your specific control number and further instructions. To ensure that you will be represented, even if you plan to attend the special meeting via the special meeting website, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote by ballot via the special meeting website, your vote will revoke any proxy that you have previously submitted. Please contact your bank, broker, trust or other nominee for instructions regarding obtaining your specific control number and further instructions.

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Q:	How many shares need to be represented at the special meeting?

A:	The presence at the special meeting, via the special meeting website or by proxy, of the holders of a majority of the shares of Company common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 19,474,695.082 shares of Company common stock outstanding. If you are a Company shareholder of record (i.e., your shares of Company common stock are registered in your name with the Company’s transfer agent) as of the close of business on the record date and you vote by mail, by telephone, through the Internet or via the special meeting website, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee and these proxy materials are being forwarded to you by that entity) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by shareholders that are present via the special meeting website, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such shareholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger?

A:	In 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions, such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section titled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal,” on page 28.

Q:	What will happen if Company shareholders do not approve the non-binding advisory merger-related compensation proposal?

A:	The vote to approve the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to approve and adopt the merger agreement. Approval of the non-binding advisory merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is approved and adopted by the Company shareholders and the merger is completed, the compensation subject to the non-binding merger-related compensation proposal will be paid to our named executive officers even if the proposal is not approved.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

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Q:	How do I vote if I am a shareholder of record?

A:	You may vote by:

	●	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

	●	submitting your proxy by using the telephone number printed on each proxy card you receive;

	●	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

	●	via the special meeting website.

If you are submitting your proxy by telephone or through the Internet (excluding voting through the special meeting website), your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting via the special meeting website at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting via the special meeting website to ensure that your shares of Company common stock are represented at the special meeting. If you vote at the special meeting via the special meeting website, such vote will automatically revoke any proxy you previously submitted.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares of Company common stock will be voted “FOR” the proposal to approve and adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

Q:	What if my shares of Company common stock are held for me in “street name” by a bank, broker, trust or other nominee; will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals without my direction?

A:	No. If your shares of Company common stock are held in “street name,” you are not the “shareholder of record” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, broker, trust or other nominee. You, as the beneficial holder, generally have the right to direct your bank, broker, trust or other nominee as to how to vote your shares of Company common stock. Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:	Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Under applicable stock exchange rules, brokers have the discretion to vote your shares of Company common stock on routine matters if you fail to instruct your broker on how to vote your shares of Company common stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers, trusts and other nominees cannot vote on these proposals without your instructions. It is important that you instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options. You are invited to attend the special meeting via the special meeting website even if you are not a shareholder of record; however, if you are not a shareholder of record, you may not vote your shares at the special meeting via the special meeting website unless you have the 16-digit control number included in your voting instruction form that accompanies your proxy materials.

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Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to our Corporate Secretary at MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone, the Internet or through the special meeting website. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting via the special meeting website. However, simply attending the special meeting without voting will not revoke or change your proxy.

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals set forth in this proxy statement.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Company common stock are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control numbers on each proxy card.

Q:	What happens if I sell or otherwise transfer my shares of Company common stock after the record date but before the special meeting? What happens if I sell or otherwise transfer my shares of Company common stock after the special meeting but before the effective time?

A:	The record date for the special meeting is earlier than the date of the special meeting and earlier than the expected effective time of the merger. If you own shares of Company common stock as of the close of business on the record date, but transfer your shares prior to the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. If you sell or transfer your shares of Company common stock after the special meeting but before the effective time, the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. In order to receive the merger consideration, you must hold your shares of Company common stock through the completion of the merger.

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Even if you sell or otherwise transfer your shares of Company common stock after the record date, we encourage you to sign, date and return the enclosed proxy or submit your proxy to vote via the Internet or by telephone, or, if your shares are held in “street name” through a bank, broker, trust or other nominee, instruct your bank, broker, trust or other nominee on how to vote your shares using the instructions provided by your bank, broker, trust or other nominee.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:	Yes. As a holder of our common stock, you are entitled to exercise dissenters’ rights under the MBCA in connection with the merger if you take certain actions and meet certain conditions. For additional information, see the section titled “Dissenters’ Rights,” beginning on page 116.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, shareholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company equity awards now?

A:	No. There is no need for you to do anything with respect to your Company equity awards at this time. For additional information, see the section titled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page 93.

Q:	When is the merger expected to be completed?

A:	The Company and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the middle of 2021, subject to the receipt of required regulatory approvals and the satisfaction of other closing conditions, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to the closing are satisfied (or, to the extent permitted, waived), including the approval and adoption of the merger agreement by Company shareholders and the receipt of certain regulatory approvals. For additional information, see the section titled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 110.

Q:	What happens if the merger is not completed?

A:	If the proposal to approve and adopt the merger agreement is not approved by the holders of a majority of the outstanding voting shares of Company common stock or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, in that situation the Company would remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ. We expect that holders of shares of Company common stock would continue to be subject to the same risks to which they are currently subject with respect to their ownership of Company common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay Parent the Company termination fee. For additional information, see the section titled “The Merger—Consequences if the Merger is Not Completed,” on page 86.

Q:	Who will count the votes?

A:	The votes will be counted by the inspector of elections appointed for the special meeting.

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Q:	Where can I find the voting results of the special meeting?

A:	The Company intends to announce preliminary results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed. See “Where You Can Find More Information,” on page 124.

Q:	Where can I find more information about the Company?

A:	The Company files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section titled “Where You Can Find More Information,” on page 124.

Q:	Who can help answer my questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of the proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Email: proxy@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

If your shares of Company common stock are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement which are not historical in nature are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “should,” “could,” “intend,” “estimate,” “expect,” “likely,” “continue,” “plan,” “projects,” “positioned,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this proxy statement. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation:

●	the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the receipt of shareholder and regulatory approvals;
●	unanticipated difficulties or expenditures relating to the proposed merger;
●	legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Board, the Company’s executive officers and others following the announcement of the proposed merger;
●	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;
●	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;
●	the response of customers, distributors, suppliers, business partners and regulators to the announcement of the proposed merger;
●	the COVID-19 novel (coronavirus) pandemic and measures taken to contain the outbreak;
●	political, economic and other risks inherent in operating in foreign countries;
●	competition;
●	changes in customer demand cycles that may impact customer demand for the Company’s product and in turn cause the Company to fail to meet its expectations as to revenue;
●	difficulty obtaining or increases in the costs of materials or components for the Company’s products;
●	failure to achieve long-term growth plans;
●	the restructuring actions the Company initiated during fiscal year 2020 may not provide the expected results or cost more than the Company’s estimates;
●	delays, increased costs or other unanticipated consequences related to certain Test & Simulation production operations in China performed by the Company’s contract manufacturing partner;
●	inability to accurately plan for new products;
●	increased expenses or fluctuations in the Company’s periodic financials results due to irregular backlog, sales, delivery and acceptance cycle for many of the Company’s products;
●	product liability or other commercial litigation;
●	difficulties obtaining and retaining the services of skilled employees;
●	impairment charges for goodwill, indefinite-lived intangibles and long-lived assets;
●	the level and terms of the Company’s indebtedness;
●	interest rate risk due to the Company’s variable rate indebtedness;
●	the terms of the Company’s existing indebtedness allow the Company, under certain circumstances, to incur substantially more debt, substantial ordinary course operating obligations and enter into other transactions, which would increase the Company’s leverage;
●	failure to comply with laws and regulations regarding government contracts;
●	costs and constraints related to compliance with government regulations and policies;
●	failure to protect the Company’s intellectual property effectively or infringement upon the intellectual property of others;

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●	inability to protect the Company’s information systems against misappropriation of data or breaches of security or the Company’s inability or perceived inability to comply with evolving regulations and legal obligations related to data privacy, data protection and information security;
●	additional costs imposed on the Company to conduct a good faith reasonable country of origin analysis on its use of conflict minerals;
●	failure to maintain effective processes and controls relative to adherence to the Company’s Code of Conduct and related company policies;
●	uncertainty and costs of compliance due to changing environmental regulations and industry standards, as well as the potential physical risks of climate change; and
●	other factors described in the Company’s annual report on Form 10-K for the fiscal year ended October 3, 2020, which was filed with the SEC on December 15, 2020 and Current Reports on Form 8-K filed with the SEC (see the section titled “Where You Can Find More Information,” on page 124).

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement.

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PARTIES TO THE MERGER

MTS Systems Corporation

MTS Systems Corporation, a Minnesota corporation, is a leading global supplier of advanced test systems, motion simulators and precision sensors. The Company’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. The Company’s high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications.

The Company became a publicly traded company in 1966. Shares of Company common stock are listed on the NASDAQ and trade under the symbol “MTSC.”

The Company’s principal executive offices are located at 14000 Technology Drive, Eden Prairie, Minnesota 55344. Our telephone number is (952) 937-4000. Our website address is www.mts.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, certain of which are incorporated by reference in this proxy statement. See the section titled “Where You Can Find More Information,” on page 124, for more information.

Amphenol Corporation

Amphenol Corporation, a Delaware corporation, is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Parent designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Parent has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Shares of Parent’s common stock are listed on the New York Stock Exchange and trade under the symbol “APH.”

Parent’s principal executive offices are located at 358 Hall Avenue, Wallingford, Connecticut 06492. Parent’s telephone number is (203) 265-8900.

Moon Merger Sub Corporation

Moon Merger Sub Corporation, a Minnesota corporation, is a wholly-owned subsidiary of Parent, formed on December 3, 2020, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s proposed acquisition of the Company. Upon completion of the merger, Sub will have been merged with and into the Company, and Sub will cease to exist.

Sub’s principal executive offices are located at 1010 Dale Street N., Saint Paul, Minnesota 55117. Its telephone number is (203) 265-8900.

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THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Company for use at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held virtually via the Internet on March 4, 2021 beginning at 11:00 AM Eastern Time. The Company has chosen to hold the special meeting solely by means of remote location (via the Internet) and not in a physical location given the current public health impacts of the COVID-19 (coronavirus) pandemic and our desire to promote the health and safety of the Company shareholders, as well as the Company’s directors, officers, employees and other constituents.

Company shareholders who wish to attend the special meeting will need the 16-digit control number included on the proxy card or voting instruction form that accompanies their proxy materials. Please note that, if you hold your shares of Company common stock in “street name,” you should contact your bank, broker, trust or other nominee to obtain your control number and further instructions on how to attend the special meeting. To ensure that you will be represented, even if you plan to attend the special meeting via the special meeting website, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote by ballot via the special meeting website, your vote will revoke any proxy that you have previously submitted. Please contact your bank, broker, trust or other nominee for instructions regarding obtaining your specific control number and further instructions.

Purpose of the Special Meeting

At the special meeting, Company shareholders of record will be asked to consider and vote on:

●	a proposal to approve and adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Sub will merge with and into the Company, with the Company continuing as the surviving corporation;

●	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 76; and

●	a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Recommendation of the Board

The Board has carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board has (i) determined that the merger agreement and the transactions contemplated thereby are in the best interests of the Company and its shareholders, (ii) unanimously approved, adopted and declared advisable the execution, delivery and performance of the merger agreement by the Company, and, subject to receiving the Company shareholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the approval and adoption of the merger agreement be submitted to a vote of the shareholders of the Company at a shareholder meeting called for such purpose and (iv) resolved to recommend approval and adoption of the merger agreement by the shareholders of the Company in accordance with applicable provisions of the laws of the State of Minnesota at such shareholder meeting on the terms set forth in the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve and adopt the merger agreement.

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The Board also unanimously recommends a vote “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on January 27, 2021, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. If you sell or transfer your shares of Company common stock after the record date but before the special meeting, you will transfer the right to receive merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of Company common stock, but you will retain your right to vote those shares at the special meeting. As of the record date, there were 19,474,695.082 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, via the special meeting website or by proxy, of the holders of 9,737,348 shares of Company common stock (a majority of the shares of Company common stock entitled to vote at the special meeting) constitutes a quorum for the special meeting.

If you are a Company shareholder of record and you vote by mail, by telephone or through the Internet or at the special meeting via the special meeting website, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by shareholders of record that are present via the special meeting website or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such shareholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding voting shares of Company common stock.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon, assuming the presence of a quorum. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is approved and adopted by Company shareholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon, assuming the presence of a quorum. In addition, even if a quorum is not present at the special meeting, either the chairman of the special meeting or the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time without further notice, provided that the date, time and place at which the special meeting will be reconvened is announced at the special meeting at which adjournment is taken and the adjourned special meeting is held not more than 120 days after the date fixed for the original special meeting. Even if the proposal to adjourn the special meeting is not approved by the Company shareholders, the chairman of the special meeting, as otherwise permitted under the merger agreement, may adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

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Effect of Failures to Vote, Abstentions and Broker Non-Votes

A “failure to vote” occurs when shares are not represented in person or by proxy at the special meeting.

An “abstention” occurs when a shareholder indicates on their proxy that they wish to abstain from voting, including when banks, brokers or other nominees holding their customers’ shares cause abstentions to be recorded. These shares are considered present and entitled to vote at the special meeting and will count towards determining whether or not a quorum is present at the meeting.

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding voting shares of Company common stock. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon, assuming the presence of a quorum. Consequently, an abstention from voting will have the same effect as a vote “AGAINST” the proposal but, assuming the presence of a quorum, a failure to vote will have no effect on the proposal.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon, assuming the presence of a quorum. In addition, even if a quorum is not present at the special meeting, either the chairman of the special meeting or the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time without further notice, provided that the date, time and place at which the special meeting will be reconvened is announced at the special meeting at which adjournment is taken and the adjourned special meeting is held not more than 120 days after the date fixed for the original special meeting. In each case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal but, assuming the presence of a quorum, a failure to vote will have no effect on this proposal. Even if the proposal to adjourn the special meeting is not approved by the Company shareholders, the chairman of the special meeting, as otherwise permitted under the merger agreement, may adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

A broker non-vote occurs when shares held by a broker are represented at a meeting, but the broker has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal, but has discretionary voting power on other proposals at such meeting. Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted as present in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding voting shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of each such proposal.

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How to Vote

Shareholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card to see which options are available to you. The telephone and Internet voting facilities (excluding voting through the special meeting website) for shareholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting. If your shares are held in “street name,” please refer to the information forwarded by your bank, broker, trust or other nominee to see which voting options are available to you.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal if it is described in this proxy statement and otherwise in the discretion of the proxy holders. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will NOT be able to vote your shares on any of the proposals.

If you wish to vote at the special meeting via the special meeting website and your shares are held in the name of a bank, broker, trust or other nominee, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials. Shareholders of record who have registered in advance to attend the special meeting will be able to vote at the special meeting via the special meeting website.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to those shareholders who hold certificated shares if the merger is completed.

Revocation of Proxies

Any proxy given by a Company shareholder of record may be revoked at any time before it is voted at the special meeting by doing any of the following:

●	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

●	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344, stating that the proxy is revoked;

●	by submitting a later-dated proxy card relating to the same shares of Company common stock; or

●	by attending the special meeting and voting via the special meeting website (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote via the special meeting website at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

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Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed from time to time to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement. Your shares will be voted on any adjournment proposal submitted to shareholders in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon. In addition, even if a quorum is not present at the special meeting, either the chairman of the special meeting or the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time without further notice, provided that the date, time and place at which the special meeting will be reconvened is announced at the special meeting at which adjournment is taken and the adjourned special meeting is held not more than 120 days after the date fixed for the original special meeting. The chairman of the special meeting, as otherwise permitted under the merger agreement, may adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement. In addition, the Board may postpone the special meeting under certain circumstances and as otherwise permitted under the merger agreement.

Solicitation of Proxies

The Company is soliciting proxies on the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained MacKenzie Partners to assist in the solicitation process. The Company will pay MacKenzie Partners a fee of approximately $25,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to, or arise out of, its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

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PROPOSAL 1: Approval and ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Company shareholders will consider and vote on a proposal to approve and adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. In addition, see the sections titled “The Merger,” beginning on page 30, and “The Agreement and Plan of Merger,” beginning on page 91.

The Board unanimously recommends that Company shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to approve and adopt the merger agreement.

The approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding voting shares of Company common stock.

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PROPOSAL 2: NON-BINDING ADVISORY MERGER-RELATED COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 81, including the table titled “Golden Parachute Payments” and accompanying footnotes. Accordingly, Company shareholders are being provided with the opportunity to cast a non-binding advisory vote on such payments.

As an advisory vote, this proposal is not binding upon the Company, the Board or Parent or any of the Company’s or Parent’s subsidiaries and approval of this proposal is not a condition to completion of the merger and the merger-related named executive officer compensation subject to this non-binding advisory vote will not be affected by the outcome of this non-binding advisory vote. However, the Company seeks your support and believes that your support is appropriate because the Company has a comprehensive executive compensation program designed to link the compensation of the Company’s executive officers with the Company’s performance and the interests of Company shareholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the shareholders of MTS Systems Corporation approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of MTS Systems Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 81 of its proxy statement (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Company shareholders vote “FOR” the non-binding advisory merger-related compensation proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding advisory merger-related compensation proposal.

The approval of the non-binding advisory merger-related compensation proposal requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon. The approval of the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to approve the proposal to approve and adopt the merger agreement, and does not affect whether the proposal to approve and adopt the merger agreement is approved. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is approved and adopted by Company shareholders and the merger is completed, the compensation subject to this non-binding advisory vote will be payable, subject to the terms of the underlying agreements and plans, to the Company’s named executive officers even if this proposal is not approved.

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PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Company may seek to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

The Board unanimously recommends that shareholders vote “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting and entitled to vote thereon. In addition, even if a quorum is not present at the special meeting, either the chairman of the special meeting or the affirmative vote of a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time without further notice, provided that the date, time and place at which the special meeting will be reconvened is announced at the special meeting at which adjournment is taken and the adjourned special meeting is held not more than 120 days after the date fixed for the original special meeting. Even if the proposal to adjourn the special meeting is not approved by the Company shareholders, the chairman of the special meeting, as otherwise permitted under the merger agreement, may adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

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THE MERGER

Overview

The Company is seeking the approval and adoption by Company shareholders of the merger agreement. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will be merged with and into the Company. The Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Board has unanimously approved the merger agreement and unanimously recommends that Company shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled and cease to exist and will be automatically converted into the right to receive $58.50 in cash, without interest thereon, subject to any applicable withholding taxes, other than (i) shares of Company common stock that are owned of record by the Company or any subsidiary of the Company (other than those held on behalf of a third party), (ii) shares owned of record by Parent, Sub or any of their respective subsidiaries (other than those held on behalf of a third party) and (iii) shares held by shareholders who have not voted in favor of approval and adoption of the merger agreement and who are entitled to demand and properly exercise dissenters’ rights with respect to such shares and complied in all respects with all the applicable provisions of the MBCA.

Following the completion of the merger, the Company will cease to be a publicly traded company.

Background of the Merger

The Board and Company management regularly evaluate the Company’s long-term strategic plans and objectives, and have, from time to time, considered a range of financial and strategic opportunities to enhance shareholder value, including various investments and divestitures, potential business combinations and other strategic transactions.

In early 2019 and early 2020, the Company sought to inquire of an industry participant (which we refer to as “Party A”) whether Party A would be interested in exploring a potential strategic transaction. At that time, the Company did not receive a response from Party A regarding whether it would be interested in exploring a potential transaction.

In January 2020, a private equity sponsor (which we refer to as “Party B”) contacted the Company to indicate that it would be interested in exploring a potential sale of the Company or other strategic transaction if the Company wanted to engage in those discussions. Party B did not submit a formal proposal to acquire the Company.

On May 14, 2020, the Company announced that Dr. Jeffrey Graves was stepping down as President and Chief Executive Officer effective May 22, 2020, and that Randy J. Martinez, a member of the Board, would be appointed Interim President and Chief Executive Officer of the Company while the Company conducted a search for a permanent President and Chief Executive Officer.

On May 26, 2020, Gilead Capital LP (which we refer to as “Gilead”) informed the Company of its ownership of shares of Company common stock and its request that the Company take certain governance actions, including appointing a representative of Gilead to the Board. On May 27, 2020, Gilead sent the Company a letter outlining its viewpoints and recommendations. On May 28, 2020, the Board held a meeting, with members of the Company’s senior management present, to discuss Gilead’s recommendations and a response to Gilead. At the direction of the Board, members of Company senior management engaged in discussions with Gilead in June and July 2020. In late July 2020, Gilead informed the Company that it had significantly reduced its position in shares of Company common stock.

On May 30, 2020, the Board held a meeting, with members of the Company’s senior management present. At this meeting, the Board discussed, among other things, a response to Gilead. The Board also discussed forming a committee of the Board comprised of the chairman of the Board, the Chief Executive Officer and the chairpersons of each of the standing committees of the Board to assist the Board in addressing certain strategic and operational considerations, including responding to acquisition proposals and other inquiries. The Board also discussed asking J.P. Morgan, the Company’s financial advisor, to attend the next Board meeting to address potential strategic alternatives available to the Company.

In June 2020, Party A contacted Mr. Martinez to express its interest in pursuing an acquisition of the Company in an all cash transaction. Mr. Martinez advised Party A the Company was not actively considering a strategic transaction, but if Party A had an offer it wished to convey, Mr. Martinez would discuss such offer with the Board.

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On June 3, 2020, the Board held a meeting, with representatives of J.P. Morgan and the Company’s senior management present for portions of the meeting. At the request of the Board, representatives of J.P. Morgan reviewed its preliminary financial analyses of certain potential strategic alternatives available to the Company, including execution of the Company’s standalone business plan, divestitures, strategic combinations, a sale of the Company to a financial sponsor or an industry participant, transformative acquisitions or tuck-in acquisitions. Management and J.P. Morgan also reviewed with the Board the Company’s current capital structure and terms of its existing debt facility, including its leverage ratio and various liquidity scenarios. Also at this meeting, the Board created a Special Finance and Operations Committee comprised of the chairpersons of each of the standing committees of the Board, which represented three of the seven members of the Board. The mandate of the Special Finance and Operations Committee was to assist the Company in efficiently evaluating potential financing options and in responding to acquisition inquiries and shareholder activism campaigns. In light of the role of a J.P. Morgan affiliate as administrative agent and a lender under the Company’s existing credit facility, the Board also instructed management to retain a second financial advisor to assist the Company in evaluating potential financing options and in responding to acquisition inquiries and shareholder activism campaigns.

On June 8, 2020, the Special Finance and Operations Committee held a meeting, with members of the Company’s senior management present. At the meeting, the Special Finance and Operations Committee discussed, among other things, the engagement of potential legal and financial advisors to assist the Board and the Special Finance and Operations Committee in the evaluation of strategic matters, including acquisition proposals and shareholder activism.

On June 13, 2020, the Special Finance and Operations Committee held a meeting, with members of senior management present for a portion of the meeting. During the meeting, the Special Finance and Operations Committee discussed the inquiry Mr. Martinez received from Party A. The Special Finance and Operations Committee discussed potential next steps, including the formal engagement of J.P. Morgan and Evercore to advise the Company with respect to acquisition inquiries and shareholder activism campaigns. The Board considered the qualifications of each investment bank to serve as a financial advisor in connection with potential strategic alternatives and evaluated each investment bank on various criteria, including, among other things, its past relationship with and knowledge of the Company, its expertise in the industrial technology industry and the investment banking team’s past experience advising other companies in connection with similar circumstances. Based on the foregoing criteria, the Special Finance and Operations Committee determined that the Company would be best served by engaging both J.P. Morgan and Evercore in connection with the evaluation of strategic matters.

On June 22, 2020, the Special Finance and Operations Committee held a meeting, with members of senior management present for a portion of the meeting. During the meeting, the Special Finance and Operations Committee discussed the inquiry Mr. Martinez received from Party A as well as potential amendments to the Company’s existing credit facility.

On June 26, 2020, the Company received a preliminary, non-binding indication of interest from Party A offering to acquire the Company at a price of $32.00 to $36.00 per share in cash. Party A requested access to certain non-public information to assist in its due diligence process. Party A noted it intended to finance the transaction through a combination of debt financing and the issuance of new equity and also indicated its offer would be conditioned on receiving the approval of its shareholders.

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On July 6, 2020, the Special Finance and Operations Committee held a meeting, with members of senior management present for a portion of the meeting. The Special Finance and Operations Committee reviewed the indication of interest received from Party A. Following discussion, the consensus of the Special Finance and Operations Committee was that Party A’s proposal did not accurately reflect the intrinsic value of the Company and that it was in the best interests of the Company’s shareholders to decline Party A’s proposal. The Special Finance and Operations Committee also discussed the engagement of Sidley Austin LLP (which we refer to as “Sidley”) as legal counsel to the Company in connection with strategic matters. Following the meeting, Mr. Martinez discussed the letter from Party A with the two members of the Board who do not serve on the Special Finance and Operations Committee. Those Board members concurred with the determination of the Special Finance and Operations Committee.

On July 8, 2020, an industry participant (which we refer to as “Party C”) contacted Mr. Martinez indicating its interest in pursuing a potential strategic transaction with the Company. Mr. Martinez stated that while the Company was not currently actively considering a strategic transaction, if Party C had an offer it wished to convey, Mr. Martinez would discuss such offer with the Board. Party C did not submit a formal proposal to the Company.

On July 9, 2020, an industry participant (which we refer to as “Party D”) contacted Mr. Martinez indicating its interest in pursuing an acquisition of the Company in an all-cash transaction. Mr. Martinez stated that while the Company was not currently actively considering a strategic transaction, if Party D had an offer it wished to convey, Mr. Martinez would discuss such offer with the Board.

On July 10, 2020, consistent with the instructions from members of the Board, the Company informed Party A of the Board’s position regarding its acquisition proposal.

On July 17, 2020, the Special Finance and Operations Committee held a meeting, with members of senior management present for a portion of the meeting. During the meeting, the Special Finance and Operations Committee discussed the various inquiries received from potentially interested parties. The Special Finance and Operations Committee discussed potential next steps, including the ongoing work with J.P. Morgan and Evercore to assist the Board with assessing these inquiries.

Also on July 17, 2020, Party A sent a letter to the Board reiterating its interest in acquiring the Company and its request for access to non-public information, and further indicating that it would be willing to consider increasing its offer price if supported by its due diligence.

On July 29, 2020, the Board held a regularly scheduled meeting, with members of the Company’s senior management present. At the meeting, Mr. Martinez updated the Board on the unsolicited inquiries from potentially interested parties. The Board discussed retaining J.P. Morgan and Evercore as financial advisors to the Company in connection with strategic planning, including with evaluating strategic proposals received by the Company.

On August 6, 2020, the Company executed an engagement letter with J.P. Morgan in connection with the Board’s evaluation of strategic matters.

On August 7, 2020, the Special Finance and Operations Committee held a meeting, with representatives from J.P. Morgan, Evercore, Sidley and Company senior management present. Management discussed with the Special Finance and Operations Committee the various unsolicited expressions of interest the Board had received.

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On August 10, 2020, the Board convened a special meeting, with representatives from J.P. Morgan and Evercore, representatives of Sidley, and the Company’s senior management present. Management discussed with the Board the various unsolicited expressions of interest the Board had received. Management reviewed with the Board the Company’s performance to date and the status of the Company’s annual operating plan process, including the preparation of a five-year forecast in connection with the Company’s customary annual planning process. Representatives of J.P. Morgan and Evercore reviewed their preliminary financial analyses of certain strategic alternatives the Board could consider, including execution of the Company’s standalone business plan, an equity financing, a divestiture of one of the Company’s businesses, a combination with industry participants, a sale of the Company to a financial sponsor or an industry participant, a transformative acquisition or other acquisitions. After discussion, the Board determined that Party A’s proposal significantly undervalued the Company and that it was in the best interests of the Company’s shareholders to decline Party A’s formal proposal.

On August 14, 2020, as directed by the Board, the Company informed Party A of the Board’s determination that Party A’s proposal significantly undervalued the Company.

In August 2020, an industry participant (which we refer to as “Party E”) contacted Mr. Martinez indicating its interest in pursuing a potential transaction with the Company. Mr. Martinez stated that while the Company was not currently actively considering a strategic transaction, if Party E had an offer it wished to convey, Mr. Martinez would discuss such offer with the Board. Party E did not submit a formal proposal to the Company.

On August 19, 2020, a private equity sponsor (which we refer to as “Party F”) contacted Mr. Martinez indicating its interest in pursuing a potential equity investment in the Company. Mr. Martinez stated that while the Company was not currently actively considering a capital investment, if Party F had an offer it wished to convey, Mr. Martinez would discuss such offer with the Board. Party F did not submit a formal proposal to the Company.

On August 21, 2020, the Company received a non-binding indication of interest from Party D offering to acquire the Company at a price of $40.00 per share in cash. Party D requested a response from the Company by August 31, 2020. Party D stated that it preferred to pursue a privately negotiated transaction, but reserved its right to publicly announce its interest in the Company and pursue other options to acquire the Company.

On August 24, 2020, the Special Finance and Operations Committee held a meeting, with members of the Company’s senior management present. Mr. Martinez reviewed with the Special Finance and Operations Committee the August 21 letter received from Party D. The Special Finance and Operations Committee discussed what actions the Company could take in response to the letter, including working with the Company’s advisors and scheduling a Board meeting to review the letter.

On August 25, 2020, at the request of the Special Finance and Operations Committee, Mr. Martinez contacted Party D’s Chairman to indicate that the Board required more time to consider Party D’s proposal. Party D’s Chairman agreed to extend the response deadline to September 11, 2020.

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Also on August 25, 2020, the Company received a preliminary, non-binding indication of interest from an industry participant (which we refer to as “Party G”) offering to acquire the Company at a price of $40.00 per share in cash. Party G requested access to certain non-public information to assist in its due diligence process and, potentially allow Party G to increase its purchase price.

On August 26, 2020, the Special Finance and Operations Committee held a meeting, with representatives of the Company’s senior management, J.P. Morgan, Evercore and Sidley present. Mr. Martinez provided an update on the unsolicited acquisition proposals received from Party A, Party D and Party G, which had been previously provided to the Special Finance and Operations Committee. He also updated the Special Finance and Operations Committee on the communications received from potentially interested parties, including from Party F regarding a potential equity investment, the inquiry from Party B regarding whether the Company would be interested in exploring a potential equity investment by Party B, the call from Party C regarding a potential strategic transaction, and the call from Party E regarding a potential transaction with the Company. Representatives of Sidley discussed with the Special Finance and Operations Committee the fiduciary obligations of the directors in considering the inquiries. The Special Finance and Operations Committee, management and the Company’s advisors discussed how the Board should proceed in terms of evaluating and responding to the unsolicited proposals and inquiries.

On August 27, 2020, Party A sent a letter to the Board increasing its offer price to $45.00 per share in cash, and reiterating its request for access to non-public information to determine its willingness to increase its offer price.

On August 28, 2020, an industry participant (which we refer to as “Party H”) contacted Brian T. Ross, the Chief Financial Officer of the Company, to express its interest in acquiring one of the Company’s business units.

On August 31, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley, and the Company’s senior management present. Mr. Martinez provided an update on the unsolicited acquisition proposals received from Party A, Party D and Party G, which had been previously provided to the Board and the discussions with Party H. He also noted the inquiries he had received from various other potential counterparties that had not resulted in formal proposals. Representatives of Sidley provided a legal overview of confidentiality, takeover mechanics and the Board’s fiduciary duties in considering and responding to unsolicited proposals. Representatives of J.P. Morgan and Evercore discussed with the Board profiles of Party A, Party D and Party G, their preliminary views regarding certain strategic alternatives the Board could consider and the Company’s share price performance. Following discussion, the Board determined to further evaluate the proposals and other strategic alternatives available to the Company. The Board instructed management to finalize the Company’s five-year forecast in connection with the Company’s stand-alone plan and requested that representatives of J.P. Morgan and Evercore prepare additional financial analysis of certain strategic alternatives the Board could consider.

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Also on August 31, 2020, the Company executed an engagement letter with Evercore related to Evercore’s assistance with the Board’s evaluation of strategic matters.

On September 3, 2020, Mr. Martinez contacted Party A’s CEO to indicate that the Board required more time to evaluate Party A’s proposal, and that it would endeavor to provide more specific feedback in approximately two weeks’ time.

On September 4, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present for a portion of the meeting. Mr. Martinez provided an update on discussions with the various potential counterparties. After discussion, the Board authorized Mr. Martinez to introduce the Company’s financial advisors to Party A’s financial advisors and to contact Party G to inform them that a response to their proposal was forthcoming.

On September 9, 2020, Mr. Martinez contacted Party G’s Chairman to indicate that the Board was evaluating Party G’s proposal and would provide a formal response in due course.

Also on September 9, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present for a portion of the meeting. The Company’s senior management presented the Company’s five-year forecast which, after discussion with the Board, the Board approved. The Board directed J.P. Morgan and Evercore to use the five-year forecast to update their preliminary financial analyses and review such updated financial analyses at the next Board meeting. Representatives of J.P. Morgan summarized a call between representatives of J.P. Morgan and Party A’s financial advisor on September 8, 2020, during which Party A’s financial advisor emphasized Party A’s willingness to pursue an acquisition of the Company. Mr. Martinez discussed with the Board the inquiry from Party H regarding an acquisition of one of the Company’s business units. The Board and the Company’s advisors discussed the various proposals received to date and potential responses to each party. The Board determined to continue its discussion at the next Board meeting after review of updated preliminary financial analyses from J.P. Morgan and Evercore. The Board directed Mr. Martinez to contact Party D to request an extension of Party D’s deadline for the Company’s response to its proposal.

On September 10, 2020, Mr. Martinez contacted Party D’s Chairman to request a further extension of the deadline for a response to Party D’s proposal. Party D’s Chairman agreed to extend the response deadline to September 16, 2020.

On September 14, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present for various portions of the meeting. Representatives of Sidley provided a legal update to review the Board’s fiduciary duties when considering potential strategic alternatives, including a sale of the Company. Representatives of Sidley also reviewed the relationship disclosure provided by J.P. Morgan and Evercore regarding their respective material relationships with each of the potential counterparties. The Board concluded that none of the disclosures caused the Board to believe that either J.P. Morgan or Evercore would not be able to provide independent advice to the Company in connection with a potential transaction. The Board, senior management and Sidley discussed the process for and limitations on, ongoing communications between members of management and potential counterparties to a strategic transaction, in particular with respect to post-closing employment agreements. Representatives of J.P. Morgan and Evercore reviewed their preliminary financial analysis of the Company, the unsolicited offers and certain strategic alternatives the Board could consider, including execution of the Company’s standalone business plan, public or private equity financing, a divestiture of one of the Company’s businesses, a combination with industry participants, a sale of the Company to a financial sponsor or an industry participant, a transformative acquisition or other acquisitions. After extended discussion with its legal and financial advisors, the Board concluded not to explore any of these transactions at that time based on the relative risks and potential value of each alternative, but that it would continue to respond to unsolicited formal proposals. The Board and the Company’s advisors discussed the proposals from Party A, Party D and Party G and recent discussions with each potential counterparty and their representatives. After discussion, the Board determined that management should (i) respond to Party D and Party G indicating that their respective proposals undervalued the Company and the Company was not, at that time, prepared to provide non-public information and (ii) respond to Party A indicating that the Company would be willing to provide Party A access to non-public information to facilitate Party A further increasing its offer price.

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On September 16, 2020, the Company separately informed each of Party D’s Chairman and Party G’s Chairman, respectively, that the Board determined that their respective proposals significantly undervalued the Company relative to other alternatives, but the Board might be willing to engage in discussions if each of those parties significantly increased its respective offer price. In response, Party D’s Chairman indicated that Party D remained interested in pursuing a transaction with the Company and requested that representatives of the Company’s financial advisors engage directly with Party D to discuss a potential transaction.

On September 17, 2020, Mr. Martinez informed Party A’s CEO that the Board continued to believe that Party A’s proposal significantly undervalued the Company, but the Board would be willing to provide Party A access to non-public information, subject to an acceptable confidentiality agreement, to facilitate Party A to increase its offer price. Later that day, Sidley delivered to Party A and its legal counsel a draft confidentiality agreement.

On September 18, 2020, Party G sent a letter to the Board reiterating its offer price of $40.00 per share in cash, and requested that the Company respond by September 23, 2020. Party G stated it preferred to pursue a privately negotiated transaction, but reserved its right to publicly announce its interest in the Company and pursue other options to acquire the Company.

From September 20 to September 27, 2020, representatives of the Company’s financial advisors engaged in discussions with each of the financial advisors to Party A and Party G and with Party D’s senior management regarding their respective proposals.

On September 23, 2020, consistent with the Board’s discussions and instructions, Mr. Martinez reiterated to Party G’s Chairman and the CEO the Board’s determination that Party G’s proposal significantly undervalued the Company, but that the Board would be willing to engage in discussions if Party G was willing to transact at a significantly higher value.

On September 25, 2020, the Company and Party A executed a confidentiality agreement including a customary standstill provision that would terminate under certain circumstances, including upon the Company’s execution of a definitive agreement for a change of control transaction with a third party. At that time, Party A disclosed to the Company that it owned approximately 4.7% of the outstanding shares of common stock of the Company.

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Also on September 25, 2020, Party D sent a letter to the Board increasing its offer price to $45.00 per share in cash, and requesting access to non-public information in order to conduct due diligence.

On September 28, 2020, the Company received a preliminary, non-binding indication of interest from a private equity sponsor (which we refer to as “Party I”), offering to acquire the Company at a price of $33.00 to $35.00 per share in cash. Party I also requested access to non-public information in order to conduct due diligence. Party I’s proposal indicated that Party I intended to finance the proposed acquisition of the Company through a combination of debt and equity.

Later on September 28, 2020, the Special Finance and Operations Committee held a meeting. Members of senior management were present for a portion of the meeting. During the meeting, the Special Finance and Operations Committee discussed the inquiry Mr. Martinez received from Party I and the status of discussions with other potential counterparties.

On September 29, 2020, Party G sent a letter to the Board increasing its offer price to $43.00 per share in cash, and asking the Board to confirm, by the close of business on October 2, 2020, that the Board intended to conduct a sale process for the Company. Party G reserved its right to communicate its proposal directly to the Company’s shareholders. Party G also disclosed that it had acquired shares of Company common stock in order to reserve its rights with respect to potential shareholder actions.

On September 29, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present for various portions of the meeting. Mr. Martinez addressed Party G’s recent letter to the Board, and representatives of J.P. Morgan and Evercore summarized their recent discussions with Party G’s financial advisor. The Board also discussed the recent letter from Party D increasing its offer price to $45.00 per share and the letter from Party I, which reflected a price significantly lower than the proposals received from strategic parties. After discussion, the Board concluded that management should negotiate confidentiality agreements with both Party D and Party G and provide them with non-public information to encourage both potential counterparties to increase their offer prices. The Board and the Company’s advisors then discussed the best approach to maximize shareholder value should the Board ultimately agree to a sale of the Company. Representatives of J.P. Morgan and Evercore reviewed the potential methods of soliciting other offers, and representatives of Sidley advised the Board on its fiduciary duties in connection with a potential sale of the Company. The Board discussed considerations with respect to each method, including the extent of price discovery each method offered and potential adverse consequences to the Company that could result from pursuing such processes. Following these discussions, the Board determined that a broader solicitation of parties potentially interested in acquiring the Company and able to make competitive offers would be in the best interests of the Company and its shareholders. In connection with these conversations, the Board, management and the Company’s advisors identified six potential strategic parties and the Board authorized J.P. Morgan and Evercore to contact these parties to solicit and assess their interest. The Board also instructed management to inform Party I that its proposed offer price was too low for the Board to consider proceeding with Party I.

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On September 30, 2020, Mr. Martinez informed Party D’s Chairman that the Board continued to believe that Party D’s proposal undervalued the Company, but that the Board would be willing to provide Party D with access to non-public information, subject to an acceptable confidentiality agreement, in order to facilitate Party D increasing its proposed price.

In October of 2020, consistent with the Board’s instructions and discussions with the Company’s senior management, representatives of J.P. Morgan and Evercore contacted six strategic parties (including Parent and an industry participant (which we refer to as “Party J”) to determine whether they were interested in potentially pursuing a strategic transaction with the Company. Of these six parties, three, including Parent and Party J, entered into confidentiality agreements with the Company. Each of the confidentiality agreements contained a standstill provision which either terminated or permitted the counterparty to make private proposals to the Company if the Company entered into a definitive agreement for a change of control transaction. One of these three parties elected not to explore an acquisition of the Company after signing a confidentiality agreement. The other three strategic parties that representatives of J.P. Morgan and Evercore contacted at the direction of the Board elected not to sign a confidentiality agreement.

Starting in October 2020, Parent, Party A, Party D and Party J proceeded to perform due diligence on the Company.

On October 1, 2020, Sidley delivered to Party D and its legal counsel a draft confidentiality agreement containing a customary standstill provision that would terminate under certain circumstances, including upon the Company’s execution of a definitive agreement for a change of control transaction with a third party. The Company and Party D executed a confidentiality agreement on October 3, 2020.

Also on October 1, 2020, Mr. Martinez informed Party G that the Board continued to believe that Party G’s proposal undervalued the Company, but that the Board would be willing to provide Party G with access to the Company’s non-public information, subject to an acceptable confidentiality agreement, in order to facilitate Party G increasing its proposed price. Later that day, Sidley delivered to Party G and its legal counsel a draft confidentiality agreement.

On October 2, 2020, Sidley delivered to Party G and its legal counsel a draft confidentiality agreement containing a customary standstill provision. Party G’s legal counsel informed Sidley that Party G would not agree to the standstill provision proposed by the Company. On October 8, 2020, Party G’s Chairman informed Mr. Martinez that Party G would not enter into a confidentiality agreement at that time, but rather intended to move forward with negotiations based on publicly-available information and that it would submit a revised proposal on the timeframe outlined by the Company.

Also on October 2, 2020, the Company informed Party I that the Board had reviewed Party I’s proposal and had determined not to engage further with Party I based on the Board’s belief that Party I’s proposal significantly undervalued the Company and that it was not in the best interests of the Company and its shareholders to engage in further discussions.

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Also on October 2, 2020, Party F contacted Mr. Martinez to discuss potential alternative financing transactions with the Company.

On October 5, 2020, the Special Finance and Operations Committee held a meeting with members of senior management of the Company and representatives of each of J.P. Morgan, Evercore and Sidley to discuss the outreach to potential bidders as authorized by the Board. The Company’s advisors reviewed with the Special Finance and Operations Committee the status of the discussions. Senior management also informed the Special Finance and Operations Committee of the inbound communication received from Party F in which it expressed an interest in exploring financing alternatives with the Company.

On October 6, 2020, Party I sent a letter to the Company increasing its offer price of $36.00 to $38.00 per share in cash, and again requesting access to non-public information to conduct due diligence.

On October 9, 2020, the Special Finance and Operations Committee held a meeting with members of senior management of the Company and representatives of each of J.P. Morgan, Evercore and Sidley. Mr. Martinez reviewed with the Special Finance and Operations Committee the October 8, 2020 letter from Party G and the October 6, 2020 letter from Party I. Representatives of J.P. Morgan and Evercore discussed with the Special Finance and Operations Committee a proposed timeline for delivery of indications of interest from each of the parties involved in the Company’s process. The Special Finance and Operations Committee authorized the Company’s advisors to distribute bid instruction letters to each of the potential bidders consistent with the Special Finance and Operations Committee’s discussions and to inform Party G regarding the timeline for submitting an updated indication of interest. The Special Finance and Operations Committee, senior management and the Company’s advisors discussed potential responses to Party I.

Following the meeting of the Special Finance and Operations Committee, the Company informed Party I that its proposed offer price significantly undervalued the Company and the Company would not engage in further discussions with Party I.

On October 10, 2020, representatives of J.P. Morgan and Evercore distributed bid instruction letters to Parent, Party A, Party D and Party J directing each such potential counterparty to submit a preliminary non-binding indication of interest to the Company no later than October 21, 2020 and indicating that counterparties selected to advance to the next round of negotiations would be provided with additional diligence information and the Company’s proposed form of definitive merger agreement.

On October 17, 2020, representatives of J.P. Morgan and Evercore informed Party G of the bid procedures.

On October 19, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present for a portion of the meeting. At the request of the Board, representatives of Sidley reviewed the Board’s fiduciary duties in connection with the Company’s process. Representatives of J.P. Morgan and Evercore reviewed their updated preliminary financial analyses of the Company. Representatives of J.P. Morgan and Evercore provided an update on the process, including the parties that had declined to participate and that Party G had declined to enter into a confidentiality agreement, but had indicated that it would submit a proposal based on publicly-available information. In addition, representatives of J.P. Morgan and Evercore updated the Board on the status of each potential counterparties’ due diligence process. Management also summarized the diligence presentations provided to each of the potential counterparties, other than Party G.

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On October 21, 2020, Engine Capital Management LLC (which we refer to as “Engine Capital”) contacted the Company’s investor relations department to indicate its interest in investing in the Company and to request a call with Company management to discuss the Company’s business.

Also on October 21, 2020, each of Parent, Party A and Party J submitted preliminary non-binding proposals to acquire the Company at a price of $41.00 per share, $47.00 per share and $42.00 per share, respectively, in cash, each subject to confirmatory due diligence and the final approval of each bidder’s respective board of directors. Parent’s and Party J’s proposal indicated that the transaction would not be subject to a financing condition, while Party A’s proposal indicated that Party A expected to finance the proposed acquisition with a combination of existing funds, new debt and an equity issuance, and that the proposed transaction would be conditioned on approval by Party A’s shareholders. Party D did not submit an updated proposal.

On October 22, 2020, Party I sent a letter to the Company increasing its offer price to a range of $43.00 to $45.00 per share in cash, subject to confirmatory due diligence.

Also on October 22, 2020, Party B contacted Mr. Martinez and sent a letter to the Board disclosing that it owned 2% of the outstanding shares of the Company, indicating its continued interest in a structured public minority investment in the Company and requesting access to non-public information to facilitate further discussions. Mr. Martinez informed Party B that the Board had previously evaluated potential equity issuances, and did not believe that at this time such an issuance presented an attractive option for the Company and its shareholders. Mr. Martinez also informed Party B that if it wished to make an offer to acquire the Company, the Board would be willing to consider such an offer. Party B contacted Mr. Martinez again on November 6, 2020 and November 10, 2020 regarding a potential equity investment in the Company, but did not submit a proposal to acquire the Company.

Also on October 22, 2020, Ancora Advisors, LLC (which we refer to as “Ancora”) contacted the Company to disclose that it had been accumulating shares of the Company common stock and to indicate that it wished to engage in discussions with Company management regarding its investment. At the direction and with the consent of the Board, over the next several weeks, Ancora and Company management had a number of discussions, including related to Ancora’s intent to nominate directors for election to the Board at the Company’s next annual meeting.

On October 23, 2020, the Company received a preliminary non-binding proposal from Party G. Party G’s proposal offered to acquire the Company at a price of $47.00 per share in cash, subject to confirmatory due diligence and the final approval of Party G’s board of directors. Party G’s proposal indicated that the transaction would not be subject to a financing condition.

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On October 25, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present. The Board and the Company’s advisors discussed the ongoing process. The Board discussed the Company’s recent financial and operational performance and the framework for evaluating the proposals relative to the Company’s stock price and intrinsic value. The Board also reviewed updated financial projections that were prepared by the Company’s management. The updated projections were substantially similar to the September projections, but reflected (i) the determination of the fiscal year 2020 goodwill and intangible asset impairment and related reduction in intangible amortization expense for the projection period and (ii) finalization of certain restructuring charges to be incurred. For a description of these financial projections, see the section titled “The Merger—Financial Projections,” beginning on page 74. The October financial projections were provided to the Company’s financial advisors and to potential counterparties who executed confidentiality agreements and participated in the Company’s process. The Board and the Company’s advisors also discussed the recent contact from Engine Capital, Ancora and Party B, noting that the Board had previously considered an equity investment and determined that it did not appear attractive relative to other possible alternatives for the Company. The Board also discussed the revised indication of interest from Party I. The Board evaluated a number of considerations in determining next steps in the process. Following these discussions, the Board determined to proceed with the process on the existing timetable and instructed the Company’s advisors as to how to respond to each of the potential counterparties, including Party I. Representatives of Sidley summarized the proposed form of merger agreement that would be provided to potential counterparties and discussed with the Board certain preliminary regulatory approval considerations. The Board also reviewed updated material relationship disclosures from J.P. Morgan and Evercore, respectively, for the additional parties involved in the Company’s process. The Board concluded that none of the disclosures caused the Board to believe that either J.P. Morgan or Evercore would not be able to provide independent advice to the Company.

Following the October 25, 2020 Board meeting, representatives of J.P. Morgan and Evercore had discussions with each of the potential counterparties as instructed by the Board.

On October 26 and October 27, 2020, each of Party J and Parent, respectively, submitted a revised preliminary non-binding proposal with an increased offer price of $48.00 per share and $46.00 per share, respectively, in cash.

On October 27, 2020, Party D informed the Company that Party D would not continue its participation in the Company’s process and formally withdrew its proposal to acquire the Company.

Also on October 27, 2020, the Company and Party I entered into a confidentiality agreement including a standstill provision to further facilitate discussions regarding a potential transaction. The standstill provision permitted Party I to make private proposals to the Board following the Company’s entry into a definitive agreement for a change of control transaction.

On October 28, 2020, the Company and Party G entered into a confidentiality agreement including a standstill provision to further facilitate discussions regarding a potential transaction. The standstill provision terminated upon the Company’s entry into a definitive agreement for a change of control transaction.

Starting on October 28, 2020, Party G and Party I were incorporated into the Company’s process and provided access to the Company’s due diligence information to the same extent as the other potential counterparties participating in the process.

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On October 30, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present for various portions of the meeting. Representatives of J.P. Morgan and Evercore updated the Board on the process and discussions with the potential counterparties, noting that Party I had orally confirmed that it would increase its offer price in the next round and that Party D had declined to continue in the process. The Board, management and the Company’s advisors discussed considerations regarding the number of potential counterparties to keep in the process, including timing, the ability of management to continue to engage with multiple bidders and the desire to maintain competitive tension and enhance price discovery. After discussion, the Board authorized management and the Company’s advisors to proceed with all five remaining potential counterparties.

From October 30 to November 2, 2020, representatives of J.P. Morgan and Evercore distributed bid instruction letters and the Company’s draft form of merger agreement to each of Parent, Party A, Party G, Party I and Party J. The bid instruction letters directed each such potential counterparty to provide markups of the merger agreement by November 9, 2020 and to submit a final binding offer to the Company no later than November 16, 2020.

On November 13, 2020, Ancora submitted a notice of its intent to nominate three directors to the Company Board at the Company’s next annual meeting. Over the next few weeks, at the direction of the Board, Company management engaged in a number of discussions with Ancora regarding its proposed nominees. Following the announcement of the merger, Ancora formally withdrew its director nominations.

Also on November 13, 2020, legal counsel for each of Parent, Party A, Party G, Party I and Party J provided proposed markups of the Company’s draft merger agreement and drafts of other transaction documents, as applicable, to the Company and Sidley.

During November of 2020, the Company was the victim of a ransomware incident that temporarily impacted its operations, as more fully set forth in the Company’s most recent Annual Report on Form 10-K as filed with the SEC on December 15, 2020. The Company informed each potential counterparty who remained in the process of the incident, and conducted special diligence presentations regarding the incident for each such potential counterparty during the week of November 23, 2020.

On November 16, 2020, the Special Finance and Operations Committee of the Board convened a meeting, with representatives of J.P. Morgan, Evercore, Sidley, the Company’s senior management, among others, present. Management reviewed with the Special Finance and Operations Committee the ransomware incident and its known impact on the Company. Sidley and the Board reviewed and discussed the markups from each of the bidders, focusing on provisions related to value, and deal certainty and the Company’s potential responses.

Over the next several days, Sidley engaged in negotiations with legal counsel for each of Parent, Party A, Party G, Party I and Party J regarding their respective markups of the merger agreement and other transaction documents, as applicable. Sidley requested that each bidder submit revised markups of the merger agreement and other transaction documents, as applicable, by November 20, 2020.

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On November 18, 2020, the Special Finance and Operations Committee of the Board convened a meeting, with representatives of J.P. Morgan, Evercore, Sidley, Edelman and the Company’s senior management present. The Special Finance and Operations Committee discussed the ransomware incident and the potential impact on the Company’s process and the deadline for final proposals on November 20, 2020. The Company’s advisors indicated that the incident had been disclosed to the potential counterparties, and they were likely to have additional diligence questions related to the incident. After discussion, the Special Finance and Operations Committee determined to move the deadline for final proposals to December 1, 2020 to allow the Company to remediate the ransomware incident and provide additional information on the incident to the potential counterparties before submission of final proposals.

From time to time through the first week of December of 2020, representatives of the Company were contacted by senior management from each of the bidders regarding their respective proposals and confirmatory due diligence on the Company.

On November 18, 2020, representatives of J.P. Morgan and Evercore distributed updated bid instruction letters to each of Parent, Party A, Party G, Party I and Party J including a revised deadline for final proposals of December 1, 2020.

On November 20, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present. Management provided an update on the ransomware incident and the Company’s advisors provided an update on the communications with potential counterparties, including the extension of the deadline for final proposals, and the status of negotiations on the draft merger agreements.

From November 20 to November 22, 2020, each of Parent, Party A, Party G, Party I and Party J provided further revised markups of the draft merger agreement and other transaction documents, as applicable, to the Company and Sidley.

On November 24, 2020, the Special Finance and Operations Committee held a meeting. Members of senior management were present for a portion of the meeting. During the meeting, the Special Finance and Operations Committee discussed the status of discussions with the potential counterparties.

On November 26, 2020 and November 27, 2020, Sidley provided revised markups of the merger agreement and other transaction documents, as applicable, to the legal counsel for each of Parent, Party A, Party G, Party I and Party J. Over the next few days, Sidley engaged in negotiations with legal counsel for each of the bidders regarding Sidley’s respective markups of the merger agreement. The negotiations focused in particular on provisions related to regulatory approvals, the recourse available to the Company if a bidder breached the merger agreement, conditionality and deal protection measures and obligations to obtain the financing required to fund the transaction.

On November 28, 2020, Latham & Watkins, LLP, legal counsel to Parent, provided a further revised markup of the draft merger agreement.

On November 30, 2020, Party I provided a further revised markup of the draft merger agreement and other transaction documents.

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On December 1, 2020, each of Parent, Party A, Party I and Party J submitted revised proposals to acquire the Company and further revised markups of the draft merger agreement and other transaction documents, as applicable. Parent’s proposal offered to acquire the Company at a price of $52.50 per share in cash and stated that Parent had substantially completed its due diligence. Party A’s proposal offered to acquire the Company at a price of $52.50 per share in cash and stated that Party A had substantially completed its due diligence. Party A’s proposal indicated that Party A expected to finance the proposed acquisition of the Company with a combination of existing funds, new debt and an equity issuance. Party A’s proposed markup also provided that the proposed transaction was conditioned on the approval of Party A’s shareholders. Party A’s proposed markup also provided that the proposed transaction was conditioned on the approval of Party A’s shareholders, that Party A’s board of directors would have the right to change its recommendation to shareholders in favor of the proposed transaction if required by its fiduciary duties and that in the event of a change in recommendation by Party A’s board of directors or Party A’s shareholders not approving the transaction, Party A would pay a termination fee to the Company. Party J’s proposal offered to acquire the Company at a price of $50.00 per share in cash. Party J stated that it had not completed its due diligence and would require significant additional materials and a review period of no more than 10 days following receipt of those materials before moving forward with the proposed transaction. Party J’s markup of the draft merger agreement included closing conditions and buyer termination rights that were more burdensome on the Company than those proposed by the other potential counterparties. Party I’s proposal offered to acquire the Company at a price of $46.25 per share in cash and stated that Party I had substantially completed its due diligence. Party I’s proposal indicated that Party I intended to finance the acquisition of the Company through a combination of debt and equity. The financial advisor for Party G informed representatives of J.P. Morgan and Evercore that Party G was still evaluating an area of due diligence on the Company and would not be prepared to submit a final proposal until complete, which was effectively at least four weeks. At the direction of the Board, representatives of J.P. Morgan and Evercore contacted Party G’s financial advisor to recommend that Party G submit a conditional proposal to assist the Board in evaluating whether it should proceed with Party G. Party G’s financial advisor indicated Party G was not willing to submit a conditional proposal.

Later on December 1, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present. The Company’s advisors reviewed the financial and legal terms of each proposal, noting, in addition to proposed price, (i) the amount of due diligence each bidder indicated it needed to complete, (ii) the markups of the draft agreements, including, in the case of Party A, the requirement that its shareholders approve the transaction and the ability of Party A’s board of directors to change its recommendation and (iii) in the case of Party A and Party I, the terms of the commitment letters and financing agreements, including, in the case of Party A, the extent to which the conditions in those letters and agreements were different from those in the draft merger agreements. Sidley also reviewed with the Board various considerations with respect to obtaining regulatory approvals and timeline to a potential closing. Sidley noted that Party G had not formally provided a proposal with respect to the receipt of required regulatory approvals. The Board, management and the Company’s advisors discussed potential responses to each bidder and next steps. Following these discussions, the Company’s financial advisors were instructed by the Board as to how to respond to each potential counterparty. The Board also instructed Sidley with respect to areas of focus for negotiations of the merger agreements.

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Following the December 1, 2020 Board meeting, representatives of J.P. Morgan and Evercore contacted each of the bidders and provided each with a message consistent with the instructions from the Board.

From December 2 through December 8, 2020, Sidley continued to have discussions with Parent and Party A regarding the merger agreement drafts and the other transaction documents.

On December 2, 2020, Party I informed representatives of J.P. Morgan and Evercore that it would not increase its price.

Also on December 2, 2020, Party J sent a letter to the Company increasing its offer price to $57.00 per share in cash. The letter also provided a reduced list of due diligence information that Party J would require to finalize its due diligence and proceed with the proposed transaction.

On December 3, 2020, the Board held a special meeting with members of senior management and representatives of J.P. Morgan, Evercore and Sidley also present. The Board discussed with senior management and the Company’s advisors the December 2, 2020 Party J letter, which had been provided to the Board in advance of the meeting, including management’s ability to provide the information that Party J requested and the timing of providing such information. Management reviewed with the Board the requested information that could be provided and the timing for providing it, noting that some of the information could not be provided in advance of the December 7, 2020 final bid date and that certain information would take more than two weeks to provide, while other requested information would take several months or longer to provide. It was noted that the other remaining bidders had not requested the information that Party J was requiring. Management and the Company’s advisors also discussed the extent of access to information and management that Party J had throughout the process. The Company’s advisors noted that not all of the information Party J was requesting was clearly confirmatory in nature and that Party J could reduce its purchase price following the completion of its due diligence. The Board, senior management and the Company’s advisors also discussed the possibility that delaying the final bid date could result in either Parent or Party A reducing their proposed purchase price or declining to continue to participate in the process. Following discussion, the Board instructed management and its advisors to inform Party J that the Company would provide the portion of information request that it could prior to December 8, 2020 and if Party J were willing to proceed on the basis of that additional diligence information, the Board would extend the final bid date to December 9, 2020. Mr. Martinez also made the Board aware that the Chief Executive Officer for Parent had discussed with Mr. Martinez the possibility of Parent having the ability to evaluate during the pendency of the merger agreement, potential strategic alternatives with respect to the Company’s Test & Simulation business.

On December 4, 2020, Sidley provided revised markups of the merger agreement to the legal counsel for each of Parent and Party A.

Also on December 4, 2020, representatives of J.P. Morgan and Evercore contacted Party J to provide estimated timing for fulfillment of each of Party J’s outstanding diligence requests, noting which items could be completed by December 8, 2020. Representatives of J.P. Morgan and Evercore further offered to facilitate in-person diligence on December 5 through December 7, 2020 in connection with Party J’s diligence requests. Following these communications, Party J sent a letter to the Board indicating that the confirmatory diligence process outlined by J.P. Morgan and Evercore would not be satisfactory to Party J and would not enable Party J to provide a final firm offer by December 9, 2020.

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Later on December 4, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present to discuss the December 4, 2020 Party J letter, which had been provided to the Board in advance of the meeting. Management reviewed with the Board what information it had informed Party J would be available and why the other requested information would not be available on the contemplated timeframe. The Board discussed with management and the Company’s advisors whether it should consider extending the process to allow more of the requested information to be provided to Party J. As part of the discussion, the Board considered (i) whether Parent and Party A would continue in the process if the final bid date were delayed, (ii) whether Party J would proceed at the price it proposed December 2, 2020, or at all, following the review of the requested information, (iii) the potential adverse consequences on the Company if the bid deadline were extended, (iv) the possibility that Parent or Party A would increase its offer price beyond the price being offered by Party J and (v) the fact that, if the Company signed a definitive agreement with Parent or Party A, Party J would have an opportunity to submit a superior proposal that would allow the Company to terminate the merger agreement with Parent or Party A (subject to paying a termination fee) prior to obtaining Company shareholder approval. Following these discussions, the Board determined to reiterate to Party J that the Board would be willing to extend the bid date to December 9, 2020 if Party J would confirm that it would submit a final proposal based on the information the Company could provide by December 8, 2020.

Later on December 4, 2020, representatives of J.P. Morgan and Evercore provided a response letter to Party J from the Board reiterating the Company’s offer to provide all the information that Party J had requested that the Company was able to assemble by December 8, 2020 to allow Party J to submit a final proposal on December 9, 2020, and noting that the Board was willing to make every reasonable effort to provide as much information as possible without introducing significant risk to the Company’s already advanced sale process.

On December 5, 2020, Party J sent a letter to the Board reiterating its offer price of $57.00 per share in cash indicating that its remaining diligence items were confirmatory in nature, but stating that it would only move forward with a final firm offer after it had received all the diligence items that it previously requested in its December 2, 2020 letter.

Also on December 5, 2020, Party G sent a letter to the Company requesting that the Company delay final offers an estimated three weeks so that Party G could complete additional due diligence. Party G indicated that it had found materially higher value than its prior offer price of $47.00 per share, but it did not indicate a specific revised offer price.

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Also on December 5, 2020, following receipt of the letter from Party G and the communications with Party J, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present. Senior management reviewed with the Board the timeframe for providing the requested information, noting that it would not be available until the second half of December. The Board discussed with senior management and the Company’s advisors the request from Party G. In considering the request, the Board considered, among other things (i) Party G had not provided a proposed price and, despite the previous instructions of J.P. Morgan and Evercore, had not submitted even a conditional proposal, (ii) there was no assurance that Party G would submit a proposal after it had an opportunity to conduct the additional diligence it requested, (iii) Party G had not provided the Board with a formal proposal regarding the efforts it would undertake to obtain regulatory approvals, (iv) the potential that Parent and Party A would not continue in the process if the Board delayed the final bid date and (v) if the Company signed a definitive agreement with Parent or Party A, Party G would be able to submit a superior proposal that would allow the Company to terminate the merger agreement with Parent or Party A (subject to paying a termination fee) prior to obtaining Company shareholder approval. The Board also further discussed Party J’s diligence requests and management confirmed that it would not be able to provide the additional information requested in the timeframe beyond what was previously indicated. Following these discussions, the Board determined not to move the final bid date.

On December 6 and December 8, 2020, the Company executed engagement letters with J.P. Morgan and Evercore, respectively, in connection with their services related to the sale process.

On December 7, 2020, at the direction of the Board, the Compensation and Leadership Development Committee convened a special meeting with the Special Finance and Operations Committee’s compensation consultant and representatives of Sidley. The Special Finance and Operations Committee discussed the retention and transaction bonus awards and program the Special Finance and Operations Committee was considering. The Special Finance and Operations Committee considered, among other things, the need to retain key employees during the pendency of the transaction, the potential adverse impact if any of such employees were to leave during the pendency of the program and the amount of the awards and program relative to market precedent.

Also on December 7, 2020, each of Parent and Party A submitted revised final proposals to acquire the Company at a price of $56.25 per share and $58.00 per share, respectively, in cash, each stating that each bidder had completed its due diligence. Each bidder also submitted further revised markups of the merger agreement and other transaction documents, as applicable. The other material terms of each of Parent’s and Party A’s revised proposal and further revised markup of the merger agreement were consistent with its respective December 1, 2020 submission. During discussions with Parent, Parent had again discussed with the Company’s representatives the ability, after signing of the merger agreement, to potentially contact parties regarding such parties’ potential interest in acquiring the Test & Simulation business.

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Later on December 7, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present. The Board, management and the Company’s advisors discussed, among other things, each bidder’s proposals and merger agreement markups, including (i) efforts to close the transaction, (ii) conditions to consummation of the transaction, including in the case of Party A, the requirement that its shareholders approve the transaction and the ability of Party A’s board of directors to change its recommendation, (iii) in the case of Party A, its obligations to obtain the required financing and consequences if it did not, (iv) the recourse available to the Company if a bidder did not close the merger when all the conditions to closing were satisfied, (v) the ability of the Board to consider, prior to approval of the merger by the Company’s shareholders, alternative proposals, to terminate the merger agreement to accept a superior proposal and the termination fee payable in the event of such a termination and (vi) in the case of Party A, the terms of the commitment letters and financing agreements, including the extent to which the conditions in those letters and agreements were different from those in the draft merger agreements. Sidley also reviewed with the Board various considerations with respect to obtaining regulatory approvals and timeline to a potential closing. The Board, Company management and the Company’s advisors discussed the conditionality and timing of Party A’s required shareholder vote and the ability of Party A’s board of directors to change its recommendation. Following these discussions, the Board directed the Company’s advisors to inform Parent that the Company was seeking an increased offer price as well as certain amendments to the deal protection provisions included in Parent’s markup to the merger agreement. The Board also directed Sidley to inquire of Party A whether Party A could improve provisions in its markup to the merger agreement with respect to deal certainty.

Following the December 7, 2020 Board meeting, representatives of J.P. Morgan and Evercore contacted Parent to communicate the Board’s requests. Parent’s representatives indicated they would need to obtain approval of Parent’s board of directors to increase the offer price. They also indicated that Parent’s board of directors would want feedback on the Company’s willingness to permit Parent, after signing of the merger agreement, to potentially contact other parties regarding the Test & Simulation business.

On December 8, 2020 Parent informed representatives of J.P. Morgan and Evercore that Parent was willing to increase its offer to $58.50 per share in cash and otherwise amend the draft merger agreement as communicated by the Company’s advisors.

Also on December 8, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present. J.P. Morgan and Evercore discussed with the Board their discussion with Parent. The Board asked a number of questions regarding Parent’s request of the Company to allow Parent, during the pendency of the merger, to potentially contact parties that may be interested in acquiring the Test & Simulation business, including with respect to employee retention, potential disruption to the business and the potential likelihood that Parent contacting such parties could reduce the likelihood that such parties would make an offer for the entire company after announcement of the execution of the merger agreement. The Company’s advisors informed the Board that as Parent evaluated a potential revision to its proposed purchase price Parent had again reiterated its request for cooperation on the potential sale of the Test & Simulation business. The Board and the Company’s discussed Parent’s request and provisions that could be used to mitigate the adverse impact of this request on the employee base and business. The Board, senior management and the Company’s advisors discussed that Parent had reiterated its request for cooperation on the potential sale of the Test & Simulation business in evaluating a revision to its proposed purchase price and provisions that could be used to mitigate the adverse impact to the employee base and business. Following these discussions, the Board determined that it would agree to Parent’s requested provision in light of the improved offer terms. The Board again discussed the terms and conditions of Party A’s proposal, including the proposed financing and the conditions related thereto together with the ways in which those conditions differed from the conditions in the merger agreement draft, the uncertainty created by the Party A shareholder vote, and the ability of Party A’s board of directors to change its recommendation. Representatives of Sidley noted that there had been several discussions with Party A’s legal counsel regarding the Party A shareholder approval and board recommendation provisions, and Party A’s legal counsel had indicated that Party A could not negotiate further on those points. Following these discussions, the Board directed management and the Company’s advisors to work to finalize an agreement with Parent and further discuss with Party A’s legal counsel regarding the Party A shareholder vote and board recommendation provisions. The Board then went into executive session without management other than Mr. Martinez. The Board discussed the retention and transaction bonuses that the Compensation and Leadership Development Committee was considering for key employees of the Company, including the executive officers. The Board discussed the need to retain key employees during the pendency of the transaction, the potential adverse impact if any of such employees were to leave during the pendency of the transaction and the amount of the awards and program relative to market precedent.

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Later that day, Sidley had a discussion with Party A’s legal counsel to determine, among other things, whether Party A was able to provide any contractual changes to reduce the risk relating to the Party A shareholder vote and Party A’s board of directors changing its recommendation. Party A’s legal counsel indicated it was not able to make any additional changes that would provide the Company additional protection with respect to such risk.

Later on December 8, 2020, Parent submitted a further revised final proposal with an offer price of $58.50 per share in cash. The Company, Parent and their respective representatives also worked to resolve remaining issues and finalize the merger agreement.

Later on December 8, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley, and the Company’s senior management present. Representatives of Sidley reviewed the changes to the merger agreement from the last version reviewed by and discussed with the Board. Representatives of each of J.P. Morgan and Evercore provided their respective firm’s updated financial analyses of the merger consideration. Representatives of J.P. Morgan rendered its oral opinion, subsequently confirmed in its written opinion dated December 8, 2020, that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be paid to the Company’s shareholders pursuant to the merger agreement, was fair from a financial point of view to such holders. Representatives of Evercore rendered its oral opinion, subsequently confirmed in its written opinion dated December 8, 2020, that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be paid to the Company’s shareholders pursuant to the merger agreement, was fair from a financial point of view to such holders. Representatives of Sidley reviewed the proposed Amended and Restated By-Laws and summarized certain resolutions of the Board related to employee benefits and executive compensation in connection with the merger. After consideration, the Board unanimously adopted resolutions approving the Amended and Restated By-Laws and the merger agreement and the merger and related matters, with Mr. Martinez recusing himself from the vote on resolutions related to employee benefits and executive compensation in connection with the merger.

On January 19, 2021, Parent and Illinois Tool Works Inc. announced that they had entered into an agreement providing for the acquisition of the Company’s Test and Simulation business by Illinois Tool Works Inc. following the closing of the merger, subject to the receipt of certain regulatory approvals and other closing conditions.

Recommendation of the Board

At the special meeting of the Board on December 8, 2020, after careful consideration, the Board unanimously:

●	approved, adopted and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the Company shareholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

●	determined the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its shareholders;

●	directed that a proposal to approve and adopt the merger agreement be submitted to a vote at a meeting of the Company’s shareholders; and

●	recommended that the Company shareholders vote “FOR” the approval and adoption of the merger agreement.

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Reasons for Recommending the Approval and Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with the Company’s senior management team and outside legal and financial advisors and considered and evaluated a variety of factors over the course of over 30 meetings of the Board and the Special Finance and Operations Committee since June of 2020, including the following factors, each of which the Board believed supported a unanimous determination to approve the merger agreement and the transactions contemplated thereby, including the merger, and a unanimous recommendation that the Company’s shareholders vote in favor of adopting the merger agreement:

●	Per Share Merger Consideration. The Board considered that the merger consideration represents:

●	an implied enterprise value of approximately 14.9 times the Company’s fiscal year 2020 adjusted EBITDA and 15.1 times the Company’s projected 2021 adjusted EBITDA;

●	approximately a 51.9% premium over the closing price of Company common stock on December 8, 2020;

●	approximately a 65.2% premium over the one month trading-day average closing price of Company common stock reported for the period ended on December 8, 2020;

●	approximately a 119.0% premium over the three month trading-day average closing price of Company common stock reported for the period ended on December 8, 2020;

●	approximately a 149.3% premium over the six month trading-day average closing price of Company common stock reported for the period ended on December 8, 2020;

●	approximately a 109.1% premium over the one year trading-day average closing price of Company common stock for the period ended on December 8, 2020;

●	approximately a 12.2% premium over the 52-week high (January 24, 2020) closing price of Company common stock; and

●	approximately a 329.5% premium over the 52-week low (May 15, 2020) closing price of Company common stock;

●	Historical Performance and Standalone Prospects. The Board considered:

●	the current and historical financial condition, results of operations and business of the Company and the Company’s historical performance relative to other companies in the industry, including:

●	the Company’s organic revenue and EBITDA growth rates in recent years;

●	the Company’s margins in recent years; and

●	the Company’s elevated leverage levels and impact on ability to make near-term strategic investments;

●	the Company’s stand-alone plan, including the Company’s financial projections, the risk associated with achieving the results contemplated by such plan, as well as potential upside that is not included in such plan (and the risk associated with achieving that upside), including:

●	the Company’s required technology investments and capital expenditures in 2021;

●	the continuing impact of COVID-19 and the uncertainty regarding the pace of recovery, including with respect to the Company’s automobile and aerospace focused products; and

●	geopolitical conditions and other uncertainties in many of the countries in which the Company operates;

●	the current state of the economy and uncertainty surrounding projected macroeconomic conditions in the near term and long-term; and

●	the Company’s competitive position in the industry and the Company’s recent and historical performance relative to other companies in the industry, as well as trends in the Company’s industries, noting in particular the short and long-term risks and uncertainties and challenges facing the Company and the industries.

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●	Potential Strategic Alternatives.

●	The Board considered the strategic alternatives available to the Company, including tuck-in or transformative acquisitions, a split-up or sale of a division or significant assets, a potential consolidation with a strategic partner, a public or private equity financing and continuing to operate on a stand-alone basis, as well as the potential shareholder value that might result from implementing such alternatives, the feasibility of such alternatives and the risk associated with pursuing such alternatives, as well as the ability of the Company to successfully execute and implement such alternatives.

●	The Board considered its assessment that on a risk-adjusted basis, none of the above strategic alternatives was reasonably likely to create greater value for the Company’s shareholders than the proposed merger.

●	Cash Consideration; Certainty of Value. The Board considered the fact that the merger consideration is a fixed cash amount, providing the Company’s shareholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company after taking into account timing of execution of its stand-alone plan as well as business, competitive, industry and market risk.

●	Other Potentially Interested Parties. The Board considered the parties that engaged in discussions with the Company regarding a potential acquisition, including that the Company (i) received unsolicited proposals from, and engaged in discussions with, three potential strategic buyers and one potential financial buyer, that expressed an interest in acquiring the Company and (ii) contacted six additional potential strategic buyers about their interest in acquiring the Company. The Board considered its belief that, taking into account, among other things, its familiarity with the industry and discussions with the Company’s senior management and financial advisors, the 10 parties were the most likely to be interested in, and able to, acquire the Company at a valuation and with transaction certainty that would be attractive to the Company.

●	Transaction Process.

●	The Board considered the process with each of the 10 parties described above, including that seven entered into non-disclosure agreements, six received confidential information about the Company and had initial meetings with management of the Company, five submitted preliminary proposals and two submitted final firm offers. The Board considered the due diligence provided to each of the parties that made preliminary proposals.

●	The Board considered that the $58.50 per share offered by Parent was the highest proposal received by the Company and the Board’s belief that Parent’s proposed merger agreement terms provided the greatest certainty of closing. The Board considered the additional confirmatory diligence that Party J stated it required before it would be willing to proceed at $57.00 per share. The Board considered that while Party G had indicated on December 5, 2020 that it could potentially bid “materially higher” than its $47.00 per share preliminary indication of interest, Party G did not indicate what price per share it would propose and required that the Company delay its final bid date to allow Party G to complete its additional confirmatory diligence.

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●	The Board also took note of the terms of the merger agreement, including that if an interested party were to submit a proposal after the date of the merger agreement, that the Board determined was a superior proposal, the Board could, prior to the shareholders adopting the merger agreement and subject to complying with the provisions of the merger agreement (including paying the termination fee of approximately 3% of the equity value of the merger) terminate the merger agreement and cause the Company to enter into a definitive agreement for such superior proposal if the Board determined in its good faith judgment that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. The Board considered its view that the terms of the merger agreement were unlikely to deter any interested parties from making a proposal to the Company.

●	The Board considered the increases in offer prices from the potentially interested parties throughout the process, including that (i) Parent increased its offer price from $41.00 per share in its October indication of interest, to $46.00 on October 27, to $52.50 on December 1, to $56.25 on December 7 and finally to $58.50, (ii) Party A increased its offer price from $32.00 to $36.00 per share in its initial indication of interest in June, to $45.00 per share in its August indication of interest, to $47.00 in its October indication of interest, to $52.50 per share in its December 1 proposal and finally to $58.00 per share in its December 7 proposal, (iii) Party J increased its offer price from $42.00 per share in its October indication of interest to $48.00 on October 26, to $50.00 on December 1 and finally to $57.00 on December 2, (iv) Party I increased its offer price from a range of $33.00 to $35.00 per share in September to a range of $36.00 to $38.00 on October 6, to a range of $43.00 to $45.00 on October 22, to $46.25 on December 1 and (v) Party G increased its offer price from $40.00 per share on August 21, to $43.00 on September 29 to $47.00 on October 23.

●	Course of Negotiations. The Board considered the course of negotiations with Parent, including the increase in Parent’s proposal and that Parent’s $58.50 per share proposal was its best and final offer. In light of the foregoing, the third-party solicitation process undertaken on behalf of the Company and discussions with, and relating to proposals received from, potential counterparties in such process, the Board believed that Parent’s $58.50 per share offer was the highest price that Parent was willing to pay for the Company and the highest price reasonably available for the Company, taking into account Parent’s firm offer price and the likelihood that Parent’s proposed transaction would be completed in accordance with its terms.

●

Opinions of the Company’s Financial Advisors. The Board considered each of the opinions, dated December 8, 2020, of J.P. Morgan and Evercore, respectively, to the Board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of Company common stock (other than, to the extent applicable, Parent, Sub and their respective affiliates) pursuant to the merger agreement, which opinions were based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the opinions of J.P. Morgan and Evercore, respectively.

●	Ability of Parent to Consummate the Merger. The Board considered the proven ability of Parent to complete large acquisition transactions on the agreed terms.

●	The Merger Agreement. The Board considered the terms and conditions of the merger agreement and the course of extensive negotiations of the key provisions thereof with Parent, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to consummate the merger and their ability to terminate the merger agreement. In particular, the Board considered the following:

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●	Conditions to the Consummation of the Merger. The Board considered that the proposed merger was likely to be consummated, including that the merger agreement is subject to limited closing conditions that are customary in nature, Parent’s obligations to use reasonable best efforts to consummate the merger and its obligation to take all actions necessary to obtain all antitrust approvals (subject to certain limitations), the expectation that the proposed merger will be approved by the Company’s shareholders and that no non-governmental third-party consents are conditions to the consummation of the proposed merger.

●	No Financing Condition; Ability to Finance. The Board considered that the merger is not subject to a financing condition and, in particular, that Parent had represented that it has and would have sufficient funds to pay the aggregate merger consideration, the consideration payable to the holders of Company equity awards and any other amount payable in connection with the consummation of the transactions contemplated by the merger agreement.

●	Specific Performance. The Board considered the Company’s right, pursuant and subject to the merger agreement, to specific performance to cause closing to occur.

●	Ability of the Board to Engage in Passive Discussions Involving Competing Proposals. The Board considered the provisions of the merger agreement that provide for the Company’s ability, under certain circumstances and subject to the merger agreement, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith that such third party has made a competing proposal that is or would reasonably be expected to lead to a superior proposal if the failure to do so would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law.

●	Ability of the Board to Change Board Recommendation; Ability to Terminate the Merger Agreement. The Board considered the provisions of the merger agreement that provide that:

●	in certain circumstances and subject to the merger agreement, the Board is permitted to change the Company recommendation and is permitted to terminate the merger agreement to enter into an agreement with respect to a superior proposal if the Board concludes that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, subject to complying with Parent’s “match rights” and payment to Parent of a termination fee of approximately $34.6 million, or approximately 3% of the equity value of the merger consideration; and

●	in certain other circumstances not related to a superior proposal and subject to the merger agreement, the Board is permitted to change the Company recommendation in response to an intervening event if the Board concludes that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, which would result in Parent having the right to terminate the merger agreement at which time the Company would be required to pay Parent a termination fee of approximately $34.6 million, or approximately 3% of the equity value of the merger consideration.

●	The Board also considered its belief that the terms of the merger agreement were reasonable and would not discourage other acquirers from making an alternative proposal to acquire the Company.

●	Structure; Company Shareholder Adoption. The Board considered that the structure of the transaction as a merger would result in detailed public disclosure and a reasonable period of time prior to shareholder approval of the merger during which an unsolicited superior proposal could be brought forth, and that completion of the merger requires the affirmative vote of the holders of a majority of the outstanding voting shares of Company common stock.

●	Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a merger and concluded that the merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which the Company’s business would be subject to the potential uncertainty of closing and related disruption.

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●	Availability of Dissenters’ Rights. The Board considered the availability of dissenters’ rights under Minnesota law to the Company’s shareholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all of the required appraisal procedures under Minnesota law.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

●	No Direct Ongoing Participation in the Surviving Corporation’s Potential Upside. The Board considered that following the merger, the Company will no longer exist as an independent public company and existing Company shareholders would not have the opportunity to continue participating in the surviving corporation’s upside as a stand-alone company, including future earnings or growth of the surviving corporation or synergies that may result from the consummation of transactions from acquisitions or other business combinations.

●	Taxable Consideration. The Board considered that for U.S. federal income tax purposes, the merger consideration will be taxable to the Company’s shareholders who are entitled to receive such consideration.

●	No Solicitation of Alternative Proposals. The Board considered the fact that the merger agreement precludes the Company from actively soliciting alternative proposals.

●	Interim Restrictions on Business. The Board considered that the merger agreement generally requires the Company to use commercially reasonable efforts to conduct its operations in all material respects in the ordinary course of business consistent with past practice pending consummation of the proposed merger and restricts the Company, without Parent’s consent, from taking certain specified actions until the proposed merger is completed, which restrictions may affect the Company’s ability to execute its business strategies, respond effectively to competitive pressures and industry developments, pursue alternative business opportunities, make appropriate changes to its business, attain its financial and other goals, all of which may impact the Company’s financial condition and results of operations.

●	Potential Failure to Consummate the Merger. The Board considered that the proposed merger may not be consummated in a timely manner or at all, due to a failure of certain closing conditions, many of which are not within the Company’s control, to be satisfied or (if permissible under applicable law) waived, including regulatory approvals, which may involve certain risks and costs to the Company, including the diversion of management and employee attention, the potential negative impact on the Company’s ability to retain employees and the potential negative effects on its business relationships, including with customers, vendors and employees. The Board weighed against this consideration the fact that the conditions are limited in nature as well as its views that the required antitrust approval is likely to be obtained and the remedies available to the Company if Parent does not consummate the merger when the closing conditions are satisfied.

●	Risk of Consummation. The Board considered the fact that the merger might not be consummated in a timely manner or at all due to a failure by the Company and Parent to obtain the required regulatory approvals or otherwise, in which case the Company would have incurred significant transaction and opportunity costs without the possibility of a specified reverse termination fee. The Board, however, believes that the prospects for receiving such regulatory approvals and consummating the merger are good.

●	Possible Disruption of Business. The Board considered the possible disruption to the Company’s business that may result from the announcement of the transactions and the resulting distraction of the attention of the Company’s management and employees. The Board also considered the fact that the merger agreement contains limitations regarding the operation of the Company during the period between the signing of the merger agreement and the consummation of the proposed merger, which may delay or prevent the Company from undertaking certain business opportunities that may arise or any other action that it might make with respect to its operations.

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●	Interests of Officers and Directors. The Board considered that the Company’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of the Company’s shareholders (such as change in control or termination payments).

●	Potential for Other Interested Parties. The Board considered that the Company had outstanding indications of interest from other potential bidders, which was the result of a decision by the Board informed by (i) the ability of the Board to consider unsolicited competing proposals and to terminate the merger agreement in connection with a superior proposal, (ii) the Board’s concern regarding the increased risk of leaks, breach of confidentiality and competitors poaching business and employees if the Company continued to engage with third parties regarding a potential transaction, (iii) Parent’s willingness to pursue the transaction expeditiously and with a relative degree of certainty, (iv) the Board’s desire not to continue to distract management from operating the business and (v) the price proposed by Parent compared to the Company’s book value, projections and historical stock price.

●	Company Termination Fee. The Board considered that under certain circumstances, the Company may be required to pay Parent a termination fee.

The Board concluded that the potentially negative reasons associated with the proposed merger were outweighed by the potential benefits that it expected Company shareholders would receive as a result of the proposed merger, including the belief that the proposed merger would maximize the value received by Company shareholders and eliminate the risks and uncertainties affecting the future prospects of the Company as a stand-alone company.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger and the complexity of this matter, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and the Company recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based the Company recommendation on its consideration of the totality of the information presented to it, including the factors described above.

In considering the Board’s recommendation, the Company’s shareholders should be aware that the executive officers and directors of the Company have certain interests, including financial interests, in the proposed merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making the Company recommendation.

Opinions of the Company’s Financial Advisors

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the proposed merger and to deliver a fairness opinion in connection with the proposed merger.

At a meeting of the Board on December 8, 2020, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 8, 2020 oral opinion by delivering its written opinion to the Board, dated December 8, 2020, that, as of such date, the consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders. No limitations were imposed by the Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

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The full text of the written opinion of J.P. Morgan dated December 8, 2020, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Board (in its capacity as such), was directed only to the consideration to be paid in the merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

●	reviewed the merger agreement dated December 8, 2020;

●	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

●	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

●	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

●	reviewed the financial projections prepared by the management of the Company relating to its business (which projections are summarized under the sections titled “The Merger—Forward-Looking Financial Information” and “The Merger—Financial Projections” beginning on pages 72 and 74, respectively of this proxy statement); and

●	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the financial projections provided to it, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such financial projections relate. J.P. Morgan expressed no view as to such financial projections or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this proxy statement. J.P. Morgan also assumed that the representations and warranties made by the Company, the merger subsidiary and Parent in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues, including as to all legal matters relevant to the rendering of its opinion, upon the advice of counsel. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

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The projections furnished to J.P. Morgan were prepared by the Company’s management. With the exception of outlooks provided from time to time at analyst conferences and annual and quarterly guidance, the Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the sections titled “The Merger—Forward-Looking Financial Information,” beginning on page 72, and “The Merger—Financial Projections,” beginning on page 74 of this proxy statement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of the date of such opinion. Subsequent developments may affect J.P. Morgan’s written opinion dated December 8, 2020, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company’s common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the merger. J.P. Morgan expressed no opinion as to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of persons relative to the consideration to be paid to the holders of the Company’s common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Company’s common stock will trade at any future time.

The terms of the merger agreement, including the merger consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the proposed merger or the consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on December 8, 2020 and in the presentation delivered to the Board on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses are presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

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Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to those of the Company. However, none of the companies selected is identical to the Company, and certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.

For each of the following analyses performed by J.P. Morgan, estimated financial data for the Company and the selected companies was based on information J.P. Morgan obtained from public filings, equity research and publicly available information obtained from FactSet Research Systems. The multiples for each of the selected companies were based on such information. Among other calculations, with respect to the Company and the selected companies, J.P. Morgan calculated the ratio of each company’s “firm value” (calculated as the value of outstanding equity securities (taking into account dilutive securities in accordance with the treasury stock method, as appropriate) based on the relevant company’s closing stock price, plus debt, preferred equity, non-controlling interest, unfunded pension obligations and capitalized leases, less cash and cash equivalents and unconsolidated investments) to such company’s earnings before interest, tax, depreciation and amortization, burdened by stock-based compensation (which we refer to as “SBC”) and adjusted for non-recurring items (which we refer to as “adjusted EBITDA”), for the fiscal year ended 2021 (which we refer to as “FV / 2021E adj. EBITDA”).

The following tables present the results of this analysis:

The Company	FV / 2021E Adj. EBITDA
The Company	10.9x

Selected Companies	FV / 2021E Adj. EBITDA
Spectris plc*	13.1x
Moog Inc.	11.8x
CTS Corporation	12.8x
Vishay Precision Group Inc.	9.2x
Sensata Technologies, Inc. (for reference only)	13.0x
FLIR Systems, Inc. (for reference only)	13.0x
Oxford Instruments plc (for reference only)*	17.3x
TT Electronics plc (for reference only)*	8.9x

*Converted from GBP to USD at a conversion rate of 1.336

Based on the results of this analysis and other factors J.P. Morgan considered appropriate in its professional judgment and experience, J.P. Morgan selected a multiple reference range of 9.5x to 13.0x for the Company’s FV / 2021E adj. EBITDA. After applying such ranges to the Company’s forecasted projected EBITDA for the fiscal year 2021 (which was normalized to exclude the impact of a one-time gain on a sale of $4), based on the Company management’s projections, the analysis resulted in an implied per share equity value range, rounded to the nearest $0.25, of $26.75 to $47.00 for the Company’s common stock. The range of implied per share equity values for the Company’s common stock was compared to the closing share price of the Company of $38.52 on December 8, 2020 and the merger consideration of $58.50 per share.

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Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving acquired businesses and assets that, for purposes of J.P. Morgan’s analysis, may be considered similar to the Company’s business or assets, and in its judgment, sufficient to permit J.P. Morgan to conduct its analysis. Specifically, J.P. Morgan reviewed the following transactions:

Announcement Date	Acquiror	Target	LTM Adjusted EBITDA
June 30, 2015	Amphenol Corporation	FCI Asia Pte Ltd	10.6x1
July 30, 2015	Sensata Technologies, Inc.	Custom Sensors & Technologies, Inc.	12.0x
December 17, 2015	Bridgepoint Advisers Ltd.	Element Materials Technology Ltd.	12.2x
April 6, 2016	MTS Systems Corporation	PCB Piezotronics, Inc.	13.5x
December 12, 2016	Teledyne Technologies Inc.	e2v Technologies Inc.	12.3x
November 27, 2018	Amphenol Corporation	SSI Technologies, Inc.	N/A*[2]
December 1, 2018	Cerberus Capital Management, L.P.	Sparton Corporation	9.1x
May 28, 2019	TE Connectivity Ltd.	First Sensor AG	12.4x
October 2, 2019	QinetiQ Group plc	Manufacturing Techniques, Inc.	11.0x

*N/A indicates that the information was not available

1 Based on CY2015 estimate

2 FV/EBIT multiple of 11.1x

None of the selected transactions reviewed was identical to the merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transaction differently than they would affect the merger.

Using publicly available information, for each selected transaction, J.P. Morgan calculated the ratio of the target company’s firm value implied by the transaction to the target company’s adjusted EBITDA for the 12-month period prior to announcement of the applicable transaction (which we refer to as “FV / LTM adj. EBITDA”).

Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range for FV / LTM adj. EBITDA of 9.0x to 13.5x and applied it to the Company’s 2020 adjusted EBITDA provided by the Company’s management to calculate the Company’s firm value and imply a per share equity value of the Company’s common stock. This analysis indicated an implied per share equity value range, rounded to the nearest $0.25, of $24.25 to $50.50 for the Company’s common stock. The range of implied per share equity values for the Company’s common stock was compared to the closing share price of the Company of $38.52 on December 8, 2020 and the merger consideration of $58.50 per share.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company’s common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the risk of generating such future cash flows, and the time value of money with respect to those cash flows by calculating their present value. The unlevered free cash flows refer to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered earnings before interest expense and after tax (including other income and expense, burdened by SBC expenses and adjusted for R&D tax credits), adjusted for depreciation and amortization, capital expenditures, changes in net working capital, contingent consideration from prior acquisitions and other cash flows. Present value refers to the current value of the future cash flows generated by an asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. Terminal value refers to the present value of all cash flows generated by an asset for periods beyond the projection period.

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The unlevered free cash flows that the Company is expected to generate beginning with fiscal year ended 2021 through the end of fiscal year 2025 were provided to J.P. Morgan in the financial projections prepared by the management of the Company. J.P. Morgan calculated a range of terminal values of the Company by applying perpetual growth rates ranging from 2.0% to 3.0% of the unlevered free cash flow of the Company during the terminal year. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 9.5% to 11.0%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company derived using the capital asset pricing model described above and J.P. Morgan’s professional judgment and experience. The present value of unlevered free cash flows and range of terminal values were then adjusted for the Company’s net debt of $523 million as of September 30, 2020, and then divided by the number of fully diluted shares of company common stock outstanding at the midpoint, as provided by the Company management (based on approximately 19.3 million basic shares outstanding and adjusted to reflect the impact of dilutive securities calculated in accordance with the treasury stock method), to arrive at a range of implied equity value per share of the Company’s common stock, rounded to the nearest $0.25, of $42.00 to $65.00. The range of implied per share equity values for the Company’s common stock was compared to the closing share price of the Company of $38.52 on December 8, 2020 and the merger consideration of $58.50 per share.

Other Information

J.P. Morgan observed certain additional information that was not considered part of J.P. Morgan’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:

52-Week Historical Trading Range. J.P. Morgan reviewed the 52-week trading range of the Company’s end of day share prices for the period ending December 8, 2020, which was $13.62 to $52.14 per share of the Company’s common stock compared to (i) the closing price per share of the Company’s common stock of $38.52 as of December 8, 2020 and (ii) the merger consideration price of $58.50 per share of the Company’s common stock. J.P. Morgan noted that historical trading range analyses were presented merely for reference purposes only and were not relied upon for valuation purposes.

Analyst Price Targets. J.P. Morgan reviewed the price targets of certain publicly available equity research analyst price targets for the Company’s common stock available as of December 8, 2020, which provided a reference range of $23.00 to $48.00 per share of the Company’s common stock and $35.50 per share of Company common stock at the midpoint. J.P. Morgan compared the analyst price targets analysis to (i) the closing price per share of the Company’s common stock of $38.52 as of December 8, 2020 and (ii) the merger consideration price of $58.50 per share of the Company’s common stock.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company or Parent. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

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As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the merger and deliver an opinion to the Board with respect to the merger on the basis of, among other things, such experience and its familiarity with the Company and the industries in which it operates.

For services rendered in connection with the merger and the delivery of its opinion, the Company has agreed to pay J.P. Morgan a fee of approximately $18.3 million, of which $4 million was paid upon the delivery of the opinion and the remainder will be payable upon the consummation of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with the Company and the Parent, for which J.P. Morgan and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s revolving credit facility, which closed in November 2019, joint bookrunner on the Company’s offering of debt securities, which closed in July 2019, financial advisor to the Company in connection with its strategic planning, joint lead arranger and joint bookrunner on Parent’s revolving credit facility, which closed in January 2019, and as joint bookrunner on Parent’s offerings of debt securities, which closed in April 2020, September 2019 and January 2019, respectively. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and Parent, for which it receives customary compensation or other financial benefits. During the two year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from the Company were approximately $2.4 million and from Parent were approximately $6.1 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Opinion of Evercore Group L.L.C.

The Company retained Evercore to act as its financial advisor in connection with the Board’s evaluation of strategic and financial alternatives, including, but not limited to, the merger. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock (other than holders of excluded shares). At a meeting of the Board held on December 8, 2020, Evercore rendered to the Board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $58.50 per share to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such holders (other than holders of excluded shares).

The full text of the written opinion of Evercore, dated December 8, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. We encourage you to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the merger. The opinion does not constitute a recommendation to the Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.

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In connection with rendering its opinion, Evercore, among other things:

●	reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant, including publicly available research analysts’ estimates;

●	reviewed certain internal projected financial data relating to the Company prepared and furnished to Evercore by management of the Company, as approved for Evercore’s use by the Company (which projections are summarized under the sections titled “The Merger—Forward-Looking Financial Information” and “The Merger—Financial Projections” beginning on pages 72 and 74, respectively, of this proxy statement);

●	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company and the financial projections;

●	reviewed the reported prices and the historical trading activity of the Company common stock;

●	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that it deemed relevant;

●	compared the financial performance of the Company and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that it deemed relevant;

●	reviewed the financial terms and conditions of the merger agreement; and

●	performed such other analyses and examinations and considered such other factors that it deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore has not assumed responsibility or liability for any independent verification of such information), and Evercore further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, Evercore assumed with the Company’s consent that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. Evercore expressed no view as to the financial projections or the assumptions on which they were based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to Evercore’s analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or materially reduce the contemplated benefits to the holders of the Company common stock. The credit, financial and stock markets have been experiencing unusual volatility and Evercore expressed no opinion or view as to any potential effects of such volatility on the parties or the merger. In addition, Evercore relied, without independent verification, on the assessments of the management of the Company as to (i) the validity of, and risks associated with, the Company’s intellectual property, technology, products and services and (ii) the marketability, commercial viability and market adoption of the Company’s current and future products and services.

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Evercore did not conduct a physical inspection of the properties or facilities of the Company and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of this proxy statement and financial, economic, market and other conditions as they existed and as they could be evaluated on the date of its opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the Company common stock (other than the holders of excluded shares), from a financial point of view, of the merger consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger. Evercore’s opinion did not constitute a recommendation to the Board or to any other persons in respect of the merger, including as to how any holder of shares of the Company common stock should vote or act in respect of the merger. Evercore was not expressing any opinion as to the prices at which shares of Company common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the merger or as to the impact of the merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. Evercore’s opinion was only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board with respect to the merger.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Board on December 8, 2020 in connection with rendering its opinion to the Board. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 8, 2020 (the last full trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions. For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

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Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 8, 2020 and is not necessarily indicative of current market conditions.

Summary of Evercore’s Financial Analyses

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of shares of the Company common stock by discounting back to present value the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal years 2021 through 2025 based on the financial projections. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 2.0% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the financial projections. The cash flows and terminal values in each case were then discounted to present value as of September 30, 2020 using discount rates ranging from 9.5% to 11.0%, which were based on an estimate of the Company’s weighted average cost of capital, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of September 30, 2020, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $41.92 to $64.91, compared to the merger consideration of $58.50 per share of Company common stock.

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded small/mid cap companies which Evercore deemed most relevant to consider in relation to the Company, based on its professional judgment and experience, because they are public companies with operations that for purposes of its analysis Evercore considered similar to the operations of the Company:

●	CTS Corporation
●	Moog Inc.
●	Oxford Instruments plc
●	Spectris plc
●	Standex International Corporation
●	TT Electronics Plc
●	Vishay Precision Group Inc.

For each of these small/mid cap selected companies, Evercore calculated “enterprise value” (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents), based on closing share prices as of December 8, 2020, as a multiple of 2020 earnings before interest, taxes, depreciation and amortization, adjusted to include the impact of SBC (which we refer to as “adjusted EBITDA”) (which we refer to as “2020 adjusted EBITDA”), estimated 2021 adjusted EBITDA (which we refer to as “2021E adjusted EBITDA”), 2020 adjusted EBITDA less capital expenditures (which we refer to as “2020 adjusted free cash flow”) and 2021E adjusted EBITDA less capital expenditures (which we refer to as “2021E free cash flow”), respectively. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

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This analysis indicated the following:

Benchmark	Median
2020 Adjusted EBITDA	12.1x
2021E Adjusted EBITDA	12.3x
2020 Free Cash Flow	17.1x
2021E Free Cash Flow	16.5x

Based on the multiples it derived from the selected publicly traded small/mid cap companies and its professional judgment and experience, Evercore selected a reference range of adjusted EBITDA multiples of 9.5x to 13.0x and applied this range of multiples to the Company’s 2020 adjusted EBITDA, adjusted EBITDA multiples of 9.0x to 12.5x and applied this range of multiples to the Company’s 2021E adjusted EBITDA (as set forth in the financial projections), adjusted free cash flow multiples of 12.5x to 16.0x and applied this range of multiples to the Company’s 2020 adjusted free cash flow, and adjusted free cash flow multiples of 12.0x to 15.5x and applied this range of multiples to the Company’s 2021E adjusted free cash flow (as set forth in the financial projections). Evercore calculated per share prices by (i) taking each of these ranges of implied enterprise values, less the Company’s estimated net debt (calculated as total debt less cash and cash equivalents, in each case, as provided by the Company’s management), as of September 30, 2020 and (ii) dividing by the number of fully diluted shares of Company common stock as of December 7, 2020, as provided by the Company’s management. This analysis indicated ranges of implied equity values per share of Company common stock of $27.24 to $47.64, $23.82 to $44.05, $29.50 to $45.66 and $29.52 to $46.35, respectively, compared to the merger consideration of $58.50 per share of Company common stock.

Evercore also reviewed and compared certain financial information of the following large cap public companies with operations that for the purposes of its analysis Evercore considered similar to the operations of the Company:

●	Ametek, Inc.
●	Amphenol Corporation
●	Keysight Technologies, Inc.
●	Littlefuse, Inc.
●	National Instruments Corp.
●	Sensata Technologies Inc.
●	TE Connectivity Ltd.
●	Teledyne Technologies Inc.

For each of these large cap selected companies, Evercore calculated enterprise value, based on closing share prices as of December 8, 2020, as a multiple of 2020 adjusted EBITDA, 2021E adjusted EBITDA, 2020 adjusted free cash flow, and 2021E adjusted free cash flow, respectively. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Benchmark	Median
2020 Adjusted EBITDA	22.1x
2021E Adjusted EBITDA	20.5x
2020 Free Cash Flow	24.9x
2021E Free Cash Flow	23.9x

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Although none of the selected companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

Selected Transactions Analysis

(i) Sensors and Components

Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions involving publicly-traded target companies in the sensors and components industry announced since January 2014 (which we refer to as the “sensors and components selected transactions”). The sensors and components selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Announcement Date	Acquiror	Target
March 4, 2020	Teledyne Technologies Inc.	Photonis International SAS
November 20, 2019	Investor Group	Vayyar Imaging Ltd.
October 31, 2019	Ametek, Inc.	Gatan, Inc.
July 31, 2019	QinetiQ Group plc	Manufacturing Techniques Inc.
June 28, 2019	Wuxi Xichanweixin Semiconductor Co. Ltd.	SMIC Hong Kong Intl Ltd.
June 5, 2019	Teledyne Technologies, Inc.	3M Company – Gas & Flame Detection Business
June 3, 2019	TE Connectivity Ltd.	First Sensor AG
December 1, 2018	Cerberus Capital Management, L.P.	Sparton Corporation
November 27, 2018	Amphenol Corporation	Ssi Controls Technologies
November 1, 2018	Ametek, Inc.	Forza Silicon Corp.
September 10, 2018	Renesas Electronics Corporation	Integrated Device Technology, Inc.
July 10, 2018	Aptiv PLC	Winchester Interconnect
July 17, 2017	AVX Corporation	TT Electronics, PLC – TS&C Division
June 22, 2017	Ametek, Inc.	MOCON, Inc.
December 21, 2016	TDK Corporation	InvenSense, Inc.
December 12, 2016	Teledyne Technologies, Inc.	e2v Technologies Inc.
April 6, 2016	MTS Systems Corporation	PCB Group, Inc.
February 5, 2016	Ametek, Inc.	Brookfield Engineering Laboratories, Inc.
December 17, 2015	TDK Corporation	Micronas Semiconductor Holding AG
October 27, 2015	National Instruments Corp.	Micropross
July 30, 2015	Sensata Technologies Inc.	Custom Sensors & Technologies, Inc. Sensing Portfolio
July 30, 2015	Kyocera Corp.	Nihon Inter Electronics Corporation
July 29, 2015	Amphenol Corporation	FCI Asia Pte Ltd.
June 17, 2015	Keysight Technologies, Inc.	Anite Plc
December 15, 2014	Thoma Bravo, LP	Riverbed Technology, Inc.
October 13, 2014	NetScout Systems, Inc.	Danaher Corporation – Communications Business
August 29, 2014	Amphenol Corporation	Casco Automotive Group
August 20, 2014	Infineon Technologies AG	International Rectifier Corporation
August 18, 2014	Sensata Technologies Inc.	Schrader International
July 11, 2014	Vishay Intertechnology, Inc.	Capella Microsystems Inc.
June 18, 2014	TE Connectivity Ltd.	Measurement Specialties, Inc.

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(ii) Tests and Measurement

Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions involving publicly-traded target companies in the test and measurement industry announced since 2014 (which we refer to as the “tests and measurements selected transactions”). The tests and measurements selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Announcement Date	Acquiror	Target
February 5, 2020	Halma PLC	SENSIT Technologies LLC
December 13, 2019	EnGIS Technologies Inc.	Melcon Co. Ltd.
December 9, 2019	Nederman Holding AB	Gasmet Technologies Oy
September 4, 2019	Stryker Corp.	Mobius Imaging LLC
July 1, 2019	Astronics Corporation	Freedom Communication Technologies, Inc.
June 24, 2019	Nanometrics Inc.	Rudolph Technologies Inc.
June 6, 2019	Yokogawa Electric Corporation	Sensire Ltd.
June 5, 2019	Teledyne Technologies Inc.	3M Company – Gas & Flame Detection Business
February 11, 2019	Chroma ATE Inc.	Camtek Ltd.
November 27, 2018	Ametek, Inc.	Spectro Scientific
November 14, 2018	Advantest Corporation	Astronics Corporation – Semiconductor System Level Test Business
May 8, 2018	Cohu, Inc.	Xcerra Corporation
April 25, 2018	Teradyne Inc.	Mobile Industrial Robots
March 7, 2018	Altra Industrial Motion Corp.	Fortive Corporation – A&S Business
February 26, 2018	Teradyne Inc.	Energid Technologies
February 1, 2018	Viavi Solutions Inc.	Cobham plc – T&M Businesses
October 27, 2017	Astronics Corporation	Telefonix Inc.
September 6, 2017	Fortive Corporation	Landauer, Inc.
August 31, 2017	EXFO Inc.	Astellia
August 31, 2017	Keysight Technologies, Inc.	Scienlab electronic systems GmbH
August 9, 2017	Viavi Solutions Inc.	Trilithic Inc.
July 27, 2017	Fortive Corporation	Industrial Scientific Corporation
April 17, 2017	Ametek, Inc.	MOCON, Inc.
March 30, 2017	Bridge Growth Partners, LLC	Accedian Networks Inc.
February 21, 2017	Wireless Telecom Group, Inc.	CommAgility, Ltd.
January 30, 2017	Keysight Technologies, Inc.	Ixia
August 22, 2016	Apax Partners LLP	Ascom – Network Testing Division
February 5, 2016	Ametek, Inc.	Brookfield Engineering Laboratories
February 5, 2016	Ametek, Inc.	ESP/SurgeX
December 7, 2015	Bridgepoint Advisers Limited	Element Materials Technology
August 28, 2015	Keysight Technologies, Inc.	Electroservices Enterprises Ltd.
June 17, 2015	Keysight Technologies, Inc.	Anite Plc
June 8, 2015	Ametek, Inc.	Cognex Corporation – Surface Inspection Systems Division
May 13, 2015	Teradyne Inc.	Universal Robots
October 13, 2014	NetScout Systems, Inc.	Danaher Corporation – Communications Business

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For each selected transaction, Evercore calculated the “implied enterprise value” (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last 12-month adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which we refer to as “LTM adjusted EBITDA.” Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

This analysis indicated the following:

Benchmark	High	Low	Mean	Median
Sensors and Components LTM Adjusted EBITDA	26.5x	5.0x	13.6x	12.4x
Test and Measurement LTM Adjusted EBITDA	29.5x	12.7x	16.2x	14.9x

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM adjusted EBITDA multiples of 11.0x to 14.0x and applied this range of multiples to the Company’s LTM adjusted EBITDA as of September 30, 2020 based on the financial results for the Company provided by the Company’s management. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of September 30, 2020, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $36.00 to $53.34, compared to the merger consideration of $58.50 per share of Company common stock.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.

Sum-of-the-Parts Analysis

Evercore performed a sum-of-the-parts analysis to determine an implied equity value per share range of Company common stock. Evercore performed the sum-of-the-parts analysis by applying reference enterprise value to 2021E adjusted EBITDA multiples to the 2021E adjusted EBITDA for the Tests & Simulation and Sensors segments of the Company based on the financial projections.

Evercore reviewed and compared certain financial information for the Test & Simulation and Sensors segments and selected reference enterprise value to 2021E adjusted EBITDA multiples ranges for each that Evercore deemed most relevant to consider, based on its professional judgment and experience.

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(i) Test & Simulation

For the sum-of-the-parts analysis of the Test & Simulation segment, Evercore calculated a range of implied enterprise values by applying a range of enterprise value to 2021E adjusted EBITDA multiples of 8.0x to 11.5x to the 2021E adjusted EBITDA for the Test & Simulation segment. The sum-of-the-parts analysis resulted in a range of implied enterprise values for the Test & Simulation segment of $354 million to $508 million.

(ii) Sensors

For the sum-of-the-parts analysis of the Sensors segment, Evercore calculated a range of implied enterprise values by applying a range of enterprise value to 2021E adjusted EBITDA multiples of 11.0x to 14.5x to the 2021E adjusted EBITDA for the Sensors segment. The sum-of-the-parts analysis resulted in a range of implied enterprise values for the Sensors segment of $759 million to $1,001 million.

Evercore estimated the enterprise value range of the Company by aggregating the implied enterprise value ranges of the segments. The sum of the implied enterprise values from the sum-of-the-parts analyses after adjusting for debt and debt-like items, including capitalized lease obligations and unfunded pension plans, and cash projected as of October 3, 2020, and dividing by the fully diluted number of shares of Company common stock as of December 8, 2020, each as provided by Company management, resulted in an implied equity value of Company common stock per share range of $28.61 to $48.79.

Other Factors

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Premiums Paid Analysis

Using publicly available information, Evercore reviewed 310 transactions and announced bids for control of U.S. public targets with an aggregate transaction value between $500 million and $2 billion announced over the last 10 years. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market prices per share of the target companies one day and four weeks prior to announcement of each transaction.

Based on the results of this analysis and its professional judgment and experience, Evercore applied a one-day premium range of 20.0% to 40.0% (based on premiums paid in total all-cash transactions) to the closing price per share of Company common stock of $38.52 as of December 8, 2020, a one day premium range of 20.0% to 40.0% (based on premiums paid in transactions where the acquired company traded in the third quartile versus 52-week high) to the closing price per share of Company common stock of $38.52 as of December 8, 2020, a four-week premium range of 30.0% to 45.0% (based on premiums paid in total all-cash transactions) to the closing price per share of Company common stock of $30.60 on November 10, 2020, and a four-week premium range of 40.0% to 60.0% (based on premiums paid in transactions where the acquired company traded in the bottom quartile versus 52-week high) to the closing price per share of Company common stock of $30.60 on November 10, 2020. These analyses indicated ranges of implied equity values per share of Company common stock of $46.22 to $53.93, $46.22 to $53.93, $39.78 to $44.37 and $42.84 to $48.96, respectively, in each case, as compared to the merger consideration of $58.50 per share of Company common stock.

Illustrative Leveraged Buyout Analysis

Evercore performed an illustrative leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of the Company. Evercore conducted its illustrative leveraged buyout analysis based on financials for the Company’s fiscal year ended 2020 and financial projections for the fiscal years ending 2021 through 2025 based on the financial projections. Evercore assumed a transaction closing date of September 30, 2020. Evercore selected the leverage multiple, financing terms, exit multiple, fees and target internal rate of return based upon the application of its professional judgment and expertise.

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The following table summarizes Evercore’s analysis, with the implied equity values per share of Company common stock:

Source of Financial Projections Through FY2025	Illustrative Sponsor Required IRR	Total Gross Leverage	Exit NTM TEV/ Adj. EBITDA Multiples	Implied Value Per Ordinary Share
Financial Projections	15.0% – 25.0%	6.0x – 7.0x	9.5x	$31.60 – $47.85

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the shares of Company common stock prepared and published by equity research analysts that were publicly available as of December 8, 2020, the last full trading day prior to the delivery by Evercore of its opinion to the Board. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Company common stock at the time the price target was published. As of December 8, 2020, the range of selected equity research analyst price targets per share of Company common stock was $23.00 to $48.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Company common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.

Last 52-Week Trading Range

Evercore reviewed historical trading prices of shares of Company common stock during the 12-month period ended September 30, 2020, noting that the low and high closing prices during such period ranged from $13.62 to $52.14 per share of Company common stock, respectively.

Illustrative Present Value of Future Share Price

Evercore performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of that company’s estimated earnings per share, which we refer to as “EPS,” and its assumed price to future EPS multiple.

In calculating the implied present value of the future price per share of Company common stock, Evercore first calculated the implied future price per share of Company common stock as of September 30, 2023 by multiplying the Company’s 2024E adjusted EBITDA based on the financial projections by a range of enterprise value to 2024 adjusted EBITDA multiples ratios of 8.5x to 10.5x. Evercore then subtracted debt and debt-like items (including capitalized lease obligations and unfunded pension obligations), then added back cash and cash equivalents, and divided by the number of fully diluted shares of Company common stock as of December 8, 2020. Evercore then discounted the implied future share price back to September 30, 2020 using discount rates ranging from 11.5% to 13.5%, which were based on an estimate of the Company’s cost of equity. This analysis indicated a range of implied present values of future prices per share of Company common stock of $41.57 to $56.62, compared to the merger consideration of $58.50 per share of Company common stock.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Board. In connection with the review of the merger by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

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Evercore prepared these analyses for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to the holders of Company common stock (other than holders of excluded shares). These analyses do not purport to be appraisals of, or to necessarily reflect, the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Board (in its capacity as such) in connection with its evaluation of the merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Board or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of Company common stock (other than holders of excluded shares).

Pursuant to the terms of Evercore’s engagement letter with the Company, the Company has agreed to pay Evercore a fee for its services in the amount of approximately $18.275 million, of which $4 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the merger. The Company has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Company and Evercore has not received any compensation from the Company during such period. During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to the Parent and received fees for the rendering of these services in the amount of approximately $150,000. Evercore may provide financial advisory or other services to the Company and the Parent in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company or its affiliates, the Parent, potential parties to the merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.

The Company engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

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Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results in its regularly-scheduled earnings releases and other investor materials.

In connection with the Company’s evaluation of potential strategic alternatives, the Company’s management prepared forward-looking financial information with respect to fiscal years 2020 through 2025 (i) by estimating the Company’s results for the remainder of fiscal year 2020 ending October 3, 2020, taking into account the Company’s results through August 2020 and the costs savings and other COVID-19 related measures implemented by the Company and (ii) through the normal cycle of bottoms up annual operating plan estimation for fiscal year 2021. These projections were subsequently updated in October 2020 to reflect additional information with respect to fiscal year 2020, which had an impact on the remainder of the projection period (as so updated, the “financial projections”). The financial projections were reviewed by the Board and provided to potential bidders that were in the process at that time, including Parent, and to the Company’s financial advisors, Evercore and JP Morgan, for their use and reliance in connection with their financial analyses and opinions as described in the section titled “The Merger—Opinions of the Company’s Financial Advisors,” beginning on page 55.

The financial projections were prepared assuming the Company’s continued operation on a stand-alone basis.

None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because such financial projections or certain portions thereof were made available to the Board, the Company’s financial advisors and/or Parent, as applicable. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation of the Company that the financial projections or the information contained therein is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the Public Company Accounting Oversight Board (United States) for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (which we refer to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither the Company’s independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections or expressed any opinion or any other form of assurance on the financial projections or their achievability. The Company’s independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the financial projections.

In the view of the Company’s management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding the Company’s future financial performance at the time of their preparation. The financial projections are not facts and should not be relied upon as necessarily predictive of actual future results. You are cautioned not to place undue reliance upon the financial projections. Some or all of the assumptions made in connection with the preparation of the financial projections may change from the date on which the financial projections were prepared. None of the Company, Parent or any of their respective affiliates, advisors or other representatives makes any representation to any Company shareholder regarding the validity, reasonableness, accuracy or completeness of the financial projections or the ultimate performance of the Company relative to the financial projections. Except as required by applicable law, neither the Company nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the financial projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in the Company’s businesses or their prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or necessarily predictive of actual future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved.

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Given that the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2020, which was filed with the SEC on December 15, 2020, and in the Company’s other public filings with the SEC. For additional information on factors that may cause the Company’s future financial results to materially vary from the projected results summarized below, see the section titled “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by the Company or any of its affiliates, advisors or other representatives or any other person to any Company shareholder or any other person regarding the actual performance of the Company compared to the results included in the financial projections or otherwise.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. For a more detailed description of the information available, see the section titled “Where You Can Find More Information,” on page 124. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the effect of the merger and related matters. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed in any manner in that context.

The financial projections reflect various estimates, assumptions and methodologies of the Company, all of which are difficult to predict and many of which are beyond the Company’s control, including, among others, assumptions with respect to general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company’s businesses.

In addition, certain of the financial projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled financial measures used by other companies. Furthermore, pursuant to the published guidelines of the SEC, the non-GAAP metrics are not reconciled to GAAP metrics.

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Financial Projections

The following table summarizes the financial projections as of October 2020:

Financial Projections Summary

	For the Fiscal Year Ending[1,7]
$ in millions	2020E	2021P	2022P	2023P	2024P	2025P

Revenue	$829	$820	$896	$943	$1,003	$1,076

Gross Profit	$288	$307	$343	$368	$397	$433
Net Income (Loss) from Operations	$44	$68	$92	$110	$133	$160
Impairment [2]	(296)
EBIT[3]	$(252)	$68	$92	$110	$133	$160
Adjusted EBITDA[4]	$123	$127	$147	$167	$190	$218
Adjusted EBITDA[5] (excluding SBC)	$114	$117	$138	$157	$180	$208
Net Income	$(288)	$28	$51	$69	$90	$115
Net Operating Profit After Taxes[6] (“NOPAT”)	NA	$58	$77	$91	$108	$129

(1)	The Company has a 5-4-4 week, quarterly accounting cycle with its fiscal year ending on the Saturday closest to September 30.
(2)	Represents impairment of goodwill and intangible assets.
(3)	“EBIT” is defined as Earnings Before Interest and Taxes, includes other income and expense.
(4)	For purposes of this section, “adjusted EBITDA” is defined as Earnings Before Interest and Taxes, Depreciation and Amortization and SBC, adjusted for one-time expenses. One-time expenses for the Company for fiscal year 2020 represented $296 in goodwill and intangible asset impairment charges, $8 in contingent consideration fair value adjustment, $5 in acquisition related expenses and $12 in restructuring related expenses. One-time expenses for the Company for fiscal year 2021 represented additional restructuring charges for programs initiated in fiscal year 2020. The adjusted EBITDA for fiscal year 2021 includes impact of a one-time gain on a sale of $4. The Company projected adjusted EBITDA for the projection period as follows:

	For the Fiscal Year Ending
$ in millions	2020E	2021P	2022P	2023P	2024P	2025P
EBIT	$(252)	$68	$92	$110	$133	$160
Plus: Depreciation	24	21	23	24	25	25
Plus: Amortization	23	23	23	23	23	23
Plus: SBC	7	10	10	10	10	10
Plus: One-Time Expenses	321	5	-	-	-	-
Adjusted EBITDA	$123	$127	$147	$167	$190	$218

(5)	“Adjusted EBITDA (excluding SBC)” is defined as adjusted EBITDA, reduced for SBC. The adjusted EBITDA (including SBC) for fiscal year 2021 includes impact of a one-time gain on a sale of $4. The adjusted EBITDA (including SBC) for fiscal year 2021 for the Test & Simulation segment is $44 (which was normalized to exclude the impact of a one-time gain on a sale of $4) and for the Sensors segment is $69.
(6)	Using the Company’s projections of NOPAT, depreciation and amortization, change in working capital, contingent consideration, other and capital expenditures, the Company calculated unlevered free cash flow for the Company by (i) adding depreciation and amortization (which the Company projected to be $44, $45, $47, $47 and $48 for fiscal years 2021, 2022, 2023, 2024 and 2025, respectively), (ii) adjusting for change in working capital (which the Company projected to be $4, $(15), $(6), $(8) and $(11) for fiscal years 2021, 2022, 2023, 2024 and 2025, respectively), (iii) subtracting contingent consideration (which the Company projected to be $26 in fiscal year 2021 with no such expenses in the remainder of the projection period), (iv) adjusting for other (which the Company projected to be $(15), $2, $(1), $3 and $5 in fiscal years 2021, 2022, 2023, 2024 and 2025, respectively) and (v) subtracting capital expenditures (which the Company projected to be $19, $25, $26, $28 and $30 for fiscal years 2021, 2022, 2023, 2024 and 2025, respectively). This calculation resulted in unlevered free cash flows for fiscal years 2021, 2022, 2023, 2024 and 2025 of $46, $85, $105, $122 and $141, respectively.
(7)	The principal differences between the projections prepared in September of 2020 and the financial projections from October 2020 are (i) the determination of the fiscal year 2020 goodwill and intangible asset impairment and related reduction in intangible amortization expense for the projection period and (ii) finalization of certain restructuring charges to be incurred. The projections in September 2020 had the following line items and amounts that were different from the financial projections from the amounts in such line items in the October 2020 financial projections: (a) EBIT of $48, $63, $90, $107, $130 and $157 for fiscal years 2020, 2021, 2022, 2023, 2024 and 2025, respectively; (b) amortization of $24 in fiscal year 2020 and $26 in each of the following fiscal years throughout the projection period; (c) SBC of $8 in fiscal year 2020; (d) one-time expenses of $17 in fiscal year 2020; (e) net income of $12, $24, $48, $66, $88 and $112 for fiscal years 2020, 2021, 2022, 2023, 2024 and 2025; (f) depreciation of $23 in fiscal year 2020 and (g) adjusted EBITDA of $119, $125, $148 and $168 for fiscal years 2020, 2021, 2022 and 2023, respectively.

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To prepare the financial projections, Company management factored in a number of assumptions and adjustments. In particular, the financial projections assume the following:

●	The impacts of the COVID-19 pandemic on the business are expected to continue to delay orders through the first half of fiscal year 2021, at which point the Company anticipates it will start to see a return to growth. The decline in orders reached its low point in the third quarter of 2020, resulting in a lower revenue trajectory for the six-month period following orders being taken.

●	Additional China trade restrictions imposed in fiscal year 2020 continue to put additional pressure on the Test and Simulation business order profile. The Company also instituted product rationalization measures in its China operations to reduce the exposure to highly competitive and low margin orders to improve the operating profit within China. The product rationalization is expected to reduce revenue in China by approximately $15 million to $20 million annually.

●	The Company’s customer pipeline takes into account estimated timing of revenue relative to signing and includes risk-adjusted estimates and related incremental costs for the projection period for potential new customers.

●	The Company’s E2M operations have been adversely impacted by COVID-19 in flight simulation and entertainment markets with expected market recovery not anticipated until fiscal year 2022 or beyond. The Company has instituted cost reduction measures to mitigate the loss of revenue while maintaining core technology to fuel growth and innovative advancements in the market upon return of these market sectors.

●	Sensors revenue increases in 2021 offset the decline in Test & Simulation revenue in fiscal year 2021 compared to 2020, resulting in equal revenue for the total company in 2021, with return to higher growth for the remainder of the projection period.

●	During fiscal year 2020, the Company instituted cost reduction measures that reduced the overall compensation paid to certain employees, including wage reductions, furloughs, variable compensation elimination and other measures. The inclusion of some of these expenses in fiscal year 2021 will increase our cost basis by approximately $16 million to $18 million.

●	The Company instituted a merit freeze for fiscal year 2021. A full increase expected at a total company level of 3% for the remainder of the projection period.

●	Variable compensation accrual occurred at a rate of 0% in fiscal year 2020 and will occur at a rate of 50% for fiscal year 2021 and 100% for the remainder of the projection period.

●	Restructuring actions implemented in fiscal year 2020 to reduce the overall constant cost infrastructure in the Test & Simulation business are expected to yield total annual cost savings of $30 million realized in the second half of fiscal year 2021 and extend permanently for 2022 to 2025.

●	The Company has implemented supply chain utilization measures and other initiatives that it expects will result in improvement in working capital in fiscal year 2021 when compared to fiscal year 2020, with steady improvement in overall working capital for fiscal years 2022 to 2025.

●	The Company expects to return to consistent capital expenditures of 2-3% of revenue as historically experienced by the Company after a few years of higher investment.

●	No dividends and no share repurchases assumed to utilize free cash flow to reduce the Company’s debt level and correlating interest charges.

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Except as required by applicable law, neither THE COMPANY NOR ANY OF ITS AFFILIATES INTENDS TO, AND EACH OF THEM DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR EVENTS OCCURRING AFTER THE RESPECTIVE DATES WHEN THE FINANCIAL PROJECTIONS WERE PREPARED OR TO REFLECT THE EXISTENCE OF FUTURE CIRCUMSTANCES OR THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE OR BECOME NO LONGER APPROPRIATE (even in the short term).

Interests of Directors and Executive Officers in the Merger

Members of the Board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company shareholders generally. You should keep this in mind when considering the recommendation of the Board “FOR” the approval and adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Company shareholders approve and adopt the merger agreement. These interests are described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section titled “—Golden Parachute Compensation” below, were used:

●	the relevant price per share of Company common stock is $58.50 per share, which is the fixed price per share to be received by our shareholders in respect of their shares of Company common stock in connection with the merger;

●

the effective time of the merger is January 27, 2021, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (which we refer to as the “assumed effective time”); and

●	the employment of each executive officer of the Company is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as each such term is defined in the relevant plan and/or agreement), in each case, immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

The merger agreement provides that, with respect to all outstanding equity awards under the Company’s equity plans, as a result of the merger:

●	each Company option will be fully vested and cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to such cancelled Company option multiplied by (ii) the excess, if any, of (a) the merger consideration over (b) the exercise price per share of the Company common stock subject to such cancelled Company option, without interest and less any applicable tax withholdings;

●	any Company option with an exercise price per share equal to or greater than the merger consideration will be cancelled in exchange for no consideration; and

●	each Company RSU award will be fully vested, with each Company RSU award that is subject to performance-based vesting conditions deemed to be vested at the greater of (i) actual performance determined as of immediately prior to the effective time and (ii) target level, and will be cancelled as of the effective time in exchange for an amount in cash equal to the product obtained by multiplying (a) the aggregate number of vested restricted stock units subject to such Company RSU award by (b) the merger consideration, without interest and less any applicable tax withholdings.

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Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the Company RSU awards held by each of the Company’s non-employee directors as of the assumed effective time and the estimated value of such awards based on the merger consideration. Depending on when the actual effective time occurs, certain of these Company RSU awards may vest prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number. As of the assumed effective time, none of the Company’s non-employee directors held any other equity awards with respect to the Company and none of the Company RSU awards held by the non-employee directors are subject to performance-based vesting conditions. The following table does not include the annual equity awards that our non-employee directors will receive at the 2021 annual meeting of shareholders, which are expected to be issued in the second fiscal quarter of 2021. Each then-serving non-employee director other than Mr. Anderson, will receive an RSU award with a grant date fair value of $120,000 and Mr. Anderson will receive an RSU award with a grant date fair value of $154,000. These RSU awards will be treated as described above under the section titled “—Treatment of Outstanding Equity Awards.”

Non-Employee Director Equity Award Summary Table

Non-Employee Directors	Number of Restricted Stock Units (#)(1)	Value of Restricted Stock Units($)(1)
David J. Anderson	7,976	466,596
Nancy Altobello	4,510	263,835
David D. Johnson	14,070	823,095
Michael V. Schrock	2,695	157,658
Kenneth Yu	2,695	157,658
Linda Zukauckas	2,695	157,658

(1)	Included in this column are deferred stock units held by the non-employee directors, which are fully vested as of the assumed effective time.
(2)	Under the merger agreement, each Company RSU award will be fully vested, and will be cancelled as of the effective time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of vested restricted stock units subject to such Company RSU award by (ii) the merger consideration, without interest. The amount reported represents the number of Company restricted stock units subject to the cancelled Company RSU award multiplied by the merger consideration of $58.50 per share.

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Executive Officers

The following table sets forth the outstanding vested Company options held by each executive officer of the Company as of the assumed effective time and the estimated value of such awards based on the merger consideration. Depending on when the effective time occurs, certain of these awards may be exercised or expire prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger.

Executive Officer Vested Equity Awards Summary Table
Executive Officers	Number of Stock Options (#)(1)	Value of Stock Options($)(2)
Randy J. Martinez*	0	0
Brian T. Ross	30,090	222,769
Steven B. Harrison	16,480	203,788
David T. Hore	17,899	188,562
Todd J. Klemmensen	15,640	122,617

*	Also a director of the Company.

(1)	Included in this column are vested Company options with an exercise price greater than the merger consideration, which will be cancelled at the time of the merger in exchange for no consideration.
(2)	Under the merger agreement, each vested Company option will be cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to such cancelled Company option multiplied by (ii) the excess, if any, of (a) the merger consideration over (b) the exercise price per share of the Company common stock subject to such cancelled Company option, without interest and less any applicable tax withholdings, and any Company option with an exercise price per share equal to or greater than the merger consideration will be cancelled in exchange for no consideration. The amount reported represents the number of shares subject to each vested Company option as of the assumed effective time, multiplied by the excess of the merger consideration of $58.50 per share over the exercise price per share subject to the vested Company option.

The following table sets forth the Company RSU awards and unvested Company options held by each of the Company’s executive officers as of the assumed effective time and the estimated value of such awards based on the merger consideration. Depending on when the effective time occurs, certain of these equity awards may vest, be exercised and/or cancelled, in each case, prior to the effective time in accordance with their terms and independent of the occurrence of the merger. All share and unit numbers have been rounded to the nearest whole number.

Executive Officer Unvested Equity Awards Table
Executive Officers	Number of Restricted Stock Units(#)	Value of Restricted Stock Units($)(1)	Number of Unvested Company options(#)	Value of Unvested Company options($)(2)
Randy J. Martinez*	36,859	2,156,252	0	0
Brian T. Ross	25,097	1,468,175	14,142	151,034
Steven B. Harrison	36,085	2,110,973	13,878	216,947
David T. Hore	20,031	1,171,814	11,030	118,100
Todd J. Klemmensen	15,571	910,904	8,411	89,865

*	Also a director of the Company.

(1)	Under the merger agreement, each Company RSU award will be fully vested, with each Company RSU award that is subject to performance-based vesting conditions deemed to be vested at the greater of (i) actual performance determined as of immediately prior to the effective time and (ii) target level, and will be cancelled as of the effective time in exchange for an amount in cash equal to the product obtained by multiplying (a) the aggregate number of vested restricted stock units subject to such Company RSU award by (b) the merger consideration, without interest and less any applicable tax withholdings. The amount reported represents the number of Company restricted stock units subject to the Company RSU award, assuming target level performance for any restricted stock units subject to performance-based vesting conditions, multiplied by the merger consideration of $58.50 per share.
(2)	Under the merger agreement, each unvested Company option will be fully vested and cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to such cancelled Company option multiplied by (ii) the excess, if any, of (a) the merger consideration over (b) the exercise price per share of the Company common stock subject to such cancelled Company option, without interest and less any applicable tax withholdings, and any Company option with an exercise price per share equal to or greater than the merger consideration will be cancelled in exchange for no consideration. The amount reported represents the number of shares subject to each Company option as of the assumed effective time, multiplied by the excess of the merger consideration of $58.50 per share over the exercise price per share subject to the Company option.

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Change in Control Severance Benefits for Executive Officers

Executive Change in Control Severance Plan

The Company maintains the MTS Systems Corporation Executive Change in Control Severance Plan (which we refer to as the “Change in Control Severance Plan”), which provides severance benefits, subject to executing and not rescinding a release, to each of our executive officers other than Mr. Martinez upon a termination by the Company (other than for “cause” or due to death or disability) or resignation by the executive officer for “good reason” within two years following a “change in control,” each as defined in the Change in Control Severance Plan (we refer to each as a “qualifying termination of employment”). The merger will be a “change in control” as defined under the Change in Control Severance Plan. Under the Change in Control Severance Plan, upon a qualifying termination of employment, the Company will pay the executive officer a cash severance benefit equal to 200% times the executive officer’s “annual compensation.” Under the Change in Control Severance Plan, “annual compensation” is defined as the sum of the following: (i) annual base salary; (ii) average annual amounts paid under the Executive Variable Compensation Plan (which we refer to as the “EVC Plan”) for the preceding three years (or the actual number of years of receipt of such incentive compensation if less than three years); and (iii) any other form of compensation paid to the participant and included in such individual’s gross income during the 12-month period immediately prior to the date of termination (but excluding (a) any amount actually paid to the participant as a target bonus (regardless of whether all or any portion of such Company bonus was contributed to a deferred compensation plan); (b) compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, the vesting of restricted stock or distribution of restricted stock units; and (c) any payments actually or constructively received from a plan or arrangement of deferred compensation). The cash severance benefit will be paid in a lump sum within 60 days following the executive officer’s qualifying termination of employment. In addition, under the terms of the Change in Control Severance Plan, for the 18-month period following the qualifying termination of employment, the Company will provide life, disability, accident and health insurance benefits substantially similar to those that the executive officer received or was entitled to receive immediately prior to the notice of termination with respect to such qualifying termination of employment; provided, however, that if the Company’s pre-tax subsidy of providing such benefits would result in discrimination under applicable tax laws, then the Company will pay an amount equal to 200% of such monthly premiums as additional compensation to the executive officer in lieu of such continued coverage. The executive officer will be responsible for the payment of his or her portion of the premiums for such benefits at the same relative percentage of total premiums as the executive officer paid before the executive officer’s termination and following the end of such 18-month period, the executive officer will be eligible for continued health coverage as required by Section 4980B of the Internal Revenue Code (which we refer to as the “Code”) or other applicable law as if the executive officer’s qualifying event occurred as of the end of such period.

For purposes of the Change in Control Severance Plan, “cause” generally means any of the following: (i) the willful and continued failure by the executive officer to perform substantially the duties and responsibilities of his or her position; (ii) the conviction by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the executive officer’s ability to perform his or her duties or impair the business reputation of the Company; (iii) the executive officer’s willful engagement in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) a material violation by the executive officer of the Company’s policies or codes of conduct.

For purposes of the Change in Control Severance Plan, “good reason” generally means, without an executive officer’s express written consent, any of the following: (i) the assignment to the executive officer of duties materially inconsistent with such executive officer’s authority, duties or responsibilities with respect to his or her position, or any action by the Company that results in a diminution in such authority, duties or responsibilities; (ii) a material reduction in the executive officer’s total target compensation (including base salary, cash incentive and equity); (iii) a material reduction in the budget over which the executive officer retains authority; (iv) a change in the geographic location at which the executive officer must perform services for the Company greater than 25 miles from the prior location; and (v) any material violation of the Change in Control Severance Plan by the Company, including but not limited to, any purported termination of the executive officer’s employment that is not made pursuant to a notice of termination satisfying the requirements of the Change in Control Severance Plan. The executive officer will be entitled to terminate employment for “good reason” only if: (a) the executive officer provides written notice to the chief executive officer (or in the case of the chief executive officer, the chair of the compensation committee of the Board) of the Company stating the existence of the good reason condition within 90 days of the initial existence of the condition; (b) the Company does not remedy such condition within 30 days of the date of such notice; and (c) the executive officer terminates employment within 90 days following the last day of the 30-day remedial period.

In the event that the vesting, acceleration and payment of any equity awards or other compensation or benefits, together with all other payments and the value of any benefits received or to be received by the executive officer under the Change in Control Severance Plan, would result in all or a portion of such payment being subject to the excise tax under Section 4999 of the Code (which we refer to as the “excise tax”), then the benefits to be received by the executive officer under the Change in Control Severance Plan will be either (i) the full payment or (ii) such lesser amount determined by the Company in accordance with the terms of the Change in Control Severance Plan that would result in no portion of the payment being subject to the excise tax if such lesser amount would result in the executive officer receiving a higher net after-tax amount than receiving the full payment without any reduction.

As a condition to the receipt of benefits under the Change in Control Severance Plan, the executive officer may not render services to any entity offering any competing product of the Company for a period of two years following the date of termination. If the executive officer breaches this non-competition covenant, all benefits under the Change in Control Severance Plan will cease immediately, other than insurance benefits, which the executive officer may continue to the extent permitted under federal and state law at the executive officer’s own expense.

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See the section titled “—Golden Parachute Compensation” below for an estimate of the amounts that would become payable to each of the Company’s executive officers under the Change in Control Severance Plan.

Retention Agreements

Each of the Company’s executive officers entered into a retention agreement with the Company, dated December 18, 2020 (each of which we refer to as a “retention agreement” and, collectively, the “retention agreements”), pursuant to which the Company will pay each executive officer a cash bonus (which we refer to as the “retention bonus”) subject to certain terms and conditions. Pursuant to the retention agreements, 50% of the retention bonus was paid to the executive officer in 2020 and the remaining 50% of the retention bonus will be paid in cash in a lump sum within 30 days following the one-year anniversary of the closing of the merger. Except as described below for Mr. Martinez, payment of the retention bonus is conditioned on the executive officer being continuously employed by the Company or any of its affiliates through the applicable payment date.

Pursuant to Mr. Martinez’s retention agreement, if (i) Mr. Martinez is terminated by the Company without “cause” or if he resigns for “good reason” (each as defined in the retention agreement), in each case, prior to the closing of the merger, the Company will pay the second installment of the retention bonus to him on the next administratively practical payroll date following the later of the closing of the merger and the effective date of a release of claims in favor of the Company or (ii) Mr. Martinez’s employment is terminated by the Company without “cause” or as a result of death or “disability” (as defined in the retention agreement) or if he resigns for “good reason”, in each case, on or after the closing date (as defined below) but prior to the one-year anniversary of the closing of the merger, the Company will pay the second installment of the retention bonus to him (or his estate, as applicable) within 60 days following such termination of employment, in each of (i) or (ii), subject to his execution and non-revocation of a release of claims in favor of the Company. Mr. Martinez will not be entitled to receive all or any portion of the second installment of the retention bonus if (a) his employment is terminated by the Company for “cause” or (b) he resigns without “good reason.”

Each of the retention agreements provide that if, before the closing of the merger, (i) an executive officer’s employment with the Company is terminated by the Company for “cause” or the executive officer resigns for any reason other than “good reason” or (ii) the executive officer breaches the terms of any restrictive covenant included in an agreement between the Company or any of its affiliates and such executive officer, then the executive officer will repay to the Company an amount equal to the first installment of the retention bonus no later than the 15th day following his or her termination of employment.

For purposes of the retention agreements, “cause” generally means any of the following: (i) the willful and continued failure by an executive officer to perform substantially the duties and responsibilities of the executive officer’s position with the Company; (ii) the conviction of the executive officer by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the executive officer’s ability to perform his or her duties or impair the business reputation of the Company; (iii) the executive officer’s willful engagement in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) a material violation by the executive officer of the Company’s policies or codes of conduct.

For purposes of the retention agreements, “good reason” generally means, without an executive officer’s express written consent, any of the following: (i) the assignment of duties materially inconsistent with the executive officer’s authority, duties or responsibilities with respect to his or her position or any action by the Company that results in a diminution in such authority, duties or responsibilities; (ii) a material reduction in the executive officer’s base salary; (iii) a material reduction in the budget over which the executive officer retains authority; (iv) a change in the geographic location at which the executive officer must perform services for the Company greater than 25 miles from the prior location; and (v) any material violation of the retention agreement by the Company. An executive officer will be entitled to terminate employment for “good reason” only if: (a) the executive officer provides written notice to the chief effective officer (or in the case of the chief executive officer, the chair of the compensation leadership development committee of the Board) of the Company stating the existence of such good reason condition within 90 days of the initial existence of the condition; (b) the Company does not remedy such condition within 30 days of the date of such notice; and (c) the executive officer terminates employment within 90 days following the last day of the thirty-day remedial period.

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See the section titled “—Golden Parachute Compensation” below for an estimate of the amounts that would become payable to each of the Company’s executive officers under the retention agreements.

CEO Offer Letter Agreement

In connection with his appointment as president and chief executive officer of the Company, the Company entered into a new offer letter agreement with Mr. Martinez, dated December 17, 2020 (which we refer to as the “CEO offer letter agreement”). Mr. Martinez previously served as the Company’s interim president and chief executive officer. Under the CEO offer letter agreement, Mr. Martinez’s salary will continue to be $720,000 annually, and he received a one-time equity grant with a grant date fair value of $2 million in the form of 50% time-based restricted stock units and 50% performance-based restricted stock units. Any portion of such grant that is unvested as of the closing of the merger will vest and be cancelled in exchange for a cash payment upon the closing of the merger, as described above under “—Treatment of Outstanding Equity Awards.” The CEO offer letter agreement does not provide for severance benefits.

Pro-Rata Payments under the EVC Plan

Pursuant to the merger agreement, following the closing of the merger, Parent will or will cause its subsidiaries to make pro-rated payments under the EVC Plan to eligible employees, including executive officers, in respect of the performance period in effect as of the closing date based on the number of days in such performance period that elapsed prior to the closing date divided by 365; provided that the applicable performance goals will be deemed attained at the threshold level. Notwithstanding the foregoing, the Company has discretion to make pro-rated payments under the EVC Plan in respect of the performance period in effect as of the closing date with the applicable performance goals deemed attained at the target level.

See the section titled “—Golden Parachute Compensation” below for an estimate of the amounts that would become payable to each of the Company’s executive officers with respect to the EVC Plan as of the assumed effective time.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This merger-related compensation is subject to a non-binding advisory vote of the Company shareholders, as set forth in Proposal 2 to this proxy statement. For additional information, see the section titled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal” on page 28.

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The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above under the section titled “—Certain Assumptions” on page 76. These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Payments
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC	Perquisites/ Benefits ($)(3)	Tax Reimbursement (4)	Other	Total ($)
Randy J. Martinez	1,440,000	2,156,252	0	0	0	0	3,596,252
Brian T. Ross	1,662,242	1,619,208	0	11,725	0	0	3,293,175
Steven B. Harrison	1,664,174	2,327,919	0	2,776	0	0	3,994,869
David T. Hore	1,680,048	1,289,914	0	30,834	0	0	3,000,796
Todd J. Klemmensen	1,236,229	1,000,769	0	1,593	0	0	2,238,591
Jeffrey A. Graves(5)	0	0	0	0	0	0	0

(1)	The cash amounts include cash severance payments under the Change in Control Severance Plan that would be payable in a single lump sum, assuming the named executive officer’s employment is terminated within two years following the merger (i) by the Company other than for “cause,” death or “disability” or (ii) by the named executive officer for “good reason” (each as defined in the Change in Control Severance Plan), in each case, subject to the named executive officer’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with any restrictive covenants, equal to 200% of the following with respect to the named executive officer: (a) annual base salary; (b) average annual amounts paid under the EVC Plan for the preceding three years (or the actual number of years of receipt of such incentive compensation if less than three years); and (c) any other form of compensation paid to the named executive officer and included in the named executive officer’s gross income during the 12-month period immediately prior to the date of termination (but excluding any amount actually paid to the participant as a target bonus (regardless of whether all or any portion of such Company bonus was contributed to a deferred compensation plan), compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, the vesting of restricted stock or distribution of restricted stock units, and any payments actually or constructively received from a plan or arrangement of deferred compensation). The foregoing cash severance payments are considered double-trigger payments because they will only be paid in connection with a qualifying termination of employment following the merger. Mr. Martinez does not participate in the Change in Control Severance Plan.

The cash amount for each named executive officer also includes a retention bonus pursuant to the terms of the retention agreements, whereby 50% of the retention bonus was paid in cash in a lump sum in December 2020, and the remaining 50% of the retention bonus will be paid in cash in a lump sum within 30 days following the one-year anniversary of the closing of the merger. Except as described in the following sentence for Mr. Martinez, the retention bonus payments are conditioned on the named executive officer’s continuous employment with the Company or any of its affiliates through the applicable payment date, and are subject to repayment if, before the closing of the merger, (i) the named executive officer’s employment is terminated for “cause” or the named executive officer resigns for any reason other than “good reason” or (ii) the named executive officer breaches the terms of any restrictive covenant included in an agreement between the Company or any of its affiliates and such named executive officer. Mr. Martinez’s retention agreement also provides that he will receive the portion of the retention scheduled to be paid on the one-year anniversary of the closing of the merger in the event he is terminated by the Company without “cause” or if he resigns for “good reason” prior to such date. For purposes of this disclosure, we have classified these payments as single trigger as the retention agreements were granted in connection with the entry into the merger agreement and will be paid on the one-year anniversary of the closing of the merger, subject to the named executive officer’s continued employment.

In addition, the cash amount for each named executive officer includes a pro-rata payment under the EVC Plan in respect of the performance period in effect as of the closing of the merger, pro-rated based on the number of days in such performance period that elapsed prior to the closing date and with the applicable performance goals deemed attained at the threshold level. Notwithstanding the foregoing, the Company has discretion to make pro-rated payments under the EVC Plan in respect of the performance period in effect as of the closing date with the applicable performance goals deemed attained at the target level. The pro-rata payout under the EVC Plan will be paid as soon as practicable following the closing of the merger and, thus, is deemed a single trigger benefit. For purposes of this disclosure, we have determined the pro-rata payment under the EVC Plan as if the applicable performance goals were deemed attained at the target level. Mr. Martinez does not participate in the EVC Plan.

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Details of the cash amounts are shown in the following supplementary table:

Name	Cash Severance Payments ($)	Retention Bonus ($)	Pro Rata Payments under the EVC Plan ($)	Total ($)
Randy J. Martinez	0	1,440,000	0	1,440,000
Brian T. Ross	1,115,262	500,000	46,980	1,662,242
Steven B. Harrison	1,117,917	500,000	46,257	1,664,174
David T. Hore	1,131,864	500,000	48,184	1,680,048
Todd J. Klemmensen	832,720	375,000	28,509	1,236,229
Jeffrey A. Graves	0	0	0	0

(2)	The equity amounts consist of, in each case as described in more detail above in the section titled “Treatment of Outstanding Equity Awards”:

(i)	The cash consideration to be received by each named executive officer in connection with outstanding and unvested Company options, which acceleration of vesting and cancellation of such option will occur upon completion of the merger; and

(ii)	The cash consideration to be received by each named executive officer in connection with outstanding and unvested Company RSU awards, which acceleration of vesting and cancellation of such awards will occur upon completion of the merger. In the case of Company RSU awards subject to performance-based vesting conditions, we have assumed that performance conditions applicable to such awards will be deemed to be achieved at the target level of performance.

The amounts attributable to Company options and Company RSU awards are attributable to a single-trigger arrangement (i.e., the accelerated payment will occur upon completion of the merger and with respect to which payment is not conditioned upon the named executive officer’s certain termination of employment) and reflect the treatment that will apply to all similar outstanding equity awards (including awards held by individuals who are not named executive officers) pursuant to the terms of the merger agreement.

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(3)	Amounts reflect payments, as provided for under the Change in Control Severance Plan, in respect of the monthly cost of certain life, disability, accident and health insurance benefits provided to the named executive officer, based on the insurance premiums in effect as of the assumed effective time, for a period of eighteen (18) months following termination of employment. The foregoing amounts attributable to continuation of the named executive officer’s benefits are considered double-trigger payments because they will only be paid upon a qualifying termination of employment occurring within two years following a change in control (including the merger). Mr. Martinez does not participate in the Change in Control Severance Plan.

(4)	None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger. The Change in Control Severance Plan and the retention agreements provide that the change in control payments to the named executive officers are subject to reduction to avoid the imposition of the excise tax under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the named executive officer. The amounts above do not reflect any possible reductions under the Change in Control Severance Plan or the retention agreements.

(5)	Dr. Graves separated from the Company, effective May 22, 2020, and will not receive any merger-related compensation. Under applicable SEC disclosure rules, Dr. Graves is considered a named executive officer for purposes of this table.

Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, from and after the effective time until the expiration of the applicable statute of limitations, the surviving corporation is obligated to, and Parent is obligated to cause the surviving corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company’s subsidiaries and each fiduciary under benefit plans of the Company or any of its subsidiaries (we refer to each as an “indemnified party”), against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effective time (and whether asserted or claimed prior to, at or after the effective time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries or a fiduciary under benefit plans prior to the effective time (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time, and including any expenses incurred in enforcing such person’s rights. In the event of any indemnified liability (whether or not asserted before the effective time), the surviving corporation will promptly pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under the applicable law).

Also, the Company will be permitted to, prior to the effective time (and, if the Company fails to do so, the surviving corporation will, and Parent will cause the surviving corporation to), obtain and fully pay the premium for a “tail” insurance and indemnification policy that provides coverage for a period of six years from and after the effective time for events occurring prior to the effective time (which we refer to as the “D&O insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement.

In addition, the Change in Control Severance Plan provides that if an executive officer experiences a qualifying termination of employment within two years of a change in control, subject to the terms of the Change in Control Severance Plan, the Company will cause to be maintained in effect for not less than six years from the date of the change in control directors’ and officers’ liability insurance policies of at least the same coverage as those policies maintained by the Company on the effective date and containing terms and conditions that are no less advantageous than those policies. Mr. Martinez is not eligible to participate in the Change in Control Severance Plan.

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In addition, for not less than six years following the effective time, Parent and the surviving corporation must maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the analogous provisions contained in the organizational documents of the Company and its subsidiaries in effect immediately prior to the effective time. The contractual indemnification rights of the directors and officers of the Company or any of its subsidiaries will be assumed by the surviving corporation by virtue of the merger and will continue in full force and effect in accordance with their terms following the effective time.

For additional information, see the section titled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance Information,” beginning on page 108.

Certain Effects of the Merger

If the proposal to approve and adopt the merger agreement is approved by the holders of shares of Company common stock representing a majority of the outstanding voting shares of Company common stock and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the completion of the merger, all of the Company’s equity interests will be beneficially owned by Parent, and, by virtue of the merger, none of the Company’s current shareholders will have any ownership interest in, or be a shareholder of, the Company, the surviving corporation or Parent. As a result, the Company’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive $58.50 in cash, without interest thereon, other than (i) shares that are owned of record by any subsidiary of the Company (other than those held on behalf of a third party), (ii) shares owned of record by Parent, Sub or any of their respective subsidiaries (other than those held on behalf of a third party) and (iii) shares held by shareholders who have not voted in favor of approval and adoption of the merger agreement and who are entitled to demand and properly exercise dissenters’ rights with respect to such shares and complied in all respects with all the applicable provisions of the MBCA.

For information regarding the effects of the merger on the Company’s outstanding equity awards and the Company’s equity plans, please see the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 76, and the section titled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page 93.

Company common stock is currently registered under the Exchange Act and trades on NASDAQ under the symbol “MTSC.” Following the completion of the merger, shares of Company common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company, to the extent that such provisions apply solely as a result of the registration of Company common stock under the Exchange Act.

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Consequences if the Merger is Not Completed

If the proposal to approve and adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding voting shares of Company common stock or if the merger is not completed for any other reason, holders of shares of Company common stock will not receive any consideration from Parent or Sub for such holder’s shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be listed and traded on the NASDAQ. We expect that holders of shares of Company common stock would continue to be subject to the same risks to which they are currently subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to approve and adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding voting shares of Company common stock or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that the Company’s business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, the Company is required to pay Parent a termination fee of approximately $34.6 million. See the section titled “The Agreement and Plan of Merger—Expenses; Termination Fees,” on page 114.

Financing of the Merger

The merger will be financed through a combination of borrowings under Parent’s existing credit facilities as well as cash on hand. The completion of the merger is not conditioned upon Parent’s or Sub’s receipt of financing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax consequences of the merger to beneficial owners of Company common stock who receive cash for their shares of Company common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of Company common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand dissenters’ rights under Sections 302A.471 and 302A.473 of the MBCA. This summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

●	a bank, insurance company or other financial institution;

●	a tax-exempt organization or governmental organization;

●	a retirement plan or other tax-deferred account;

●	a partnership, an S corporation or other entity treated as a pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);

●	a mutual fund;

●	a real estate investment trust or regulated investment company;

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●	a personal holding company;

●	a dealer or broker in stocks and securities or currencies;

●	a trader in securities that elects mark-to-market treatment;

●	a holder of shares subject to the alternative minimum tax provisions of the Code;

●	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

●	a U.S. holder (as described below) that has a functional currency other than the U.S. dollar;

●	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

●	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

●	a U.S. expatriate or a former citizen or long-time resident of the United States.

This summary is based on the Code, the U.S. Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the shares. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY, INCLUDING POSSIBLE CHANGES IN SUCH LAWS OR TREATIES.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●	an estate that is subject to U.S. federal income tax on its income regardless of its source.

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We use the term “non-U.S. holder” to mean a beneficial owner of Company common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Company common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult such partner’s tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares. A U.S. holder’s adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time. Long-term capital gain recognized by individuals and other non-corporate persons that are U.S. holders generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

●	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

●	we are or have been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held our shares and the non-U.S. holder held (actually or constructively) more than 5% of our shares at any time during the five year period ending on the date of the merger.

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Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe that we have not been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the merger.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals

HSR Act

The merger is subject to the requirements of the HSR Act, which prevents the Company and Parent from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the Federal Trade Commission (which we refer to as the “FTC”) and the HSR Act waiting period is terminated or expires. On December 22, 2020, the Company and Parent filed their respective notification and report forms under the HSR Act with the DOJ and the FTC, which triggered the start of the HSR Act waiting period. The parties were granted early termination of the HSR Act waiting period on January 15, 2021.

Foreign Regulatory Clearances

The parties also have filed or will file notifications, notices or applications pursuant to antitrust, competition, merger control and foreign investment laws with the appropriate regulators in foreign jurisdictions, as set forth on the Company’s disclosure schedule. The parties must observe mandatory waiting periods and/or obtain the necessary waivers, consents, clearances, approvals or authorizations pursuant to these foreign antitrust, competition, merger control and foreign investment laws before completing the merger.

On January 13, 2021, the Company filed an application for approval of the merger under the foreign investment laws of Germany. On January 26, 2021, the Company filed an application for approval of the merger under the foreign investment laws of Italy.

On January 19, 2021, the Company filed applications for approval of the merger under the antitrust and competition laws of each of Germany and Austria. On January 22, 2021, the Company filed an application for approval of the merger under the antitrust and competition laws of South Korea. On January 26, 2021, the Company filed an application for approval of the merger under the antitrust and competition laws of China.

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At any time before or after the effective time, the DOJ, the FTC, antitrust, competition, merger control or foreign investment authorities outside of the United States or U.S. state attorneys general could take action under applicable antitrust, competition, merger control or foreign investment laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Parent’s assets or businesses, subjecting the completion of the merger to regulatory conditions or seeking other remedies, conditions or commitments. Private parties may also seek to take legal action under antitrust, competition and merger control laws under certain circumstances.

Under the merger agreement, the respective obligations of the Company, Parent and Sub to complete the merger are subject to, among other things, (i) any waiting period (and any extensions thereof) applicable to the merger under the HSR Act having expired or been terminated and all waivers, consents, clearances, approvals and authorizations under the competition, antitrust or merger control laws and foreign investment laws of certain other jurisdictions having been obtained; and (ii) the absence of any order issued or entered by a governmental entity of competent jurisdiction, or law enacted or promulgated, that is in effect and prohibits or otherwise prevents the consummation of the merger.

We currently expect to complete the transaction during the middle of 2021 assuming all antitrust, competition, merger control and foreign investment and other regulatory approvals that are required for the completion of the merger have been obtained, however, we cannot guarantee when any such approvals will be obtained or that they will be obtained at all.

Litigation Related to the Merger

Four lawsuits relating to the merger have been filed by purported shareholders of the Company: (i) a lawsuit captioned Shiva Stein v. MTS Systems Corporation, et. al., No. 1:21-cv-00139-ARR-RLM, was filed on January 11, 2021 in the United States District Court for the Eastern District of New York; (ii) a lawsuit captioned Samuel Carlisle v. MTS Systems Corporation, et. al., No 1:21-cv-00589, was filed on January 22, 2021 in the United States District Court for the Southern District of New York; (iii) a lawsuit captioned Anne Roy v. MTS Systems Corporation, et. al., No. 1:21-cv-00388, was filed on January 23, 2021 in the United States District Court for the Eastern District of New York; and (iv) a lawsuit captioned Leo Schumacher v. MTS Systems Corporation, et al., No. 1:21-cv-00094-UNA, was filed on January 27, 2021 in the United States District Court for the District of Delaware.

These lawsuits each allege that the preliminary proxy statement filed on January 8, 2021 relating to the transactions contemplated by the merger agreement omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act and certain rules promulgated thereunder. These lawsuits each name as defendants the Company and its directors and seek, among other relief, injunctive relief. There can be no assurance regarding the ultimate outcome of these lawsuits.

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THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A, which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, Parent or Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section titled “Where You Can Find More Information,” on page 124.

The representations, warranties and covenants made in the merger agreement by the Company, Parent and Sub are qualified and subject to important limitations agreed to by the Company, Parent and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the disclosure letter delivered by the Company in connection with the merger agreement (which we refer to as the “Company disclosure letter”), which such disclosures are not reflected in the text of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Parent and Sub on December 8, 2020 (the “date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and the applicable provisions of the MBCA, at the effective time, Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease and the Company will continue as the surviving corporation of the merger and a wholly-owned subsidiary of Parent.

Closing; Effective Time of the Merger

The closing of the merger will take place on the third business day after the date on which each of the conditions set forth in the merger agreement is satisfied, or to the extent permitted by law, waived by the party entitled to waive such condition (other than those conditions that by their terms, are only capable of being satisfied on the closing date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) or another time, date or place agreed to in writing by the parties to the merger agreement (we refer to the date on which the closing occurs as the “closing date”).

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Concurrently with the closing, the Company will cause articles of merger with respect to the merger to be executed, acknowledged and filed with the Secretary of State of the State of Minnesota as provided in the MBCA, and shall make all other filings and records required under the MBCA (if any). The merger shall become effective on the date and at the time when the articles of merger have been duly filed with the Secretary of State of the State of Minnesota or at such later time as may be agreed upon by the parties to the merger agreement in writing and set forth in the articles of merger in accordance with the MBCA.

Organizational Documents; Directors and Officers

The merger agreement provides that, at the effective time, (i) the amended and restated articles of incorporation of the surviving corporation, as in effect immediately prior to the effective time, will be amended and restated in the form attached to the merger agreement until thereafter amended in accordance with applicable law and the applicable provisions of the amended and restated articles of incorporation of the surviving corporation, and (ii) the amended and restated bylaws of the surviving corporation shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the effective time, and as so amended and restated, shall be the bylaws of the surviving corporation (except that references to the name of Sub will be replaced by references to the name of the surviving corporation) in each case, until thereafter amended in accordance with applicable law and the applicable provisions of the articles of incorporation and the bylaws of the surviving corporation.

Additionally, the merger agreement provides that the parties to the merger agreement shall take all requisite action so that the board of directors of the surviving corporation at the effective time shall consist of the members of the board of directors of Sub immediately prior to the effective time. Furthermore, the parties to the merger agreement shall take all requisite action so that the officers of the Sub at the effective time shall be the officers of the surviving corporation. Each such director will hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the surviving corporation and each such officer will hold office until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the surviving corporation.

Merger Consideration

Outstanding Company Common Stock

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are owned of record by the Company or any subsidiary of the Company (other than those held on behalf of any third party), (ii) all shares owned of record by Parent, Sub or any of their respective subsidiaries (other than those held on behalf of a third party), in each case immediately prior to the effective time and (iii) shares held by shareholders who have not voted in favor of approval and adoption of the merger agreement and who are entitled to demand and properly exercise dissenters’ rights with respect to such shares and complied in all respects with all the applicable provisions of the MBCA) will be cancelled and cease to exist and will be automatically converted into the right to receive $58.50 in cash, without interest thereon, subject to any applicable withholding taxes and the following paragraph.

Company-Owned and Parent-Owned Company Common Stock

At the effective time, all shares of Company common stock that are owned of record by any Company subsidiaries and all shares of Company common stock owned of record by Parent, Sub or any of their respective subsidiaries (in each case, other than those held on behalf of a third party) will be cancelled and will cease to exist, with no payment being made with respect thereto.

Sub Capital Stock

At the effective time, each issued and outstanding share of common stock of Sub will be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.25 per share, of the surviving corporation. At the effective time, all certificates representing common stock of Sub will be deemed for all purposes to represent the number of shares of common stock of the surviving corporation into which they were converted in accordance with the preceding sentence.

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Dissenting Shares

All shares issued and outstanding immediately prior to the effective time and held by shareholders who have not voted in favor of approval and adoption of the merger agreement and who are entitled to demand and who properly exercise dissenters rights with respect to such shares and who complied in all respects with all the applicable provisions of the MBCA (which we refer to as “dissenting shares”) will not be converted into or represent the right to receive the merger consideration but will instead be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such dissenting shares. We refer to a holder of dissenting shares as a “dissenting shareholder.” If such dissenting shareholder fails to perfect or otherwise waives, withdraws or loses the right to dissent, then the right of such holder to paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to be converted as of the effective time into, and to have become exchangeable solely for the right to receive, the merger consideration, without interest thereon.

The merger agreement provides that the Company will give Parent prompt written notice of any demands and any other instruments served pursuant to applicable law that are received by the Company for dissenters rights with respect to any shares and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Treatment of Outstanding Equity Awards and Equity Plans

Company Options

The merger agreement provides that, as of immediately prior to the effective time and contingent upon the merger, each Company option will be fully vested and cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to such cancelled Company option multiplied by (ii) the excess, if any, of (a) the merger consideration over (b) the exercise price per share of the Company common stock subject to such cancelled Company option, without interest; provided, however, that (1) any Company option with an exercise price per share equal to or greater than the merger consideration will be cancelled in exchange for no consideration and (2) such payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

Restricted Stock Unit Awards

The merger agreement provides that, as of immediately prior to the effective time and contingent upon the merger, each Company RSU award (i) will be fully vested with each Company RSU award that is subject to performance-based vesting conditions deemed to be vested at the greater of (a) actual performance determined as of immediately prior to the effective time and (b) target level, and (ii) will be cancelled in exchange for an amount in cash equal to the product obtained by multiplying (1) the aggregate number of vested restricted stock units subject to such Company RSU award by (2) the merger consideration, without interest, and such payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

Company Stock Plans

The merger agreement provides that, as of the effective time, the Company’s 2017 Stock Incentive Plan (as amended effective as of on January 31, 2020) and the Company’s 2011 Stock Incentive Plan will terminate, and no further rights with respect to shares of Company common stock or any other awards will be granted thereunder.

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Company Stock Purchase Plan

The merger agreement provides that, with respect to the ESPP, (i) no further Phases (as defined in the ESPP) will commence after the date of the merger agreement, (ii) any money withheld from a participant’s pay pursuant to the ESPP that has not been used to purchase shares of Company common stock at the end of the final Phase will be returned to the applicable participant and (iii) the ESPP will terminate effective as of the effective time (unless the ESPP has terminated earlier pursuant to its terms).

Exchange Procedures

The merger agreement provides that prior to the effective time, Parent will designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (which we refer to as the “paying agent”) for the holders of shares of Company common stock to receive the merger consideration to which such holders will become entitled pursuant to the merger agreement (which we refer to as the “exchange fund”). The exchange fund shall be held in trust by the paying agent for the benefit of the holders of shares of Company common stock that are entitled to receive the merger consideration. In the event the exchange fund is insufficient to make the payments contemplated of the merger consideration, Parent will promptly deposit, or cause to be deposited, with the paying agent, by wire transfer of immediately available funds, an amount in cash such that the exchange fund becomes sufficient to make such payments. The exchange fund shall not be used for any purpose other than to fund payments of the merger consideration, except as expressly provided for in the merger agreement.

As promptly as practicable after the effective time (but in no event later than the second business day following the effective time), Parent is required to cause the paying agent to mail to each holder of record of a certificate representing a share of Company common stock (which we refer to as a “certificate”) whose shares of Company common stock were converted into the right to receive the merger consideration pursuant to the merger agreement: (i) a letter of transmittal in customary form (agreed to by Parent and the Company prior to the effective time), which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates (or affidavits of loss in lieu thereof) to the paying agent; and (ii) instructions for effecting the surrender of the certificates in exchange for payment of the merger consideration. Upon surrender of any certificates (or affidavits of loss in lieu thereof) for cancellation to the paying agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such certificates and such other documents as may be customarily required by the paying agent, the holder of such certificates shall be entitled to receive in exchange therefor the portion of the merger consideration into which the shares formerly represented by such certificates were converted, and the certificates so surrendered shall immediately be cancelled. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made and merger consideration may be paid to a person other than the person in whose name the certificate so surrendered is registered, if such certificate is properly endorsed or is otherwise in proper form for transfer and the person requesting such payment either pays to the paying agent any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate so surrendered or establishes to the reasonable satisfaction of the paying agent that such taxes either have been paid or are not required to be paid.

Any holder of book-entry shares shall not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. In lieu thereof, each registered holder of one or more book-entry shares shall automatically upon the effective time be entitled to receive, and the surviving corporation shall cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time (but in no event more than two business days thereafter), the merger consideration for each book-entry share. Payment of the merger consideration with respect to book-entry shares shall only be made to the person in whose name such book-entry shares are registered.

No interest shall be paid or accrue on any portion of the merger consideration payable upon surrender of any certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e) of the merger agreement) or in respect of any book-entry share.

You should not send in your stock certificate(s) with your proxy card. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to sHAREholders holding certificated shares of Company common stock if the merger is completed.

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Lost, Stolen and Destroyed Certificates

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the paying agent) of that fact by the person claiming such certificate to be lost, stolen or destroyed, and, if required by Parent or the paying agent, the posting by such person of a bond, in such reasonable amount as Parent or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent or the surviving corporation, as applicable, will pay in exchange for such lost, stolen or destroyed certificate the portion of the aggregate merger consideration into which the shares formerly represented by such certificate were converted pursuant to the merger agreement.

Representations and Warranties

The Company, on the one hand, and Parent and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties referenced below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to Company shareholders and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and confidential disclosures made by the Company to Parent and Sub in the Company disclosure letter. The representations and warranties contained in the merger agreement should not be relied upon as characterizations of the actual state of facts or conditions of the Company, Parent, Sub or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the merger agreement will expire at the effective time.

Representations and Warranties of the Company

The Company has made customary representations and warranties to Parent and Sub in the merger agreement regarding aspects of the Company’s business and various other matters pertinent to the merger. The topics covered by the Company’s representations and warranties include the following:

●	the organization, qualification to do business, good standing and capital structure of the Company and its subsidiaries and the absence of restrictions with respect to the capital stock of the Company and the subsidiaries of the Company;

●	the Company’s authority to enter into, and, subject to receipt of the Company shareholder approval, consummate the transactions contemplated by the merger agreement;

●	the absence of conflicts with, or violations of, laws, organizational documents or contracts, in each case as a result of the Company’s execution or delivery of the merger agreement or the performance by the Company of its covenants under, or the consummation by the Company of the transactions contemplated by, the merger agreement;

●	the governmental and regulatory approvals required to complete the merger;

●	the Company’s and its subsidiaries’ governmental permits and compliance with law, including anti-bribery, money laundering, sanctions and export and import control laws;

●	the Company’s SEC filings since September 29, 2018, the financial statements contained in such filings and off-balance sheet arrangements;

●	the information contained in this proxy statement;

●	the Company’s and its subsidiaries’ systems of internal control over financial reporting and disclosure controls and procedures;

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●	the absence of any Company material adverse effect and the absence of certain other changes or events since October 3, 2020;

●	the absence of undisclosed liabilities;

●	the absence of pending or threatened litigation, actions or proceedings or outstanding judgments;

●	employee benefits matters related to the Company and its subsidiaries;

●	labor matters related to the Company and its subsidiaries;

●	tax matters related to the Company and its subsidiaries;

●	the Company’s and its subsidiaries’ owned and leased real property;

●	environmental matters related to the Company and its subsidiaries;

●	the Company’s and its subsidiaries’ intellectual property;

●	contracts related to the Company and its subsidiaries that are described in the material contracts representation and warranty in the merger agreement (which we refer to as “material contracts”);

●	the absence of affiliated transactions;

●	certain matters related to government contracts;

●	insurance coverage related to the Company and its subsidiaries;

●	the opinions of the Company’s financial advisors;

●	the inapplicability of takeover statutes to the merger;

●	the vote required to adopt the merger agreement or approve the transactions contemplated by the merger agreement; and

●	the absence of broker, finder or investment banker’s fees, other than those payable to the Company’s financial advisors, in connection with the transactions contemplated by the merger agreement.

Some of the Company’s representations and warranties are qualified by the concept of a “Company material adverse effect.” Under the terms of the merger agreement, a Company material adverse effect means any condition, fact, occurrence, development, change, circumstance, event or effect (each of which we refer to as an “effect”) that (i) has or would reasonably be expected to have, individually or in the aggregate together with all other effects a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the subsidiaries of the Company, taken as a whole or (ii) prevents or materially delays the consummation of the merger by the Company on or before the outside date, provided that in no event shall the failure of the condition requiring the absence of an injunction or law prohibiting or preventing the merger, in and of itself, be considered in determining whether an effect has prevented or materially delayed the consummation of the merger by the Company (but not the underlying cause of any such failure). However, none of the following and no effect arising out of or resulting from the following will constitute or be taken into account in determining whether there has been a Company material adverse effect pursuant to the foregoing clause (i), except as described in the proviso in the last bullet below:

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●	the entry into the merger agreement, the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement, the performance of the merger agreement or the transactions contemplated by the merger agreement, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates and (ii) the impact of any of the foregoing on any of the Company’s or any of the Company’s subsidiaries’ relationships (contractual or otherwise) with respect to customers, suppliers, vendors, business partners or employees (excluding any representation or warranty the purpose of which is to address the consequences of the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement or the performance of obligations under the merger agreement or the transactions contemplated thereby);

●	any effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein) or any effect affecting any business or industries in which the Company or any of the Company and its subsidiaries operates;

●	the suspension of trading in securities generally on the NASDAQ (but not the underlying cause of such suspension, unless such cause would otherwise be excepted);

●	any development or change in applicable law after the date of the merger agreement, including any COVID-19 measures (as defined below), or GAAP or other applicable accounting standards or the interpretation of the foregoing (this exception does not apply to any representation or warranty the purpose of which is to address compliance with applicable laws or GAAP);

●	any action taken by the Company or any of the Company’s subsidiaries at the written request of Parent that is not required by the merger agreement, the taking of any action expressly required by the merger agreement (other than compliance with the Company’s interim operating covenants under the merger agreement) or the failure of the Company to take any action that the Company is prohibited from taking by the terms of the merger agreement;

●	the commencement, occurrence, continuation or escalation of any armed hostilities, sabotage or acts of war (whether or not declared) or terrorism, or any escalation or worsening of acts of terrorism, armed hostilities or war;

●	any actions or claims made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former shareholders) arising out of the merger agreement or any of the transactions contemplated by the merger agreement;

●	the existence, occurrence, continuation or escalation of any acts of God, force majeure events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or weather-related events or any national, international or regional calamity or any civil unrest or any disease outbreak, pandemic or epidemic, including COVID-19;

●	any public comments or other public communications by Parent or Sub of its intentions with respect to the Company or any of its subsidiaries, including any public communications to any employees of the Company or any of its subsidiaries; or

●	(i) any changes in the market price or trading volume of the Company common stock or any changes in the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company or any of its subsidiaries or (ii) any failure of the Company or any of its subsidiaries to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period, but not, in either case, the underlying cause of any such change or failure, unless such underlying cause would otherwise be excepted (provided, that this exception shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period);

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●	provided that with respect to the exceptions described in the second, third, fourth, sixth and eighth bullets above, such effects will not be prohibited from being taken into account in determining whether a Company material adverse effect has occurred if they disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its subsidiaries operate.

We refer to as “COVID-19 measures” any action or inaction by the Company or any of its subsidiaries in response to COVID-19, including any workforce reduction, in each case reasonably necessary to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and Families First Coronavirus Response Act or any bona fide disaster plan of the Company or any change in applicable laws related to COVID-19, to the extent applicable to the Company or any of its subsidiaries.

Representations and Warranties of Parent and Sub

Parent and Sub made customary representations and warranties to the Company in the merger agreement, in each case, subject to customary qualifications and limitations, including representations and warranties relating to the following:

●	the organization and good standing of Parent and Sub;

●	each of Parent’s and Sub’s authority to enter into and consummate the transactions contemplated by the merger agreement;

●	the board of directors of Parent and Sub approving adoption and entry into the merger agreement and the consummation by Parent of the transactions contemplated by the merger agreement;

●	the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments to which Parent or Sub is a party, in each case as a result of Parent’s and Sub’s execution or delivery of the merger agreement or the performance by Parent and Sub of their respective covenants under, or the consummation by Parent and Sub of the transactions contemplated by, the merger agreement;

●	the governmental and regulatory approvals required to complete the merger;

●	the information contained in this proxy statement;

●	the absence of pending or threatened litigation and outstanding orders which would reasonably be expected to prevent or materially delay the ability of Parent to consummate the merger;

●	the ownership of Sub by Parent;

●	Sub’s lack of operating activities;

●	the sufficiency of Parent’s funds in order to consummate the transactions contemplated by the merger agreement;

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●	the solvency of Parent, the surviving corporation and each subsidiary of the surviving corporation at and immediately following the effective time;

●	the absence of broker, finder or investment banker’s fees, other than those payable to Centerview Partners LLC, in connection with the transactions contemplated by the merger agreement; and

●	none of Parent, Sub or any of their affiliates or associates being an “interested shareholder” of the Company (as defined in the MBCA) in the past four years.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

Under the merger agreement, the Company agreed that, until the earlier of the effective time or the valid termination of the merger agreement in accordance with its terms, except (i) as set forth in the Company disclosure letter, (ii) as expressly required or expressly provided for by the merger agreement, (iii) as required by applicable law, any governmental entity of competent jurisdiction or the rules and regulations of the Nasdaq or pursuant to any COVID-19 measures or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business and operations in all material respects in the ordinary course of business, and the Company will use, and will cause each of the Company’s subsidiaries to use, commercially reasonable efforts to (a) preserve intact in all material respects its and their business organization and (b) preserve in all material respects the present relationships with persons having significant business relationships with the Company and the Company’s subsidiaries.

Furthermore, the Company agreed that, until the earlier of the effective time or the valid termination of the merger agreement in accordance with its terms, subject to the exceptions described in the clauses (i) through (iv) of the paragraph above, the Company will not, and will not permit its subsidiaries to:

●	amend the amended and restated articles of incorporation or amended and restated bylaws of the Company or certificate of incorporation or bylaws (or other similar governing documents) of any subsidiary of the Company;

●	issue, sell, grant options, restricted stock units or rights to purchase, pledge, or authorize or propose the issuance of, sale of, or grant of options, restricted stock units or rights to purchase or pledge, any securities of the Company or any of its subsidiaries, other than (i) the issuance of shares upon the exercise of Company options or the vesting and settlement of restricted stock unit awards, in each case outstanding as of the date of the merger agreement, or the issuance of shares pursuant to the terms of the Company stock purchase plan and (ii) the issuance of securities by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company;

●	other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license, sublicense, abandon, allow to lapse, assign or encumber any material property or material assets of the Company or any subsidiary of the Company, except (i) as set forth in the Company disclosure letter, (ii) pursuant to material contracts existing as of, and true, correct and complete copies of which have been made available to Parent prior to, the date of the merger agreement and set forth in the Company disclosure letter, (iii) pursuant to incidental contracts, (iv) for de minimis dispositions or abandonments of immaterial tangible assets not currently used in the business of the Company, in the ordinary course of business and consistent with past practice or (v) in the case of liens, as required in connection with any indebtedness permitted to be incurred pursuant to the merger agreement or otherwise constituting permitted liens;

●	declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock or other equity interests of the Company or any subsidiary of the Company, whether payable in cash, stock, property or a combination thereof, other than a dividend or other distribution by a wholly-owned subsidiary of the Company to another wholly-owned subsidiary of the Company or the Company;

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●	other than (i) in connection with the exercise of any outstanding Company options or offers of purchase rights under the Company stock purchase plan permitted by the terms of such Company options or the Company stock purchase plan, as applicable, or the payment of related withholding taxes, by net exercise or by tendering of shares or (ii) tax withholdings on the vesting or payment of restricted stock unit awards, adjust, recapitalize, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any equity securities of the Company or any subsidiary of the Company, or any options, warrants or other rights exercisable for or convertible into any such equity securities of the Company or any subsidiary of the Company;

●	merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any subsidiary of the Company, other than the merger of one or more wholly-owned Company subsidiaries with or into one or more other wholly-owned Company subsidiaries or the Company;

●	make or offer to make any acquisition of a business or material portion thereof (including by acquisition of assets, merger, consolidation or acquisition of ownership interests or assets), other than any acquisitions of a business or assets not to exceed $5 million individually or $10 million in the aggregate;

●	incur, assume or otherwise become liable or responsible for any indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned subsidiary of the Company) for borrowed money (subject to certain exceptions);

●	make any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans solely between the Company and a wholly-owned subsidiary of the Company or between wholly-owned subsidiaries of the Company, (ii) as required pursuant to the terms of any existing material contract in effect as of the date of the merger agreement and which loan, advance or capital contribution is not in excess of $5 million individually or $10 million in the aggregate, (iii) extended payment terms granted to customers or clients in the ordinary course of business consistent with past practice or (iv) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any subsidiary of the Company made in the ordinary course consistent with past practice;

●	except to the extent required by applicable law or the terms of any Company benefit plan or other employee benefit plan or arrangement or collective bargaining contract or other contract with a labor organization, union or association, in each case, as in effect as of the date of the merger agreement or as specifically contemplated by the merger agreement: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (other than (a) increases in cash compensation opportunities for employees who are not the Chief Executive Officer or a direct report thereof (who we refer to as “non-executive employees”), not to exceed 3% in the aggregate of such employees’ cash compensation opportunities on the date of the merger agreement and provided that such increases may only be applied to 2% of the non-executive employees employed as of the date of the merger agreement, (b) compensation or benefits increases for non-executive employees in connection with promotions in the ordinary course of business, and provided that the applicable pay grade/band range following such promotion is not greater than the applicable pay grade/band range as of the date of the merger agreement, (c) changes to benefits made in connection with annual enrollment and benefit plan renewals in the ordinary course of business or (d) severance benefits to a non-executive employee in exchange for a release of claims in the ordinary course of business consistent with past practice, provided that such severance benefits do not exceed the maximum amount available for the employee’s pay grade level under the applicable severance benefit schedule (assuming the maximum years of service taken into account in such schedule)); (ii) grant any rights to severance or termination pay or other termination benefit to any employees (other than severance benefits to non-executive employees in exchange for a release of claims in the ordinary course of business consistent with past practice, provided that such severance benefits do not exceed the maximum amount available for the applicable employee’s pay grade level under the applicable severance benefit schedule), enter into any severance or separation agreement (other than any severance or separation agreement entered into with a non-executive employees to evidence severance benefits, in exchange for a release of claims in the ordinary course of business consistent with past practice that do not exceed the maximum amount available for such employee’s pay grade level under the applicable severance benefit schedule) or enter into any employment agreement with any employees whose annual compensation is in excess of $200,000 (other than in connection with hiring any non-executive employee to fill a vacancy to the extent compensation is offered that is comparable to the compensation received by the employee who most recently filled the position); (iii) except as otherwise permitted under the merger agreement, establish, terminate, adopt, enter into or materially amend any collective bargaining contract or other contract with a labor organization, union or association or Company benefit plans (or any collective bargaining or similar labor agreement, or employee benefit plan or arrangement, that would be a collective bargaining contract or other contract with a labor organization, union or association or a Company benefit plan if in effect on the date of the merger agreement); (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company benefit plan or (v) take any action (or omit to take any action) that would cause a Company benefit plan that is a defined benefit plan to be funded at a level, on a percentage basis, that is materially less than the funded level of such plan as of October 3, 2020;

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●	make any material change in accounting policies or procedures, other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

●	engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act;

●	(i) prepare or file any material tax return inconsistent with past practice, (ii) make, change or revoke any material tax election, (iii) enter into any material tax allocation, indemnity or sharing agreement (other than an agreement entered into in the ordinary course of business, the primary purpose of which is unrelated to taxes, or any agreement solely among any of the Company or the subsidiaries of the Company), (iv) change any annual tax accounting period relating to material taxes, (v) file any amended material tax return, (vi) enter into any “closing agreement” with any taxing authority regarding a material amount of tax or (vii) consent to any material tax claim or assessment or surrender a right to a material refund of taxes;

●	make or authorize any capital expenditure (as set forth in the Company disclosure letter), or incur any obligations, liabilities or indebtedness in respect thereof, except for capital expenditures (i) for fiscal year 2021, up to the aggregate amount contemplated by the capital expenditure budget for such fiscal year and which capital expenditure budget has been made available to Parent prior to the date of the merger agreement and (ii) for each quarter in fiscal year 2022, in an aggregate amount representing an amount equal to the 2021 capital expenditure percentage multiplied by the consolidated revenue for the Company in the immediately preceding quarter;

●	settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5 million individually or $10 million in the aggregate;

●	except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by the merger agreement, (i) enter into any contract that would, if entered into prior to the date of the merger agreement, be a material contract other than a contract that would be considered a material contract under the merger agreement, (ii) materially modify, materially amend or terminate (other than expirations in accordance with its terms or terminations in connection with the enforcement of rights as a result of breach of such contract by the counterparty) any material contract or real property lease or waive, release or assign any material rights or material claims thereunder or (iii) sublease or license any portion of the real property leased under any real property lease;

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●	other than in the ordinary course of business or pursuant to a contract in effect as of the date of the merger agreement, enter into any license, sell, transfer, dispose of, abandon, cancel, knowingly allow to lapse, or fail to renew, maintain, diligently pursue applications for or defend any intellectual property rights of the Company or any subsidiary of the Company that are material to the Company and the subsidiaries of the Company, taken as a whole; or

●	authorize, resolve or agree or commit, in writing or otherwise, to do any of the foregoing.

Restriction on Solicitation of Competing Proposals

The Company has agreed that it will, and will cause its subsidiaries and will direct the Company representatives to, immediately cease all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal (as described below) and the Company has agreed that it will not, and will cause its subsidiaries and the Company representatives not to, directly or indirectly:

●	initiate, solicit, knowingly encourage or knowingly take any action designed to facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to a competing proposal (excluding discussions to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether it constitutes or would reasonably be expected to result in a competing proposal);

●	furnish to any person (other than Parent, Sub or any of their designees or representatives) any non-public information regarding the Company or any of its subsidiaries or afford to any person (other than Parent, Sub or any of their designees or representatives) access to non-public information relating to the business, properties, assets, books, records or other non-public information of the Company or any of its subsidiaries, with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal;

●	participate, continue or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a competing proposal by such person (other than discussions to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether it constitutes or would reasonably be expected to result in a competing proposal);

●	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, provided, that if the Board determines in good faith, after consultation with outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be reasonably likely to be inconsistent with the Board’s fiduciary duties, the Company may amend or grant a waiver or release solely to the extent necessary to permit the confidential submission of a competing proposal (that does not result from a breach of the non-solicit provisions and is disclosed promptly (and, in any event, within two days) to Parent); or

●	authorize, or direct any of their representatives to, resolve or agree to do any of the foregoing.

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A “competing proposal” is defined in the merger agreement to mean any proposal or offer from any person or group (as defined in or under Section 13(d) of the Exchange Act) (other than Parent, Sub or any of their respective affiliates) to engage in a transaction or series of related transactions contemplating or relating to:

●	any merger, consolidation, business combination, recapitalization, share exchange, amalgamation, asset purchase, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction that would result in (i) any person or group directly or indirectly acquiring beneficial ownership of (a) businesses or assets that constitute 20% or more (based on fair market value or book value) of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole or (b) 20% or more of the outstanding voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or (ii) the owners of outstanding shares of Company common stock (as a group) immediately prior to such transaction owning, directly or indirectly, less than 80% of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or

●	any liquidation, dissolution or wind-up of the Company.

The Company has agreed it will, as promptly as practicable (and in any event within two days), give written notice to Parent of any competing proposal or any bona fide inquiry, proposal or offer that would reasonably be expected to lead to any competing proposal, including the identity of such person and complete copies of any material written terms and conditions, including proposed agreements (or, if oral, a summary of the material terms and conditions); provided, that the Company may redact the identity or other information that the Company is specifically prohibited from disclosing pursuant to a confidentiality agreement between the Company and a third party in effect on the date of the merger agreement. The Company thereafter must keep Parent informed, on a reasonably current basis (and, in any event, within two days), of any updates or changes to the material terms of any such proposals or offers or any other material developments in connection with such competing proposal.

Notwithstanding anything to the contrary in the merger agreement, if, at any time following the date of the merger agreement and prior to obtaining the Company shareholder approval or the valid termination of the merger agreement, (i) the Company, any of its subsidiaries or any of its or their representatives receives a bona fide, written competing proposal from a third party that did not result from a breach of the non-solicit provisions described above and (ii) the Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal constitutes or would reasonably be expected to lead to a superior proposal (as described below) and that the failure to take the actions described in the following clauses (a) and (b) would be reasonably expected to be inconsistent with the Board’s fiduciary duties, then the Company, its subsidiaries and its and their representatives may (a) furnish non-public information, including with respect to the Company and its subsidiaries, to the person making such competing proposal and its representatives, (b) participate or engage in any discussions or negotiations with the person making such competing proposal and its representatives in connection with the competing proposal and (c) otherwise take actions with respect to such competing proposal that would otherwise be prohibited as set out in the first, second and third bullets in the first paragraph of this section. The Company will not, and will not permit its subsidiaries to, and will not authorize the Company representatives to, disclose any material non-public information regarding the Company to any person described in the foregoing sentence without the Company first entering into an acceptable confidentiality agreement if such person is not already party to a confidentiality agreement. The Company must promptly (and, in any event, within two days) provide or make available to Parent any non-public information that is provided to such person and which was not previously provided to Parent.

A “superior proposal” is defined in the merger agreement to mean a bona fide, written competing proposal (with all percentages in the definition of competing proposal changed to 50%) made after the date of the merger agreement by any person on terms that (i) did not result from or arise in connection with a breach of the Company’s non-solicitation obligations, (ii) if consummated, would result in any person or group (other than Parent or its affiliates) becoming the beneficial owner, directly or indirectly, of more than 50% of the consolidated assets of the Company and its subsidiaries or more than 50% of the total voting power of the equity securities of the Company, and (iii) the Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, to be (a) more favorable to the Company’s shareholders, from a financial point of view, than the transactions contemplated by the merger agreement (taking into account any adjustment proposed by Parent in writing in response to such proposal and any applicable termination fee payable by the Company) and (b) reasonably likely of being completed in accordance with its terms, considering such other factors as the Board considers to be appropriate (including the conditionality and timing of such proposal).

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Obligations of the Board with Respect to Its Recommendation

The merger agreement provides that, subject to certain exceptions described below, until the earlier of the effective time and the valid termination of the merger agreement, neither the Board nor any committee thereof will: (i) adopt, authorize, approve or recommend, or propose publicly to adopt, authorize, approve or recommend, any competing proposal; (ii) withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend, in each case in a manner adverse to Parent or Sub, the Company recommendation or fail to include the Company recommendation in this proxy statement; (iii) fail to reaffirm the Company recommendation within 10 business days after receipt of Parent’s written request following a competing proposal that has been publicly announced (and not publicly withdrawn) or, if earlier, prior to the special meeting (provided that the Board shall not be required to make any reaffirmation more than once with respect to any competing proposal unless there is a publicly disclosed change to the terms and conditions of such competing proposal); (iv) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a competing proposal is commenced, fail to recommend against acceptance of such offer by the Company’s shareholders (including by disclosing that it is taking no position with respect to acceptance of such offer) by the earlier of (a) the end of the applicable period after delivery of the notice or notices required to be delivered by the Company to Parent in accordance with the Company’s obligations in respect of a superior proposal or intervening event as outlined below, and (b) the end of the 10th business day after commencement of such offer; or (v) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement to effect any competing proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement (which, other than an acceptable confidentiality agreement entered into in compliance with the requirements of the merger agreement relating to a competing proposal, we refer to as an “alternative acquisition agreement”, and any action in the foregoing clauses (i) to (v) being referred to as a “change of Company recommendation”).

Notwithstanding anything to the contrary in the merger agreement, at any time prior to obtaining the Company shareholder approval, the Board (or any duly authorized committee thereof) may, in response to the receipt of a bona fide, written competing proposal received after the date of the merger agreement that did not result from a breach of the Company’s non-solicitation obligations under the merger agreement and is not withdrawn, make a change of Company recommendation (and, if so desired) terminate the merger agreement in order to cause the Company to enter into a binding and definitive written alternative acquisition agreement with respect to such competing proposal so long as it pays Parent or its designee the Company termination fee prior to or concurrently with such termination, and only if:

●	the Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties and (ii) such competing proposal constitutes a superior proposal;

●	the Company provides Parent a notice of change of recommendation, which notice shall identify the person making such competing proposal and include a copy of all definitive agreements to effect such superior proposal to which the Company or any of its subsidiaries would be a party and any financing commitments to which the person making such competing proposal would be a party (subject to customary redactions to debt financing commitments);

●	if requested by Parent, before effecting a change of Company recommendation, the Company shall, and shall direct its representatives to, negotiate with Parent in good faith during the four business days commencing on the date of delivery of the notice of change of recommendation regarding adjustments in the terms and conditions of the merger agreement proposed by Parent in writing; and

●	no earlier than the end of the four business day period beginning after the delivery of the notice of change of recommendation, the Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel and after considering any amendments to the merger agreement proposed by Parent in writing during such period, that (i) failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties and (ii) such competing proposal continues to constitute a superior proposal; provided, that any change to the financial terms or other material amendment to the terms of such competing proposal (whether or not in response to any changes proposed by Parent), shall require a new notice of change of recommendation and an additional two business day period from the date of such notice during which the terms set out in the bullet points above and in this bullet point shall apply (other than in respect of the number of days).

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Other than in connection with a competing proposal and prior to receipt of the Company shareholder approval, the Board (or any duly authorized committee thereof) may effect a change of Company recommendation in response to the occurrence of an intervening event (as described below) if the Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a change of Company recommendation would be reasonably likely to be inconsistent with its fiduciary duties, provided, that, in each case only if:

●	the Company has first given Parent at least four business days advance written notice of its intention to take such action, including a reasonably detailed description of such intervening event;

●	if requested by Parent, before effecting such change of Company recommendation, the Company shall, and shall direct its representatives to, negotiate with Parent in good faith during the four business days commencing on the date of delivery of such notice regarding any adjustments to the merger agreement proposed by Parent in writing; and

●	following the end of such four business day period, the Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and after considering any amendments to the merger agreement proposed by Parent in writing during such period, the failure to make a change of Company recommendation would be reasonably likely to be inconsistent with its fiduciary duties.

An “intervening event” is defined in the merger agreement to mean any effect or state of facts (other than resulting from a breach of the merger agreement by the Company or any of its subsidiaries) occurring or arising after the date of the merger agreement and before the date of the special meeting that (i) was not known, and would not reasonably have been expected to be known, by the Board as of or before the date of the merger agreement and becomes known to the Board and (ii) does not involve or relate to a competing proposal.

Efforts to Complete the Merger

The merger agreement provides that Parent and the Company (subject to the Company’s non-solicitation obligations under the merger agreement) shall each use its reasonable best efforts (and shall each cause each of its affiliates to each use their reasonable best efforts) to consummate the transactions contemplated by the merger agreement and to cause the conditions to the closing set forth in the merger agreement to be satisfied. More specifically, Parent shall (and shall cause Sub and each of its and their applicable affiliates to) and, subject to the Company’s non-solicitation obligations under the merger agreement, the Company shall (and shall cause each of its subsidiaries and its affiliates to) use reasonable best efforts to: (i) promptly obtain all actions or nonactions, consents, permits, waivers, approvals, authorizations and orders from governmental entities or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement; (ii) as promptly as practicable, and with respect to the forms under the HSR Act within 10 business days after the date of the merger agreement, make all registrations and filings with any governmental entity or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement, and promptly make any further filings that may be necessary or advisable; (iii) contest and defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting the merger agreement or the consummation of the transactions contemplated thereby, in each case until the earlier of (a) the issuance of a final, non-appealable order with respect to each such proceeding or (b) the outside date; (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the earlier of (a) the issuance of a final, non-appealable order with respect thereto or (b) the outside date; (v) seek to resolve any objection or assertion by any governmental entity challenging the merger agreement or the transactions contemplated thereby; and (vi) execute and deliver any additional instruments necessary or advisable to consummate the transactions contemplated by the merger agreement. Parent, the Company and their respective affiliates shall not be required to agree to any sales, licenses, dispositions, hold separates or other remedies or conditions in connection with the obligations described in this section that are not conditioned upon the closing.

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The merger agreement provides that Parent shall, as promptly as possible take, and shall cause each of its affiliates to take as promptly as possible, any and all actions necessary or advisable in order to avoid or eliminate each impediment to the consummation of the transactions contemplated by the merger agreement under any antitrust laws or foreign investment laws and to obtain all approvals and consents so as to enable the consummation of the transactions as promptly as possible, including operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the surviving corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant governmental entities) as may be required or advisable to obtain such approvals or consents or to avoid the entry of, or to effect the dissolution of or vacate or lift, any orders pursuant to any antitrust laws or foreign investment laws that would otherwise have the effect of preventing or materially delaying the consummation of the transactions; provided, however, that notwithstanding anything to the contrary contained in the merger agreement, Parent and its affiliates shall not be required to (and the Company, its subsidiaries and its and their affiliates shall not, without Parent’s prior written consent and shall, if Parent requests in writing) take any action or enter into any agreement described in this paragraph if doing so would reasonably be expected individually or in the aggregate, to have a material and adverse impact on (i) the sensors business of the Company and its subsidiaries, taken as a whole, (ii) the sensors business of Parent and its affiliates, taken as a whole, but deemed for this purpose to be the same size as the sensors business of the Company and its subsidiaries or (iii) the sensors businesses of Parent and its affiliates, the Company and the Company’s subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the sensors business of the Company and its subsidiaries. Notwithstanding the foregoing, with respect to any antitrust laws, Parent and its affiliates shall only be required to take any actions or enter into any agreements described in this paragraph if they relate to the Company, any of its subsidiaries or any business or operations of Parent or any affiliate of Parent that (x) competes with, or has the capability to compete with, the Company or (y) designs, manufactures, distributes, sells, provides or has any product or service that competes with (or has the capability to compete with) or are substitutes for any product or service that the Company or any of its subsidiaries design, manufacture, distribute, sell, provide or otherwise has.

The merger agreement also provides that neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates or otherwise, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, if such acquisition or investment would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions to the closing in the merger agreement or the consummation of the merger.

Without limiting the generality of the obligations described in this section, each party to the merger agreement agreed that it shall:

●	give the other parties prompt notice of the making, commencement or receipt of any document or information request, inquiry, investigation, action or proceeding by or before any governmental entity with respect to the transactions contemplated by the merger agreement;

●	keep the other parties promptly informed as to the status of any such request, inquiry, investigation or proceeding;

●	promptly inform the other parties of any communication to or from the FTC, the Antitrust Division of the DOJ or any other governmental entity regarding the transactions contemplated by the merger agreement; and

●	provide the other parties with copies of all written communications to or from any governmental entity regarding the transactions contemplated by the merger agreement.

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Each party agreed that it will consult and cooperate with the other parties and, prior to making or submitting any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or other written or oral submission or communication to any governmental entity in connection with the transactions contemplated by the merger agreement, give the other parties a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to such submission or communication; provided that Parent shall control the strategy and course of action, and make all final determinations, for obtaining all consents approvals or waivers that may be sought from any governmental entity. In addition, except as may be prohibited by any governmental entity or by law, in connection with any such request, inquiry, investigation, action or proceeding, each party will give the other parties reasonable advance notice of any meeting or conference with any governmental entity with respect to the transactions contemplated by the merger agreement and permit the other parties to be present and participate at each such meeting or conference, it being understood that Parent shall lead and direct any such meeting or conference and shall have final decision making authority with respect to the strategy for and contents of such meeting or conference.

Obligations with Respect to this Proxy Statement and the Special Meeting

The Company agreed to, as promptly as practicable following the date of the merger agreement, prepare and cause to be filed with the SEC a preliminary proxy statement containing the Company recommendation (and the Company agreed to use reasonable best efforts to cause such filing to be made within 20 business days of the date of the merger agreement) to be sent to the Company shareholders in connection with the special meeting. Parent and the Company are required to cooperate with each other in the preparation of such proxy statement and use reasonable best efforts to have the proxy statement cleared by the SEC as promptly as reasonably practicable after filing, among other things. The Company is required to promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the proxy statement and is required to provide Parent with copies of all correspondence between the Company and the SEC that are related to the proxy statement or merger.

The Company is further required to, as promptly as reasonably practicable after the Company is informed that the SEC has no further comments on the proxy statement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting on, among other things, the approval and adoption of the merger agreement. Pursuant to the terms of the merger agreement, the Company agreed that, unless the Board has made a change of Company recommendation, the Board would recommend that Company shareholders approve and adopt the merger agreement, and the Company is required to use its reasonable best efforts to solicit from Company shareholders proxies in favor of the approval and adoption of the merger agreement.

Access to Information

From the date of the merger agreement until the earlier to occur of (i) the valid termination of the merger agreement in accordance with its terms and (ii) the effective time, pursuant to the terms of the merger agreement, the Company agreed that it will, and will cause each of its subsidiaries to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any subsidiary of the Company, to the books and records of the Company and the Company subsidiaries and, upon the agreement of the Company (which shall not be unreasonably withheld), to the officers, employees, properties, offices and other facilities of the Company and the Company subsidiaries and (b) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and Company subsidiaries as Parent or its representatives may reasonably request, in each case to facilitate the consummation of the transactions contemplated by the merger agreement and the integration of the Company. However, the Company will not be required to (or to cause any of its subsidiaries to) afford such access or furnish such information to the extent the Company believes in good faith that doing so would: (1) result in the loss of attorney-client privilege; (2) violate any confidentiality obligations of the Company or any subsidiary of the Company to any third party or otherwise breach, contravene or violate any then effective contract to which the Company or any subsidiary of the Company is party (provided that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (3) result in a competitor of the Company or any of its subsidiaries receiving information that is competitively sensitive; (4) breach, contravene or violate any applicable law (including the HSR Act or any other competition or antitrust law) or (5) in the case of physical access to the properties and personnel by any person, jeopardize the health and safety of any employee of the Company or the Company subsidiaries, in light of COVID-19 or any COVID-19 Measures; provided that the Company will use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety. From the date of the merger agreement until the earlier to occur of (x) the valid termination of the merger agreement in accordance with its terms and (y) the effective time, Parent and Sub shall not, and shall cause their respective representatives acting on their behalf not to, contact any customer, partner, vendor, supplier or employee of the Company or any of the Company subsidiaries outside of the ordinary course of business and in connection with the transactions contemplated by the merger agreement without the Company’s prior written consent.

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Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, from and after the effective time until the expiration of the applicable statute of limitations, the surviving corporation is obligated to, and Parent is obligated to cause the surviving corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of its subsidiaries and each fiduciary under benefit plans of the Company or any of its subsidiaries (we refer to each as an “indemnified party”), against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effective time (and whether asserted or claimed prior to, at or after the effective time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries and each fiduciary under benefit plans of the Company or any of its subsidiaries (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time, and including any expenses incurred in enforcing such person’s rights. In the event of any indemnified liability (whether or not asserted before the effective time), the surviving corporation shall pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the organizational documents and any indemnification agreements of the Company (that have been made available to Parent prior to the date of the merger agreement) (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under law).

Also, the Company will be permitted to, prior to the effective time (and if the Company fails to do so, the surviving corporation will, and Parent will cause the surviving corporation to), obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for six years from and after the effective time for events occurring prior to the effective time (which we refer to as the “D&O insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy, provided that in no event shall the premium exceed 300% of the then current aggregate annual premium of the Company’s existing policy in place at the effective time. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for at least six years from and after the effective time (and for so long thereafter as any claims brought before the end of such six-year period are being adjudicated) the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement.

In addition, for not less than six years from and after the effective time, the organizational documents of the surviving corporation and each subsidiary of the Company shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the effective time than are currently set forth in the organization documents of the Company or of any subsidiary of the Company. The contractual indemnification rights, if any, in existence on the date of the merger agreement with any of the directors, officers or employees of the Company or any subsidiary of the Company that have been made available to Parent prior to the date of the merger agreement will be assumed by the surviving corporation without any further action, and will continue in full force and effect in accordance with their terms following the effective time.

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Employee Benefits

Under the merger agreement, for a period of at least 12 months following the closing date, Parent has agreed to provide, or cause its subsidiaries (including the surviving corporation) to provide, each employee of the Company and its subsidiaries immediately prior to the effective time (we refer to each as a “company employee”) with (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate as in effect immediately prior to the closing, (ii) incentive compensation opportunities that are no less than the incentive compensation opportunities (including the value of cash incentive opportunities, but excluding equity and equity-based incentive opportunities) as in effect immediately prior to the closing, (iii) severance payments and benefits that are no less and on no less favorable terms than the severance payments and benefits set forth in the Company disclosure letter and (iv) employee benefits that, in the aggregate, are substantially similar to the employee benefits (other than severance and cash, equity and equity-based incentive compensation opportunities) provided immediately prior to the closing.

In addition, for a period of two years following the closing date (or such longer period as required by the terms of the Change in Control Severance Plan), Parent has agreed to assume, honor and continue, or to cause its subsidiaries (including the surviving corporation) to assume, honor and continue the Change in Control Severance Plan.

To the extent that service is relevant for any purpose including eligibility, benefit accrual and vesting (including, in order to calculate the amount of any paid time off and leave balance (including vacation and sick days)), gratuities, severance and similar benefits (except, unless required by applicable law, not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program, or arrangement established or maintained by Parent or any of its subsidiaries (including the surviving corporation) for the benefit of the company employees (which we refer to as the “parent plans”) following the closing date, such plan, program or arrangement will credit such company employees for service earned on and prior to the closing date with the Company and its subsidiaries and any of their predecessors in addition to service earned with Parent and its subsidiaries (including surviving corporation) after the closing date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

On the closing date, or as soon as practicable thereafter (and no later than the second regularly scheduled pay day following the closing date), Parent has agreed to make, or to cause its subsidiaries (including the surviving corporation) to make, pro-rated payments under the EVC Plan to eligible company employees in respect of the performance period in effect as of the closing date based on the number of days in such performance period that elapsed prior to the closing date divided by 365; provided that the applicable performance goals shall be deemed attained at the threshold level. With respect to bonus periods under any other Company benefit plans and any other incentive or bonus plan, the cost of which is included in the annual operating plan budget for the applicable business units, for which the performance period has ended and bonuses have been earned (notwithstanding any continuing employment obligation) but have not been paid as of closing, Parent will make, or will cause its subsidiaries (including the surviving corporation) to make, such bonus payments to company employees on the closing date, or as soon as possible thereafter (and no later than the second regularly scheduled pay day following the closing date). Notwithstanding the foregoing, the Company has discretion to make pro-rated payments under each Company benefit plan (including the EVC Plan) that is a bonus or incentive plan and any other incentive or bonus plan, the cost of which is included in the annual operating plan budget for the applicable business units (whether or not such incentive or bonus plan is a Company benefit plan), in each case, in respect of the performance period in effect as of the closing date with the applicable performance goals deemed attained at the target level.

Following the closing date, Parent has further agreed to waive, or to cause its subsidiaries (including the surviving corporation) to waive, any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting conditions of company employees and their eligible dependents under each parent plan. Following the closing date, Parent will recognize, and will cause its subsidiaries (including the surviving corporation) to also recognize, for purposes of annual deductible and out of pocket limits under its parent plans providing health benefits, any deductible, coinsurance, copayments and out of pocket expenses paid by such company employees and their respective dependents under company benefit plans in the plan year in which the closing date occurs to the extent such company employees participate in any such parent plans in such same plan year.

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Financing

The merger will be financed through a combination of borrowings under Parent’s existing credit facilities as well as cash on hand. The completion of the merger is not conditioned upon Parent’s or Sub’s receipt of financing.

Other Covenants and Agreements

Under the merger agreement, the Company and Parent have made certain other covenants to, and agreements with, each other regarding various other matters, including:

●	public statements and disclosure concerning the merger agreement and the transactions contemplated by the merger agreement;

●	state anti-takeover or other similar laws;

●	the Company’s ability to take actions to ensure that the dispositions of equity securities of the Company by any officer or director who is subject to Section 16 of the Exchange Act pursuant to the transactions contemplated by the merger agreement are exempt under Rule 16b-3 under the Exchange Act;

●	participate in the defense of litigation brought by Company shareholders and any other third party litigation against the Company or its directors or officers arising out of or relating to the merger;

●	stock exchange de-listing and de-registration matters; and

●	notice of certain events.

Conditions to the Merger

Conditions to Each Party’s Obligations

The Company’s, Parent’s and Sub’s respective obligations to effect the merger are subject to the satisfaction (or, to the extent permitted by applicable law, mutual waiver by the Company and Parent) of the following conditions:

●	the Company having obtained the Company shareholder approval;

●	any waiting period (and any extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act having expired or been terminated and all waivers, consents, clearances, approvals and authorizations under the antitrust laws and foreign investment laws as set forth in the Company disclosure letter with respect to such transactions having been obtained and remaining in full force and effect; and

●	no governmental entity of competent jurisdiction having issued or entered any order, and no law having been enacted or promulgated, that is in effect and prohibits or otherwise prevents the merger.

Conditions to Parent’s and Sub’s Obligations

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

●	each of the Company’s representations and warranties contained in the merger agreement with respect to (i) organization, qualification to do business and good standing of the Company and each of its subsidiaries and (ii) the absence of a Company material adverse effect being true and correct in all respects as of the effective time as though made on and as of the effective time;

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●	each of the Company’s representations and warranties in the merger agreement with respect to the capital structure of the Company, and with respect to (i) the absence of outstanding or existing (a) options, warrants, calls, contracts, preemptive rights, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock, subscriptions, agreements, obligations or other rights, convertible or exchangeable securities, agreements or commitments obligating the Company or any subsidiary of the Company to issue, deliver, transfer or sell, or cause to be issued or sold, any shares of capital stock or other equity interest in the Company or securities convertible into, exchangeable for or exercisable for such shares or equity interests relating to or based on, directly or indirectly, the value or price of, any capital stock or voting securities of, or ownership interests in, the Company, (b) obligations of the Company to repurchase, redeem or otherwise acquire equity securities of the Company or (c) voting trusts or similar agreements with respect to voting, registration or transfer of shares of Company common stock at a meeting of the Company’s shareholders, (ii) the absence of any obligation by the Company or any subsidiary of the Company to grant preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any security issued by the Company, (iii) the absence of the issuance of equity securities of the Company (with certain exceptions) since December 7, 2020 and (iv) the absence of any bonds, debentures, notes or other indebtedness having the right to vote on any matter on which shareholders of the Company may vote, being true and correct in all respects as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date), except for any de minimis inaccuracies;

●	each of the Company’s representations and warranties in the merger agreement with respect to (i) the Company’s authority to enter into, and, subject to Company shareholder approval, consummate the transactions contemplated by the merger agreement, (ii) the Board having taken all necessary action such that certain takeover restrictions under the MBCA and other anti-takeover laws do not apply to the merger agreement or the transactions contemplated thereby, (iii) the vote required to adopt the merger agreement or approve the transactions contemplated thereby and (iv) the absence of broker, finder or investment banker fees made by or on behalf of the Company, any of its subsidiaries or any of its or their respective affiliates in connection with the transactions contemplated by the merger agreement, in each case without regard to materiality or Company material adverse effect qualifiers, being true and correct in all material respects on and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date);

●	any other representation and warranty of the Company in the merger agreement, without regard to materiality or Company material adverse effect qualifiers, being true and correct in all respects as of the effective time as though made as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period), other than failures to be true and correct that, individually or in the aggregate, would not have a Company material adverse effect;

●	the Company having performed or complied with all obligations and covenants in all material respects required by the merger agreement to be performed or complied with on or before the effective time; and

●	the delivery by the Company to Parent of a certificate signed on by the chief executive officer or chief financial officer of the Company, dated as of the closing date, as to the satisfaction of the conditions described above.

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Conditions to the Company’s Obligations

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

●	each of the representations and warranties of Parent and Sub contained in the merger agreement being true and correct in all respects as of the effective time as if made on and as of such time (except to the extent expressly made as of a specific date or expressly covering a specified period in which case as of such specific date or such specified period), other than failures to be true and correct that, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by the merger agreement;

●	each of Parent and Sub having performed or complied with all obligations and covenants in all material respects required to be performed or complied with under the merger agreement at or prior to the effective time; and

●	Parent and Sub having delivered to the Company a certificate signed on behalf of Parent and Sub by an executive officer of each, dated as of the closing date, as to the satisfaction of the conditions described above.

Termination of the Merger Agreement

Termination Rights Exercisable by the Company and Parent

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company shareholder approval:

●	by mutual written consent of Parent and the Company;

●	by either Parent or the Company if:

●	the merger is not consummated on or before the outside date; provided, however, that Parent or the Company, as the case may be, is not permitted to terminate the merger agreement for failure to consummate the merger by the outside date if the material breach by Parent or Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its respective representations, warranties, covenants or obligations in the merger agreement was the primary cause of, or primarily resulted in the failure of a condition to consummate the merger by the outside date;

●	if the Company does not obtain the Company shareholder approval upon a vote taken at the special meeting; or

●	if any governmental entity of competent jurisdiction issues or enters any order, or enacts or promulgates any law, permanently enjoining, restraining or otherwise permanently prohibiting the merger, and, in the case of an order, such order becomes final and non-appealable, provided that this right to terminate the merger agreement shall not be available to any party whose material breach of any of its representations, warranties, covenants or obligations under the merger agreement was the primary cause of, or primarily resulted in, the issuance or entry of such order or the enactment or promulgation of such law.

Termination Rights Exercisable by the Company

The Company may also terminate the merger agreement:

●	if, at any time prior to the receipt of the Company shareholder approval, the Company has received a superior proposal and the Board (or a duly authorized committee thereof) has authorized the entry into an alternative acquisition agreement in order to accept such superior proposal; provided, however that the Company has complied with its covenant with respect to a superior proposal and has paid or concurrently pays Parent the Company termination fee; or

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●	if (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants, or agreements in the merger agreement, such that the conditions of the Parent and Sub under the merger agreement would not be satisfied; (ii) the Company has delivered to Parent written notice of such breach or failure; and (iii) either such breach or failure is not capable of cure or at least 30 days have elapsed since the date of delivery of written notice and such breach or failure has not been cured; provided, however, that the Company will not be permitted to terminate the merger agreement if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement in any manner that was the primary cause of, or primarily resulted in, the failure of a condition to consummation of the merger.

Termination Rights Exercisable by Parent

Parent may also terminate the merger agreement:

●	if, at any time prior to receipt of the Company shareholder approval, the Board effects a change of Company recommendation; or

●	if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement such that the conditions of the Company under the merger agreement would not be satisfied; (ii) Parent has delivered to the Company written notice of such breach or failure; and (iii) either such breach or failure is not capable of cure or at least 30 days have elapsed since the date of delivery of written notice and such breach or failure has not been cured; provided, however, that Parent shall not be permitted to terminate the merger agreement if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement in any manner that was the primary cause of, or primarily resulted in, the failure of a condition to consummation of the merger.

Effect of Termination

If the merger agreement is terminated by the Company or Parent, the merger agreement will immediately become void and of no effect with no liability or obligations to any person on the part of any party to the merger agreement or their affiliates, except that the following obligations, along with the confidentiality agreement between the Company and Parent dated October 8, 2020 (which we refer to as the “confidentiality agreement”), would survive such termination:

●	the obligation of Parent to hold, and to cause each of its subsidiaries and its and their respective representatives to hold, all information provided by the Company in response to a request for information pursuant to the merger agreement confidential in accordance with the terms of the confidentiality agreement;

●	the restrictions on the Company and Parent with respect to public announcements;

●	the parties’ agreement with respect costs and expenses incurred in connection with the merger agreement and the merger;

●	the obligations of Company to pay a termination fee (as applicable);

●	the parties’ agreement with respect to amendment of the merger agreement;

●	the parties’ agreement with respect to their ability to extend the time for performance of obligations, waive any breach or inaccuracy of the representations and warranties of the other party and waive compliance by the other party of any covenants or conditions; and

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●	certain other general provisions of the merger agreement with respect to, among other things, giving of notice, severability, assignment, interpretation of the merger agreement, governing law and specific performance.

No termination shall relieve any party from liability for common law fraud or intentional breach of the merger agreement prior to the date of termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity, including to recover any damages, costs, expenses, liabilities of any kind suffered by the party as a result of such breach.

Expenses; Termination Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement, shall be paid by the party incurring such expense.

The Company has agreed to pay Parent the Company termination fee if:

●	Parent validly terminates the merger agreement as described in the first bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent” above;

●	the Company validly terminates the merger agreement as described in the first bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company” above;

●	either Parent or Company validly terminates the merger agreement as described in the second sub-bullet under the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement— Termination Rights Exercisable by the Company and Parent” above, and at the time of such termination, Parent had the right to terminate the merger agreement as described in the first bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent” above; or

●	(i) (a) Parent or the Company validly terminates the merger agreement as described in the second sub-bullet under the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement— Termination Rights Exercisable by the Company and Parent” above, (b) Parent or the Company validly terminates the merger agreement as described in the first sub-bullet under the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement— Termination Rights Exercisable by the Company and Parent” above or (c) Parent validly terminates the merger agreement as described in the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above; (ii) following the execution of the merger agreement, a competing proposal was publicly disclosed and not withdrawn, expired or rejected prior to the special meeting (or, in connection with the foregoing clauses (b) or (c), otherwise made known to the Company and not withdrawn, expired or rejected prior to the valid termination of the merger agreement); and (iii) within 12 months after the termination of the merger agreement, the Company (a) enters into an alternative acquisition agreement to effect any competing proposal or (b) consummates a competing proposal; provided, that for purposes of this bullet, all references to “20%” and “80%” in the definition of “competing proposal” will be changed to “50%”.

The Company is not required to pay more than one Company termination fee to Parent. While the Company termination fee is generally the sole and exclusive monetary remedy for losses or damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with the merger agreement (subject to each party’s right to seek specific performance as described in the section titled “The Agreement and Plan of Merger—Miscellaneous—Specific Performance” below), Parent or Sub may seek damages from the Company in excess of the Company termination fee in the event of intentional breach by the Company.

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Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled under the merger agreement.

Amendment of the Merger Agreement

The merger agreement may be amended in writing by the parties at any time before or after receipt of the Company shareholder approval (but prior to the effective time). However, after receipt of the Company shareholder approval, there may not be any amendment of the merger agreement that requires further approval by the shareholders of the Company without the further approval of such shareholders.

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

The merger agreement is governed by Delaware law. Notwithstanding the foregoing, the matters in Articles I and II of the merger agreement are governed by the MBCA and all matters relating to the fiduciary duties of the Board are governed by Minnesota law. Each of the parties has irrevocably agreed that any legal action or proceeding arising out of or relating to the merger agreement brought by any other party or its successors or assigns will be brought and determined in the Court of Chancery of the State of Delaware (which we refer to as the “Court of Chancery”) and any state appellate court therefrom within the State of Delaware (unless such court will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). In addition, each of the parties to the merger agreement has irrevocably and unconditionally waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the merger agreement or the merger.

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DISSENTERS’ RIGHTS

The following is a summary of certain material terms of Sections 302A.471 and 302A.473 of the MBCA. The summary is not complete and must be read together with the actual statutory provisions, copies of which are attached as Annex D to this proxy statement. The Company encourages you to read Sections 302A.471 and 302A.473 carefully and in their respective entirety because the rights and obligations of the Company and its shareholders are governed by the express terms of these statutory provisions and other applicable law, and not by this summary or any other information contained in this proxy statement.

Applicability

As a Minnesota corporation, the Company is governed by the MBCA. The MBCA provides a shareholder with the right to dissent from the merger and instead obtain payment for the “fair value” of such shareholder’s shares of the Company’s common stock. This right is set forth in Sections 302A.471 and 302A.473 of the MBCA.

This proxy statement constitutes the Company’s notice to its shareholders of the availability of dissenters’ rights in connection with the merger in compliance with the requirements of Section 302.473, subdivision 2 of the MBCA.

Exercising Dissenters’ Rights

Any Company shareholder contemplating an attempt to assert and exercise dissenters’ rights in connection with the merger should review carefully the provisions of Sections 302A.471 and 302A.473 of the MBCA (copies of which are attached as Annex D to this proxy statement), particularly the specific procedural steps required to perfect such rights. Dissenters’ rights are lost if the procedural requirements of Section 302A.473 of the MBCA are not fully and precisely satisfied.

In view of the complexity of these statutory provisions, any shareholders who may wish to pursue dissenters’ rights should consult their legal advisors.

Filing Initial Notice of Dissent before the Special Meeting

Under Section 302A.473, subdivision 3 of the MBCA, a shareholder who wishes to exercise dissenters’ rights (who we refer to as a “dissenter”) must file with the Company, before the vote on the merger, a written notice of intent to demand the “fair value” of shares of Company common stock owned by such shareholder.

The written notice of intent should be sent to the attention of Todd Klemmensen, General Counsel, at MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344, and a copy (which copy will not constitute notice) should also be sent to the attention of Scott R. Williams, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603.

To be effective, the notice must be filed with the Company before the vote on the merger. In addition, the shareholder must not vote his or her shares in favor of the merger. A vote against the merger does not in itself constitute a notice of a shareholder’s intent to demand fair value and a failure to vote does not affect the validity of a timely written notice. However, the submission of a properly signed blank proxy will constitute a vote in favor of approving the merger and a waiver of statutory dissenters’ rights.

Under Section 302A.471, subdivision 2 of the MBCA, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. If you are a beneficial owner of shares held through a bank, broker, trust or other nominee and you wish to exercise dissenters’ rights, you should timely consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for obtaining such written consent or otherwise complying with these provisions.

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Under Section 302A.471, subdivision 2 of the MBCA, a shareholder may not assert dissenters’ rights as to less than all of the shares registered in the name of such shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of such shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

Notice of Procedure from Company after Shareholder Approval

If the merger is approved by the Company’s shareholders, the Company will send to all dissenters who timely filed the necessary notice of intent to demand the fair value of their shares and who did not vote their shares in favor of the merger a notice (which we refer to as a “notice of procedure”) containing certain information required by Section 302A.473, subdivision 4 of the MBCA, including the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares, any restrictions on transfer of uncertificated shares that will apply and the date by which they must be received and a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment.

Demand for Payment and Deposit of Shares

In order to receive the fair value of the shares under Section 302A.473 of the MBCA, a dissenter must demand payment and deposit certificates representing shares within 30 days after the notice of procedure is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the U.S. mail. A shareholder who fails to timely make demand for payment and deposit certificates (or comply with any restrictions on transfer of uncertificated shares) as required by Section 302A.473, subdivision 4 of the MBCA, loses the right to receive the fair value of such shareholder’s shares even if such shareholder timely filed a notice of intent to demand payment under Section 302A.473, subdivision 3.

Determination and Payment of “Fair Value”

Except as provided below, if a valid demand for payment by a dissenter is made, then after the Company’s receipt of such demand or the effective date of the merger, whichever is later, the Company must pay the dissenter an amount which the Company estimates to be the fair value of the dissenter’s shares of Company common stock, plus interest. The Company will include a brief description of the method used to reach our estimate of fair value. For the purpose of a dissenter’s rights under Sections 302A.471 and 302A.473 of the MBCA, “fair value” means the value of the shares of stock immediately before the effective date of the merger. It is possible that the fair value of shares of Company common stock as determined pursuant to dissenters’ rights procedures may be determined to be less than the value of the merger consideration. Additionally, “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09, subdivision 1, paragraph (c), clause (1), which is currently 4.0% simple interest per annum.

If a dissenter believes this payment is less than the fair value of the shares of Company common stock, plus interest, such dissenter must give written notice to the Company of the dissenter’s own estimate of the fair value of the shares of stock, plus interest, within 30 days after the date the Company mails the payment, and must demand payment of the difference between the dissenter’s own estimate and the Company’s payment. If such dissenter fails to give written notice of such estimate to the Company or fails to demand payment of the difference, within the 30-day time period, such dissenter is entitled only to the amount of the Company’s payment.

The Company may withhold such payment with respect to shares of Company common stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the merger agreement, which is December 9, 2020. As to each such dissenter who has validly demanded payment, following the effective date of the merger or the receipt of demand, whichever is later, the Company must mail its estimate of the fair value of such dissenter’s shares of stock and a statement of the reason for withholding the payment and offer to pay this amount, plus interest, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. The dissenter may decline the Company’s offer and give written notice to the Company of such dissenter’s own estimate of the fair value of the shares of stock, plus interest, and demand payment of this amount. This demand must be mailed to the Company within 30 days after the mailing of the Company’s offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount the Company offered.

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If we receive a demand from a dissenter (including a dissenter who held shares of Company common stock on December 9, 2020 and a dissenter who purchased shares of Company common stock after that date who has complied with the applicable demand requirements) for a supplemental payment, the Company must, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the Company or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in the county in which our registered office is located, which is Hennepin County, Minnesota. Our registered office is subject to change at any time. All dissenters whose demands are not resolved within the applicable 60-day period must be made parties to this proceeding.

The court will then determine whether each dissenter in question has fully complied with the provisions of Sections 302A.471 and 302A.473 of the MBCA, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers that may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by the Company or a dissenter. The fair value of the shares as determined by the court is binding on all dissenters. However, by statute, dissenters are not liable to the Company for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, plus interest. The costs and expenses of such a court proceeding are assessed against the Company, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Limitation of Other Rights

Under Section 302A.471, subdivision 4 of the MBCA, a shareholder has no right at law or in equity to have the merger set aside or rescinded, except if the merger is fraudulent with respect to such shareholder or the Company.

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MARKET PRICE AND DIVIDEND DATA

Company common stock is traded on the NASDAQ under the symbol “MTSC.” As of the close of business on January 27, 2021, the latest practicable trading day prior to the date of this proxy statement, there were 19,474,695.082 shares of Company common stock outstanding and entitled to vote, held by approximately 600 holders of record of Company common stock. The following table presents the high and low sale prices of Company common stock for the period indicated in published financial sources and the dividend declared per share during such period:

	High	Low	Dividend Declared
Fiscal 2018
First quarter ended December 30, 2017	$56.00	$51.45	$0.30
Second quarter ended March 31, 2018	$54.65	$46.20	$0.30
Third quarter ended June 30, 2018	$55.60	$48.35	$0.30
Fourth quarter ended September 29, 2018	$55.45	$51.25	$0.30
Fiscal 2019
First quarter ended December 29, 2018	$54.28	$39.07	$0.30
Second quarter ended March 30, 2019	$55.08	$40.13	$0.30
Third quarter ended June 29, 2019	$58.72	$54.14	$0.30
Fourth quarter ended September 28, 2019	$61.43	$54.96	$0.30
Fiscal 2020
First quarter ended December 28, 2019	$60.58	$45.42	$0.30
Second quarter ended March 28, 2020	$52.14	$14.43	$0.30
Third quarter ended June 27, 2020	$23.77	$13.62	$0.00
Fourth quarter ended October 3, 2020	$25.44	$15.46	$0.00
Fiscal 2021
First quarter through January 27, 2021	$59.92	$20.40	$0.00

The following table presents the closing per share sales price of Company common stock, as reported on the NASDAQ on December 8, 2020, the last full trading day prior to the public announcement of the merger agreement, and on January 27, 2021, the last full trading day prior to the date of this proxy statement:

Date	Closing per Share Price
December 8, 2020	$38.52
January 27, 2021	$58.49

You are encouraged to obtain current market prices of Company common stock in connection with voting your shares. Following the merger, there will be no further market for Company common stock, and Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

The Board last declared a quarterly dividend on February 10, 2020. On April 16, 2020, the Company announced in a press release that it was suspending its quarterly dividend. The merger agreement prohibits declaring, setting aside, making or paying any dividend or other distribution with respect to the capital stock or equity interests of the Company or any subsidiary of the Company, other than between wholly-owned Company subsidiaries.

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STOCK OWNERSHIP

We have listed below, as of January 27, 2021 (except as otherwise indicated), the beneficial ownership of Company common stock by (i) each of our directors, (ii) each of our “named executive officers,” (iii) all of our directors and executive officers as a group and (iv) each person known by us to be the beneficial owner of more than 5% of the number of outstanding shares of Company common stock. The table is based on information we received from the directors and executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than 5% of the number of outstanding shares of Company common stock as of January 27, 2021. Unless otherwise indicated, each of our directors and “named executive officers” has the same business address as the Company. All share numbers have been rounded to the nearest whole number.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of Company common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 19,474,695.082 shares of Company common stock issued and outstanding as of January 27, 2021. In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding any shares of Company common stock as to which the person has the right to acquire beneficial ownership 60 days of January 27, 2021, through the exercise of any option, conversion rights or other rights, and any RSUs that will vest within 60 days of January 27, 2021. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

Name	Amount and Nature of Beneficial Ownership of Company Common Stock	Percent of Class
5% Shareholders:
BlackRock, Inc. (1)
55 East 52nd St. New York, NY 10055	3,093,687	15.89
The Vanguard Group, Inc. (2)
100 Vanguard Blvd. Malvern, PA 19355	2,054,702	10.55
Fuller & Thaler Asset Management, Inc. (3)
411 Borel Avenue, Suite 300 San Mateo, CA 94402	1,007,739	5.17

Directors and Named Executive Officers
David J. Anderson	27,248	*
Randy J. Martinez	41,693	*
Nancy Altobello	2,695	*
David D. Johnson	13,513	*
Michael V. Schrock	24,032	*
Chun Hung (Kenneth) Yu	26,077.0318	*
Linda Zukauckas	8,910	*
Jeffrey A. Graves(4)	69,442.7024	*
Brian T. Ross	38,107.0917	*
Steven B. Harrison	29,478.8672	*
David T. Hore	60,193.8813	*
Todd J. Klemmensen	19,773	*
All directors and executive officers as a group (11 persons)	291,720.8720	1.50

*       Less than 1%.

(1)

Based solely on the Schedule 13G/A filed on January 25, 2021 with the SEC. Includes 3,061,107 shares over which BlackRock, Inc. has sole voting power and 3,093,687 shares over which BlackRock, Inc. has sole dispositive power.

(2)

Based solely on the Schedule 13G/A filed on February 12, 2020 with the SEC. Includes 24,471 shares over which The Vanguard Group, Inc. has sole voting power, 2,926 shares over which The Vanguard Group, Inc. has shared voting power, 2,029,850 shares over which The Vanguard Group, Inc. has sole dispositive power and 24,852 shares over which The Vanguard Group, Inc. has shared dispositive power.

(3)

Based solely on the Schedule 13G/A filed on February 14, 2020 with the SEC. Includes 986,754 shares over which Fuller & Thaler Asset Management, Inc. has sole voting power and 1,007,739 shares over which Fuller & Thaler Asset Management, Inc. has sole dispositive power.

(4)	Reflects ownership by Dr. Graves as of immediately after his last day of employment with the Company. Dr. Graves stepped down as President and Chief Executive Officer and as a director of the Company effective May 22, 2020.

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OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters to be brought before the special meeting other than as described in this proxy statement.

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FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, the Company will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, the Company would hold an annual meeting of shareholders in 2021.

To be submitted for inclusion in the proxy statement for any 2021 annual meeting of shareholders, shareholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of the Company no later than September 1, 2020. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2021 annual meeting any shareholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our amended and restated bylaws provide that for a proposal to be properly brought by a shareholder before the annual meeting of shareholders to be held during calendar year 2021, notice of such proposal must generally be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days nor more than 120 days prior to a meeting date corresponding to the 2020 annual meeting of shareholders. As a result, notice of any shareholder proposal with respect to the 2021 annual meeting of shareholders submitted pursuant to these provisions of our bylaws, and containing the information required by our bylaws, must have been delivered to the Corporate Secretary of the Company no earlier than October 14, 2020 and no later than November 13, 2020.

Shareholder proposals and nominations should be sent to:

Corporate Secretary
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

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HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of Internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our proxy statement and notice of Internet availability to your address. If you desire to revoke your consent to householding, please contact your bank, broker, trust or other nominee. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of Internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write our Corporate Secretary at MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344 or call (952) 937-4000.

If you and other residents at your mailing address are registered shareholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, as applicable, for future meetings, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to our Corporate Secretary at MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

●	the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2020, which was filed with the SEC on December 15, 2020; and

●	the Company’s Current Reports on Form 8-K, to the extent filed and not furnished with the SEC, on December 23, 2020.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344, Attention: Corporate Secretary or by calling (952) 937-4000.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 28, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

AMPHENOL CORPORATION,

MOON MERGER SUB CORPORATION

and

MTS SYSTEMS CORPORATION

Dated as of December 8, 2020

A-1

i

Annex I	Defined Terms
Exhibit A	Plan of Merger
Exhibit B	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2020 (this “Agreement”), is made by and among Amphenol Corporation, a Delaware corporation (“Parent”), Moon Merger Sub Corporation, a Minnesota corporation and a wholly owned Subsidiary of Parent (“Sub”), and MTS Systems Corporation, a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear. Attached as Exhibit A to this Agreement is a “plan of merger” (the “Plan of Merger”) as such term is used in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved this Agreement, including the Plan of Merger, and the transactions contemplated hereby, including the merger of Sub with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement, including the Plan of Merger, and in accordance with the MBCA, whereby each issued and outstanding share of common stock, par value $0.25 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of Parent has declared advisable and determined that this Agreement, including the Plan of Merger, and the Transactions are fair to and in the best interests of Parent;

WHEREAS, the board of directors of each of the Company (the “Company Board”) and Sub have (a) determined that this Agreement, including the Plan of Merger, and the Transactions are in the best interests of such corporation and its shareholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement (including the Plan of Merger) and the consummation of the Transactions, including the Merger, and (c) on the terms and subject to the conditions as set forth in this Agreement, resolved to recommend that its shareholders approve and adopt this Agreement, including the Plan of Merger; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements of the parties hereto, and upon the terms and subject to the conditions of this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MBCA, at the Effective Time, Sub will be merged with and into the Company, whereupon the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place on the third (3rd) Business Day following the date on which each of the conditions set forth in ARTICLE VI is satisfied, or to the extent permitted by Law, waived by the party entitled to waive such condition (other than those conditions that by their terms are only capable of being satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) by the exchange of electronic signatures and documents, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or at another time, date or place agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03 Effective Time. Concurrently with the Closing, the Company shall file articles of merger with respect to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Minnesota in such form as required by, and executed in accordance with the applicable provisions of the MBCA, and shall make all other filings and recordings required under the MBCA (if any). The Merger shall become effective on the date and time at which the Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota or at such later date and time as is agreed between the parties and specified in the Articles of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time, (i) subject to Section 5.10, the Company Charter, as in effect immediately prior to the Effective Time, will by virtue of the Merger be amended and restated so as to read in its entirety in the form set forth in Exhibit B, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the amended and restated articles of incorporation of the Surviving Corporation and (ii) the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall thereafter be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and the bylaws of the Surviving Corporation.

(b) Directors. The parties hereto shall take all requisite action so that the board of directors of the Surviving Corporation at the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office until such member’s respective successor is duly elected or appointed and qualified or until such member’s earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

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(c) Officers. The parties hereto shall take all requisite action so that the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office until such officer’s respective successor is duly appointed and qualified or until such officer’s earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall automatically be converted at the Effective Time into the right to receive $58.50 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Excluded Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, subject to Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries (other than, in each case, Shares held on behalf of a third party) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.25 per share, shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.25 per share, of the Surviving Corporation. At the Effective Time, all certificates representing common stock of Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date and payment date within such period), the Merger Consideration shall be equitably adjusted to reflect such change so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is prohibited from undertaking pursuant to this Agreement.

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Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares to receive the Merger Consideration to which such holders shall become entitled pursuant to this Agreement. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the sum of the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund is insufficient to make the payments contemplated by this ARTICLE II, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash such that the Exchange Fund becomes sufficient to make such payments. Funds made available to the Paying Agent shall, if Parent so elects, be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this ARTICLE II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this ARTICLE II. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the persons entitled to Merger Consideration in accordance with Section 2.01 and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b) Procedures for Surrender.

(i) Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the second (2nd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (A) a letter of transmittal in customary form (agreed to by Parent and the Company prior to the Effective Time), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent; and (B) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates and such other documents as may be customarily required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01, and the Certificates so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or is otherwise in proper form for transfer and the person requesting such payment either pays to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or establishes to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid.

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(ii) Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to Section 2.05. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, any Certificates formerly representing Shares (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

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(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a Governmental Entity in accordance with any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent or Sub, as Parent directs, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as applicable, shall pay in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i).

Section 2.03 Treatment of Company Options, RSU Awards, ESPP and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, each outstanding option to purchase Shares granted under a Company Stock Plan (other than any option granted under the Company Stock Purchase Plan) (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (1) any such Company Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (2) such Option Payments shall be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be outstanding or exercisable, and each Company Option shall entitle the holder thereof only to the payment provided for in this Section 2.03(a).

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(b) Treatment of Restricted Stock Units.

(i) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, (A) each outstanding award of restricted stock units with respect to Shares (including, for the avoidance of doubt, each such restricted stock unit that is subject to a deferral election) (each, an “RSU Award”) granted pursuant to a Company Stock Plan shall be fully vested; provided, however, that each RSU Award that is subject to performance-based vesting conditions shall be deemed to be vested at the greater of (1) actual performance determined as of immediately prior to the Effective Time and (2) target level and (B) each RSU Award shall be cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (1) the number of vested restricted stock units subject to such RSU Award, multiplied by (2) the Merger Consideration, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05).

(c) Termination of Company Stock Plans. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, as of the Effective Time, all Company Stock Plans shall terminate, and no further rights with respect to Shares or any other awards shall be granted thereunder.

(d) Treatment of Company Stock Purchase Plan. The provisions of Section 2.03(a) shall not apply to any rights under the Company Stock Purchase Plan. With respect to the Company Stock Purchase Plan, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that no further “Phases” (as defined in the Company Stock Purchase Plan) will commence pursuant to the Company Stock Purchase Plan after the date hereof and that any money withheld from a participant’s pay pursuant to the Company Stock Purchase Plan that has not been used to purchase Shares at the end of the final Phase shall be returned to the applicable participant. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Stock Purchase Plan (unless the Company Stock Purchase Plan has terminated earlier pursuant to its terms).

(e) Deferred Compensation. Parent shall cause the Company to pay on the Closing Date or as soon as practicable thereafter all deferred compensation under any deferred compensation plans of the Company (less any required Tax withholdings as provided in Section 2.05) in accordance with the terms of the applicable plan.

(f) Parent Funding. Parent shall cause the Surviving Corporation to pay through the Surviving Corporation’s payroll agent to each holder of a Company Option or RSU Award the applicable Option Payments or RSU Payments, as applicable (less any required Tax withholdings as provided in Section 2.05) on the Surviving Corporation’s first regularly scheduled payroll date occurring at least five (5) Business Days following the Effective Time, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Code.

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Section 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held of record or beneficially by a person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly exercises dissenters’ rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. The Company shall provide prompt written notice to Parent of any demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters Rights with respect to any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.05 Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent (and their respective affiliates) (each, a “Payor”) shall be entitled to deduct and withhold from amounts payable in connection with this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law; provided, however, that under no circumstance will a Payor deduct or withhold any amount under Section 1445 of the Code so long as the Company provides the certification and notice described in Section 5.13. After the date of this Agreement, the Company will (and will cause the Company Subsidiaries to) reasonably cooperate with any reasonable request of Parent in connection with determining whether any withholding Taxes are applicable to payments made in connection with this Agreement. In the event that Parent determines that any such withholding Taxes are applicable, (i) Parent shall use commercially reasonable efforts to notify the Company prior to the date on which such withholding is anticipated to occur, (ii) Parent and the Company shall reasonably cooperate to minimize or eliminate such withholding Taxes as permitted by applicable Law and (iii) without limiting the foregoing, the Company shall take such actions as are reasonably requested by Parent to minimize any such withholding Taxes in accordance with applicable Law. To the extent that amounts are so withheld or deducted by a Payor, such withheld amounts (a) shall be remitted by such Payor to the applicable Governmental Entity and (b) to the extent so remitted shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by such Payor.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly filed or furnished and publicly available after September 29, 2018 and prior to the date of this Agreement or the draft Annual Report on Form 10-K for the fiscal year ended October 3, 2020 provided to Parent prior to the date hereof, other than disclosures contained in the “Risk Factors,” “forward-looking statements,” “Qualitative and Quantitative Disclosures About Market Risk” or similar sections of the Company SEC Documents or other disclosure to the extent predictive, cautionary or forward-looking in nature (in each case where the relevance of such information to a particular representation or warranty is reasonably apparent on the face of such disclosure) (provided that this clause (a) shall not apply to any of the representations and warranties set forth in Section 3.01 through Section 3.03 or Section 3.22 through Section 3.26), or (b) as disclosed in the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents made available to Parent and attached to, or incorporated by reference in, such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except, in the case of the Company Subsidiaries, as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Restated and Amended Articles of Incorporation of the Company (as amended, restated, supplemented or otherwise modified, the “Company Charter”) and (ii) the Amended and Restated Bylaws of the Company (as amended, restated, supplemented or otherwise modified, the “Company Bylaws”), in each case, as in effect on the date hereof. Each of the Company Charter and the Company Bylaws is in full force and effect.

(c) Section 3.01 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each Company Subsidiary, together with its jurisdiction of incorporation or organization.

(d) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Lien, other than restrictions on transfer under applicable federal and state securities Laws or applicable foreign Laws, and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for equity interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity interests in any person, or has any material obligation to acquire any such shares of capital stock or equity interests in excess of a fair market value of $1,000,000 individually or $5,000,000 in the aggregate in any person (as determined by the Company Board in good faith). All dividends or distributions declared, made or paid by the Company Subsidiaries have been declared, made or paid in accordance with the applicable Company Subsidiary’s constitutional documents, applicable Law and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

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Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 64,000,000 shares of Company Common Stock. As of the close of business on December 7, 2020 (the “Specified Date”), 19,314,226.082 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

(b) As of the close of business on the Specified Date, (i) 775,055 shares of Company Common Stock were issuable with respect to outstanding Company Options with a weighted average exercise price of $50.91 per share of Company Common Stock, (ii) 278,598 shares of Company Common Stock were issuable in respect of outstanding RSU Awards, assuming a target level of performance under performance-based awards, and (iii) 334,575 shares of Company Common Stock were issuable in respect of outstanding RSU Awards, assuming maximum performance under performance-based awards. As of the close of business on the Specified Date, the Company had no Shares reserved for issuance, except for (A) the shares reserved for issuance pursuant to the outstanding Company Options and RSU Awards described in clauses (i) through (ii), (B) an additional 1,046,133 Shares reserved for additional grants of Company Options and RSU Awards pursuant to the Company Stock Plans and (C) 529,666.0071 Shares reserved for issuance pursuant to the Company Stock Purchase Plan.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on the Specified Date, (x) with respect to each RSU Award, of (A) the name and holder of such RSU Award, as well as such holder’s jurisdiction, (B) the number of shares of Company Common Stock underlying such RSU Award (assuming, with respect to any RSU Award that is subject to vesting based on the achievement of performance goals, the achievement of target performance goals) and (C) the date on which such RSU Award was granted, and (y) with respect to each Company Option, of (A) the name and holder of such Company Option, as well as such holder’s jurisdiction, (B) the number of shares of Company Common Stock underlying such Company Option, (C) the type (incentive or nonqualified) and (D) the exercise price per share.

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(d) As of the date hereof, except with respect to the Company Options and RSU Awards referred to in Section 3.02(c) of the Company Disclosure Letter and the related award agreements, and purchase rights under the Company Stock Purchase Plan, there are no outstanding or existing (i) options, warrants, calls, derivative Contracts, forward sale Contracts, preemptive rights, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock, subscriptions, agreements, obligations or other rights, convertible or exchangeable securities, agreements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, deliver, transfer or sell, or cause to be issued or sold, any shares of capital stock or other equity interest in the Company or securities convertible into, exchangeable for or exercisable for such shares or equity interests relating to or based on, directly or indirectly, the value or price of, any capital stock or voting securities of, or ownership interests in, the Company or any Company Subsidiary, (ii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any Company Subsidiary, or (iii) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting, registration or transfer of the Shares at a meeting of the Company’s shareholders or the capital stock or equity securities of any Company Subsidiary at a meeting (the items in clauses (i), (ii) and (iii) with respect to the Company, together with the shares of capital stock of the Company, being referred to collectively as “Company Securities,” and the items in clauses (i), (ii) and (iii) with respect to any Company Subsidiary, together with the shares of capital stock, voting securities or other ownership interests of any Company Subsidiary, being referred to collectively as “Subsidiary Securities”). Neither the Company nor any Company Subsidiary has any obligation to grant any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any security issued by the Company or any Company Subsidiary. Since the close of business on the Specified Date through the date hereof, the Company has not issued any shares of Company Common Stock or other class of equity security (other than shares in respect of Company Options or RSU Awards in accordance with the applicable award agreement and Company Stock Plan, or in respect of the Company Stock Purchase Plan).

(e) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of the Company or any Company Subsidiary may vote.

(f) With respect to the Company Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective or the date the option was granted by all necessary corporate action and (ii) each has an exercise price equal to no less than the fair market value of the underlying Shares on the applicable grant date as determined by the Company Board (or a committee thereof) in good faith. Each Company Option and RSU Award was granted in material compliance with all applicable Laws and pursuant to a Company Stock Plan.

Section 3.03 Authority.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Shareholder Approval and execution and filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. Assuming the accuracy of the representations and warranties contained in Section 4.10, other than the Company Shareholder Approval, no vote of the holders of any class or series of capital stock or other securities of the Company is necessary to adopt this Agreement or approve or consummate the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by the Company will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.10) this Agreement constitutes, and when executed and delivered, such other agreements and instruments will constitute, the valid and legally binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

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(b) The Company Board, at a meeting duly called and held, has (i) determined that this Agreement, including the Plan of Merger, and the Transactions are in the best interests of the Company and its shareholders, (ii) unanimously approved, adopted and declared advisable the execution, delivery and performance of this Agreement (including the Plan of Merger) by the Company and, subject to receiving the Company Shareholder Approval, the consummation by the Company of the Transactions, including the Merger, (iii) directed that the approval and adoption of this Agreement be submitted to a vote of the shareholders of the Company at a duly called and held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”) and (iv) resolved to recommend approval and adoption of this Agreement by the shareholders of the Company in accordance with the applicable provisions of the Laws of the State of Minnesota at the Company Shareholders Meeting on the terms set forth in this Agreement, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.04, have not been subsequently rescinded, withdrawn or modified.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations and warranties contained in Section 4.10, none of the execution, delivery or performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not: (i) subject to obtaining the Company Shareholder Approval, contravene, conflict with or violate any provision of (A) the Company Charter or Company Bylaws or (B) any of the organizational documents of any Company Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties, rights or assets of the Company or any Company Subsidiary pursuant to any Company Material Contract, Real Property Lease or material Company Permit, except, with respect to clauses (i)(B), (ii) and (iii), as contemplated by Section 2.03 or for (A) any such consent, approvals and authorizations, the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (B) any such contraventions, conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (ii) the filing of a premerger notification and report form under the HSR Act and the submission of any other filings and notifications, and the receipt, termination or expiration, as applicable, of waivers, consents, clearances, approvals, authorizations, waiting periods or agreements, required under the HSR Act or any other applicable U.S. or foreign competition, antitrust or merger control Laws (together with the HSR Act, “Antitrust Laws”) or any applicable foreign investment Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of Nasdaq, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Permits; Compliance with Laws.

(a) (i) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), (ii) all such Company Permits are in full force and effect, (iii) the Company and the Company Subsidiaries are in compliance with the terms and requirements of such Company Permits, (iv) the Company and each Company Subsidiary is not in default under, and, to knowledge of the Company, no condition exists that, with or without notice, or lapse of time, or both, would constitute a default under, or would reasonably be expected to result in, any suspension, cancellation, modification, termination or revocation of, any such Company Permit, and (v) neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity threatening to revoke or suspend any such Company Permit, except, in each case of clauses (i) through (v), as has not had and, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Since January 1, 2018 the Company and each of the Company Subsidiaries has been, and each currently is, in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities and properties or assets owned or used by them and with all Orders to which the Company or the Company Subsidiaries are subject, in each case, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No investigation, review or audit by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, except for such investigations, reviews and audits the outcomes of which, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole.

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(c) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2016, the Company and each of the Company Subsidiaries has been, and each currently is, in compliance with all applicable Anti-Bribery Laws, Money Laundering Laws, Sanctions Laws and export and import control Laws administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or other Governmental Entity. Except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, no investigation or Proceeding is pending or, to the knowledge of the Company, threatened which (i) involves the Company, any Company Subsidiary or any director, officer, employee, consultant or agent of the Company or any Company Subsidiary and (ii) relates to any Anti-Bribery Law, Money Laundering Law or Sanction. The Company and the Company Subsidiaries have (A) maintained reasonably accurate books and records and have established sufficient internal controls and procedures reasonably designed to ensure compliance with all applicable Anti-Bribery Laws and Money Laundering Laws and (B) instituted and maintained commercially reasonable policies and procedures reasonably designed to promote and ensure compliance with all Sanctions. Except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees, consultants or agents, (1) violated any Anti-Bribery Law, Money Laundering Law or Sanction, (2) if a natural person, is a government official, political party official or candidate for political office or has a familial relationship with any such person, or (3) is, or is owned or controlled by one or more persons that are, (x) the subject of any Sanctions or (y) located, organized or resident in a country or region that is the subject of any Sanctions.

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Section 3.06 Company SEC Documents; Financial Statements. Since September 29, 2018, the Company has timely filed with or otherwise furnished to (as applicable) the SEC, and made available to Parent, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, certifications and documents and related exhibits and all other information incorporated therein required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates and, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with all applicable requirements of Nasdaq, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC or under any applicable foreign securities Law or to any foreign securities exchange or quotation service. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act. Since January 1, 2018, the Company has complied in all material respects with the applicable provisions of the SEC rules and regulations and with the Sarbanes-Oxley Act and the applicable listing and corporate governance rules, regulations and requirements of Nasdaq. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, for normal year-end adjustments and the absence of notes that will not be material in amount or effect as permitted by SEC rules and regulations and (ii) present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect) and (iii) have been prepared from and are in accordance with the books, records and accounts of the Company and the Company Subsidiaries. There are no unconsolidated Subsidiaries of the Company. Neither the Company nor any Company Subsidiary is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.07 Information Supplied. The Proxy Statement, including any information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries for inclusion or incorporation by reference therein, will not, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first published, mailed or given to the Company’s shareholders or at the time of the Company Shareholders Meeting (as it may be adjourned or postponed in accordance with this Agreement), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to such portions thereof provided by Parent and Sub and to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

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Section 3.08 Internal Controls and Disclosure Controls. The Company has designed, established and maintains, and has at all times since November 26, 2018 maintained, a system of disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of each of Rule 13a-15 and Rule 15(d)-15 under the Exchange Act), as applicable. Such disclosure controls and procedures are designed to provide reasonable assurance (a) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (b) that receipts and expenditures of the Company are made only in accordance with the authorizations of management and the directors of the Company and (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that would have a material effect on the financial statements of the Company, as required by Rule 13a-15 and Rule 15(d)-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that, and to the knowledge of the Company are effective in ensuring that, (x) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (y) all such information is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 3.09 Absence of Certain Changes. Since the Balance Sheet Date, (a) the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business, (b) neither the Company nor any Company Subsidiary has undertaken any action that if taken after the date hereof would require Parent’s consent pursuant to, or otherwise would not be in compliance with, clauses (a), (c) through (i), (k) through (o), (q) and, with respect to such covered clauses, (r) of Section 5.01 and (c) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether known, unknown, matured, unmatured, accrued, absolute, contingent, determined, determinable or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed and reserved against or provided for in the consolidated balance sheet of the Company and the Company Subsidiaries as of October 3, 2020 (the “Balance Sheet Date”) and the notes thereto, (b) that would not reasonably be expected to have a Company Material Adverse Effect, or (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions.

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Section 3.11 Litigation. There is no suit, claim, action, proceeding, litigation, mediation or arbitration (collectively, “Proceeding”), investigation, audit, inquiry, subpoena or civil investigative demand to which the Company or any Company Subsidiary is a party or that otherwise involves their respective properties, assets or businesses, either pending or, to the knowledge of the Company, threatened in writing, in each case that, individually or in the aggregate, would reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, nor any of their respective assets or properties, is subject to any outstanding Order unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions that would reasonably be expected to prevent or materially delay the Closing.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, employment, consulting, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, retention, pension, retirement, equity or equity-based compensation, stock option, stock purchase, health, welfare, medical, dental, disability, life insurance and any other similar plan, policy, program or arrangement, in each case, maintained by, contributed to, or sponsored by the Company or any Company Subsidiary or with respect to which the Company or any of the Company Subsidiaries has any material obligation or liability (whether actual or contingent) (each, a “Company Benefit Plan”); provided, however, that Section 3.12(a) of the Company Disclosure Letter need not list (i) any plan, policy, program or arrangement which is required to be maintained by applicable Law, (ii) any employment agreement or consulting agreement which provides for a base salary or base fees less than or equal to $250,000 per calendar year, or (iii) any employment offer letter for an employee in the United States that does not provide for severance rights or transaction or change in control payments, or (iv) any employment offer letter for an employee outside the United States that does not provide for transaction or change in control payments or severance rights that are materially in excess of severance rights that are required by applicable law. Each Company Benefit Plan that is maintained, contributed to, or sponsored by the Company or any Company Subsidiary primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Benefit Plan”) and is disclosed on Section 3.12(a) of the Company Disclosure Letter has been separately identified. With respect to each Company Benefit Plan which is required to be disclosed on Section 3.12(a) (other than a Non-U.S. Benefit Plan) the Company has made available to Parent a true and correct copy, if applicable: (i) each such Company Benefit Plan that has been reduced to writing and all material amendments thereto; (ii) the most recent summary plan description; (iii) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”); (iv) the most recent determination, advisory or opinion letter issued by the IRS; and (v) the most recently-prepared actuarial report or financial statement.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened in writing with respect to any Company Benefit Plan and (iii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or is a prototype or volume submitter plan that is the subject of an opinion or advisory letter and, to the knowledge of the Company, no event has occurred since the date of such determination, opinion or advisory letter that would reasonably be expected to cause the loss of qualification of any such Company Benefit Plan.

(c) Section 3.12(c) of the Company Disclosure Letter lists as of the date hereof any obligation of the Company or the Company Subsidiaries (whether under a Company Benefit Plan or otherwise) to provide health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees of the Company or any of the Company Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) after retirement or other termination of employment or service, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the current or former employee, director, consultant or retiree (or any beneficiary of the current or former employee, director, consultant or retiree), (iii) coverage or benefits provided through the end of the month in which the retirement or other termination of employment or service occurs or (iv) benefits provided in connection with severance benefits.

(d) At no time during the six (6) year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, any “multiple employer plan” within the meaning of Section 413(c) of the Code. Neither the Company nor any Company Subsidiary has any obligation or liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in either case, that is subject to ERISA.

(e) Neither the execution of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event (regardless of whether that other event has or will occur) (i) entitle any current or former employee, consultant, director or other service provider of the Company or any of the Company Subsidiaries to any compensatory payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. Neither the execution of this Agreement or the consummations of the Transactions would not reasonably be expected to result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), to any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1).

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries.

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(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan. There is no agreement, plan or other arrangement to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is otherwise bound to pay a Tax gross-up or reimbursement payment to any person for Taxes under Section 409A of the Code or Section 4999 of the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Benefit Plan have been timely paid or made in full, or, to the extent not yet due, properly accrued on the Balance Sheet Date in accordance with the terms of the Company Benefit Plans and all applicable Laws.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Non-U.S. Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

Section 3.13 Labor.

(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union, works council, or other labor organization. To the knowledge of the Company, as of the date hereof, there are no union organizing activities pending or threatened with respect to any employees of the Company or any Company Subsidiary, and no union, works council, or other labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification or filed any petition or commenced a representation Proceeding before the National Labor Relations Board or any other labor relations tribunal.

(b) As of the date hereof, there are currently no, and since January 1, 2018 there has not been any, labor, strike, organized work slowdown, or lockout, and, to the knowledge of the Company, there is no threat thereof, against the Company or any Company Subsidiary. As of the date hereof, there are no unfair labor practice charges, suits, claims, investigations, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or service provider or group of employees or service providers of the Company or any Company Subsidiary against the Company or any Company Subsidiary before a Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is in compliance with all Laws relating to the employment of labor and employment, including Laws relating to wages and hours (including overtime), labor relations, fair employment practices (including discrimination, harassment, and retaliation), immigration, collective bargaining, plant closing and mass layoffs, safety and health, workers’ compensation and worker classification.

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(d) There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or applicable state Laws) with respect to the Company or any of the Company Subsidiaries since January 1, 2018.

Section 3.14 Tax Matters.

(a) The Company and each Company Subsidiary has timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate, and has timely paid all Taxes required to be paid by any of them that are or were due and payable or otherwise subject to collection action by a Governmental Entity, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no written claim has ever been made by any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary does not file a Tax Return or pay Tax that the Company is subject to taxation or required to file any Tax Return in that jurisdiction other than any such claims that have been fully resolved or for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) There is no audit, investigation, Proceeding, examination or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No deficiency with respect to Taxes has been assessed or asserted in writing against the Company or any Company Subsidiary which (i) individually or in the aggregate, would constitute a Company Material Adverse Effect if required to be paid by the Company or any Company Subsidiary and (ii) has not been fully paid or adequately reserved in accordance with GAAP in the Company Financial Statements. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Company Subsidiary may be subject other than in connection with customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(c) Neither the Company nor any Company Subsidiary (i) has been included in any “consolidated,” “unitary”, “affiliated” or “combined” Tax Return within the meaning of Section 1504 of the Code (or any similar provision of state, local, or foreign Law) other than any such group of which the Company is the common parent; or (ii) has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or otherwise by operation of Law or under any Contract, including Tax sharing or allocation agreements (but excluding any Contracts entered into in the ordinary course of business and that are not primarily related to Taxes), in each case, which liability would, individually or in the aggregate, constitute a Company Material Adverse Effect.

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(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in accounting method made prior to Closing, (ii) an installment sale or open transaction disposition made prior to the Closing, (iii) the use of an improper method of accounting for any taxable period (or portion thereof) ending on prior to the Closing Date, (iv) any advanced or prepaid amount received, or deferred revenue accrued, prior to the Closing, (v) a “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other state, local or foreign law) or (vi) an intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Law).

(e) Neither the Company nor any Company Subsidiary or any predecessors by merger or consolidation has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the two-year period ending as of the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) Neither the Company nor any Company Subsidiary has any unpaid tax liability as a result of Section 965 of the Code, including by reason of an election pursuant to Section 965(h) of the Code.

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.15 Properties.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement of the street address of each real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”).

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement of the street address of each real property leased by the Company or any Company Subsidiary providing for annual monetary charges in excess of $1,000,000 (collectively, the “Leased Real Property” and each lease for Leased Real Property a “Real Property Lease”).

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(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has (i) good and marketable fee simple title to all Owned Real Property and (ii) good and valid leasehold, subleasehold, or license interests in or right to use all Leased Real Property, in each case free and clear of all Liens except for Permitted Liens. As of the date hereof, neither the Company nor any Company Subsidiary has received any written communication from, or given any written communication to, any other party to a Real Property Lease or any lender, alleging that (A) the Company or any Company Subsidiary or such other party, as the case may be, is in default under such lease or (B) an event has occurred that, with notice or lapse of time, or both, would constitute a default by the Company or a Company Subsidiary or any other party thereto, or permit any party (other than the Company or a Company Subsidiary) to terminate, modify terms or accelerate rent, under such lease.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to the knowledge of the Company, is any such proceeding, action or agreement pending or threatened in writing) with respect to the Owned Real Property, Leased Real Property, or in either case, any portion thereof.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the occupancies and uses of the Owned Real Property and Leased Real Property, as well as the maintenance and operation of the Owned Real Property and Leased Real Property, comply with all applicable Laws.

Section 3.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the businesses of the Company and the Company Subsidiaries, taken as a whole:

(a) the Company and each Company Subsidiary is, and since January 1, 2018 has been, in compliance with all Environmental Laws applicable to their respective operations (including possessing and complying with all required Environmental Permits);

(b) there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and since January 1, 2018, none of the Company or any Company Subsidiary has received any written notice, demand, letter, or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or is liable under, any Environmental Law or Environmental Permit;

(c) since January 1, 2018, there has been no Release of any Hazardous Substances at, on or under any of the real property owned or leased by the Company or any Company Subsidiary that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary; and

(d) neither the Company nor any Company Subsidiary is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, remediation, removal or cleanup of Hazardous Substances.

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Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a correct and complete list of all registrations and pending applications for (i) copyrights, (ii) patents, (iii) trademarks, (iv) domain names and (v) social media handles, in each case owned by the Company or a Company Subsidiary.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries exclusively own or have the right to use all Intellectual Property and Intellectual Property Rights that are used in the Company Business (the “Company Intellectual Property”) and (ii) none of the Company Intellectual Property are subject to any (A) Liens, except for Permitted Liens, or (B) Order adversely affecting the use thereof or rights thereto.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, the conduct of the Company Business does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, since January 1, 2018, neither the Company nor any of the Company Subsidiaries is the subject of any pending or threatened claim alleging the conduct of the Company Business infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, since January 1, 2018, no other person has asserted in writing any objection or claim with respect to the ownership, validity or enforceability of any Company Intellectual Property.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, since January 1, 2018, no other person has infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by or exclusively licensed to the Company or any of the Company Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, all IT Systems are: (i) sufficient for the operation of the Company Business, (ii) properly operate, (iii) are free from harmful code, viruses, worms, time bombs, key locks, malware and other corruptants. The Company and Company Subsidiaries have taken commercially reasonable actions to protect the security, integrity, confidentiality and continuous operation of the IT Systems used in the Company Business, including implementing, maintaining, and periodically testing appropriate backup and disaster recovery arrangements. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2018, there has been no denial-of-service or other cyberattack in respect of the Company’s website or systems.

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(h) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and Company Subsidiaries have not incorporated any open source software in, or used any open source software in connection with, any proprietary software owned by any of the Company or Company Subsidiaries in a manner that requires (i) disclosure or distribution of the source code of such software; or (ii) licensing of the software program for the purpose of making derivative works; or (iii) redistribution of the software program for a nominal fee or at no charge.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and Company Subsidiaries are in compliance with all applicable Laws governing the Processing of Personal Information and with the applicable Privacy Policies of the Company and Company Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, since January 1, 2018, there has been no unauthorized access or acquisition by any third party of Personal Information stored by or on behalf of the Company or Company Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, no Proceedings are pending or, to the knowledge of the Company, threatened against the Company or Company Subsidiaries or the business relating to the Processing of Personal Information.

Section 3.18 Company Material Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, and the Company has made available to Parent true, correct and complete copies, of each Contract, including amendments thereto, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject, as of the date of this Agreement, that:

(i) is material to the Company and the Company Subsidiaries, taken as a whole, and provides for a partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing, joint research and development or similar arrangement, or provides for or governs the formation, creation, operation, management or control of such arrangement;

(ii) provides for the creation, incurrence, assumption or guarantee of or otherwise relates to Indebtedness of the Company or any Company Subsidiary (other than Indebtedness of the Company to any wholly-owned Company Subsidiary, Indebtedness of any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary fo the Company) in an amount in excess of $5,000,000;

(iii) grants any rights of first refusal, rights of first negotiation or other similar rights or options to any person with respect to the sale of any of the material properties or assets (including material Intellectual Property Rights) of the Company or any Company Subsidiary;

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(iv) provides for the acquisition or disposition (whether by merger, sale of stock, sale of assets, or otherwise) of any interest in any person or any business or division thereof, or a material portion of the assets of any person, other than this Agreement, (A) entered into since September 28, 2019 and which involves an asset value in excess of $10,000,000 or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding;

(v) provides for the settlement of any litigation and materially affects the conduct of the Company’s or any Company Subsidiaries’ businesses;

(vi) is material to the Company and the Company Subsidiaries, taken as a whole, and contains any provision or covenant (A) limiting in any material respect the ability of the Company or any Company Subsidiary (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (x) sell any products or services of or to any other person or in any geographic region (or subject the Company or any Company Subsidiary to exclusivity obligations), (y) engage in any line of business, or (z) compete with or to obtain products or services from any person, or limiting the ability of any person to provide products or services to the Company or any Company Subsidiary (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) or (B) that has any “most favored nations” or similar terms and conditions (including with respect to pricing) granted by the Company or any Company Subsidiary;

(vii) is a collective bargaining Contract or Contract with any labor organization, union or association to which the Company or any Company Subsidiary is a party (each, a “CBA”);

(viii) pursuant to which the Company or any Company Subsidiary provides services to a customer and the Company or any Company Subsidiary has received, or reasonably expects to receive for existing contracted engagements based on the Company’s backlog reports as of October 3, 2020, in excess of $10,000,000 in fees during the period beginning on October 4, 2020 and ending on October 2, 2021;

(ix) is a vendor Contract pursuant to which the Company or any Company Subsidiary paid in excess of $10,000,000 for goods or services during the period beginning on September 29, 2019 and ended on October 3, 2020 or the Company or any Company Subsidiary reasonably expects to pay in excess of $10,000,000 for goods and services during the period beginning on October 4, 2020 and ending on October 2, 2021, in either case excluding pass-through payments to be forwarded by the vendors to unrelated third parties and payments to vendors to the extent relating to the Company’s discontinued operations;

(x) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, other than any Company Benefit Plans and any Contracts described in any of the foregoing clauses of this Section 3.18(a);

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(xi) is a license or other Contract that is material to the Company and the Company Subsidiaries, taken as a whole, relating to any Intellectual Property Rights granted by any other person to the Company or any of the Company Subsidiaries, including any trademark co-existence agreements, covenants not to sue, or Contracts whereby any other person is developing or has developed any Intellectual Property for the Company or the Company Subsidiaries, but excluding licenses granted by third parties in the ordinary course of business and “click-wrap,” “shrink-wrap,” or other generally available commercial licenses; or

(xii) is a license or other Contract that is material to the Company and the Company Subsidiaries, taken as a whole, relating to any Intellectual Property Rights granted by the Company or any of the Company Subsidiaries to any other person, including any Contracts whereby the Company or a Company Subsidiary is developing any Intellectual Property for any other person, but excluding licenses granted to third parties in the ordinary course of business, agreements with distributors entered into in the ordinary course of business, and “click-wrap,” “shrink-wrap,” or other generally available commercial licenses offered by Company or a Company Subsidiary to third parties.

(b) Each Contract required to be listed in Section 3.18(a) of the Disclosure Letter, whether or not set forth in such section of the Disclosure Letter, is referred to in this Agreement as a “Company Material Contract” (with each such Contract listed under the corresponding clause of Section 3.18(a) of the Disclosure Letter to which such Contract is relevant). Neither the Company nor any Company Subsidiary is, with or without notice, or lapse of time, or both, in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that, with or without notice, or lapse of time or both, would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, neither has the Company nor any Company Subsidiary received any notice of such an event. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. Each Company Material Contract is a valid and binding obligation of, and is in full force and effect with respect to, the Company and any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

Section 3.19 Affiliated Transactions. No current director, officer or affiliate of the Company or any Company Subsidiary (a) has outstanding any Indebtedness to the Company or any Company Subsidiary, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any Company Subsidiary (other than a Company Benefit Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

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Section 3.20 Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, during the past six (6) years with respect to Government Contracts, (a) all representations and certifications applicable to any Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated as required; (b) invoices submitted by the Company or any Company Subsidiary were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the Company or relevant Company Subsidiary; (c) neither the Company nor any Company Subsidiary has claimed nor been awarded a Government Contract because of “small business” status or other preferred bidder status; (d) neither the Company nor any Company Subsidiary nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; and (e) neither the Company nor any Company Subsidiary has received or been provided written (nor to the knowledge of the Company, any oral) termination notice, cure notice, show cause notice, notice of investigation or audit by a Governmental Entity.

Section 3.21 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies held or maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with or without notice, or the lapse of time, or both, would constitute such a breach or default or permit termination modification of any of the Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2018, the Company has not received any written notice of termination, premium increase, cancellation or denial of coverage with respect to any of the Insurance Policies held or maintained by the Company and the Company Subsidiaries.

Section 3.22 Opinions of Financial Advisors. On or prior to the date of this Agreement, the Company Board has received the opinions of J.P. Morgan Securities LLC and Evercore Group L.L.C. (the “Company Financial Advisors”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and other factors set forth therein, the Merger Consideration to be received by holders of Company Common Stock in the proposed Transactions, is fair, from a financial point of view, to such holders. The Company shall deliver a correct and complete copy of each such written opinion of the Company Financial Advisors to Parent solely for informational purposes promptly after receipt thereof by the Company.

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Section 3.23 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.10, as a result of the unanimous approval, at a meeting duly called and held, by the Company Board or a committee of disinterested directors thereof, as required by the MBCA, of the Merger, the Plan of Merger, this Agreement and the Transactions, (a) the Company Board has taken all necessary action such that the restrictions imposed on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA or the definitions in Section 302A.011 of the MBCA related thereto, as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the Transactions, do not apply and (b) no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) is applicable to this Agreement or the Transactions.

Section 3.24 Vote Required. Assuming the accuracy of the representations and warranties contained in Section 4.10, the only vote of the holders of Shares required to adopt this Agreement or approve the Transactions is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”).

Section 3.25 Brokers. No broker, finder or investment banker other than the Company Financial Advisors is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company, any of the Company Subsidiaries or any of their respective affiliates.

Section 3.26 Acknowledgement of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in ARTICLE IV, none of Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent or Sub or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby jointly and severally represent and warrant to the Company:

Section 4.01 Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

Section 4.02 Authority.

(a) Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement (including the Plan of Merger) and to consummate the Transactions. The execution, delivery and performance of this Agreement (including the Plan of Merger) by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub will be, duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b) The board of directors of Parent has (i) adopted and declared advisable this Agreement and the Merger and the consummation by Parent of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation by Parent of the Transactions, including the Merger and (iii) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Parent and its shareholders, in each case, by resolutions duly adopted, which resolutions have not been subsequently rescinded, withdrawn or modified in a manner adverse to the Company. The affirmative vote of the holders of the capital stock of Parent, or any of them, is not necessary to approve this Agreement or consummate any of the Transactions.

(c) The board of directors of Sub has (i) adopted and declared advisable this Agreement and the Merger and the consummation by Sub of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation by Sub of the Transactions, including the Merger, (iii) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Parent and Sub and (iv) recommended that Parent adopt this Agreement, in each case, by resolutions duly adopted, which resolutions have not been subsequently rescinded, withdrawn or modified in a manner adverse to the Company.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the articles of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any material Permit held by Parent or Sub, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

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(b) None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (ii) the filing of a premerger notification and report form under the HSR Act and the submission of any other filings and notifications, and the receipt, termination or expiration, as applicable, of waivers, consents, clearances, approvals, authorizations, waiting periods or agreements, required under any Antitrust Laws or any applicable foreign investment Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) any applicable international, federal or state securities or “blue sky” Laws, and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first published, mailed or given to the Company’s shareholders or at the time of the Company Shareholders Meeting (as it may be adjourned or postponed in accordance with this Agreement), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate of the Transactions.

Section 4.06 Capitalization and Operations of Sub. As of the date of this Agreement, the authorized number of shares of common stock of Sub consists of 100 shares, par value $0.25 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of common stock of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any other business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement.

Section 4.07 Sufficient Funds(a). Parent has, as of the date hereof, and shall have at the Closing, sufficient funds on hand and access to sufficient funds under existing credit facilities to consummate the Transactions and to satisfy when due all of the obligations of Parent and Sub under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all costs and expenses of the Transactions (including any obligations of the Surviving Corporation and the Company Subsidiaries) which become due or payable by the Surviving Corporation or any Company Subsidiary in connection with the Transactions as contemplated by this Agreement.

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Section 4.08 Solvency. Assuming that (a) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or waived and (b) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby in accordance with GAAP, then at and immediately following the Effective Time and after giving effect to all of the Transactions, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation, will be Solvent. Parent and Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company, any Company Subsidiary or any affiliates thereof.

Section 4.09 Brokers. No broker, finder or investment banker other than Centerview Partners LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.10 Ownership of Company Common Stock. None of Parent, Sub or any of their “affiliates” or “associates” is, or at any time during the last four (4) years has been, an “interested shareholder” of the Company, in each case as defined in Section 302A.673 of the MBCA.

Section 4.11 Acknowledgement of No Other Representations or Warranties. Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, Each of Parent and Sub ACKNOWLEDGES and agrees THAT NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES MADE AVAILABLE TO PARENT.

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ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, except (w) as set forth in Section 5.01 of the Company Disclosure Letter, (x) as expressly required or expressly provided for by this Agreement, (y) as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules and regulations of Nasdaq or pursuant to any COVID-19 Measures or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to conduct its business and operations in all material respects in the ordinary course of business, and the Company will use, and will cause each Company Subsidiary to use, commercially reasonable efforts to (1) preserve intact in all material respects its and their business organization, and (2) preserve in all material respects the present relationships with those persons having significant business relationships with the Company and the Company Subsidiaries. Without limiting the foregoing, subject to the exceptions described in clauses (w) through (z) of the foregoing sentence, the Company shall not, and shall not permit any Company Subsidiary to:

(a) amend the Company Charter, Company Bylaws or certificate of incorporation or bylaws (or other similar governing documents) of any Company Subsidiary;

(b) issue, sell, grant options, restricted stock units or rights to purchase, pledge, or authorize or propose the issuance of, sale of, or grant of options, restricted stock units or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than (i) the issuance of Shares upon the exercise of Company Options or the vesting and settlement of RSU Awards, in each case outstanding as of the date hereof in accordance with their terms, or the issuance of Shares pursuant to the terms of the Company Stock Purchase Plan and (ii) the issuance of securities by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(c) other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license, sublicense, abandon, allow to lapse, assign or encumber any material property or material assets of the Company or any Company Subsidiary, except (i) pursuant to the undertakings of the Company set forth in Section 5.01(c)(i) of the Company Disclosure Letter, (ii) pursuant to Company Material Contracts existing as of, and true, correct and complete copies of which have been made available to Parent prior to, the date of this Agreement and set forth in Section 5.01(c)(ii) of the Company Disclosure Letter, (iii) pursuant to Incidental Contracts, (iv) for de minimis dispositions or abandonments of immaterial tangible assets not currently used in the Company Business, in the ordinary course of business and consistent with past practice or (v) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.01(h) or otherwise constituting Permitted Liens;

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(d) declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock or other equity interests of the Company or any Company Subsidiary, whether payable in cash, stock, property or a combination thereof, other than a dividend or other distribution by a wholly owned Company Subsidiary to another wholly owned Company Subsidiary or the Company;

(e) other than (i) in connection with the exercise of any outstanding Company Options or offers of purchase rights under the Company Stock Purchase Plan permitted by the terms of such Company Options or the Company Stock Purchase Plan, as applicable, or the payment of related withholding Taxes, by net exercise or by tendering of shares or (ii) Tax withholdings on the vesting or payment of RSU Awards, adjust, recapitalize, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any equity securities of the Company or any Company Subsidiary, or any options, warrants or other rights exercisable for or convertible into any such equity securities of the Company or any Company Subsidiary;

(f) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than the merger of one or more wholly owned Company Subsidiaries with or into one or more other wholly owned Company Subsidiaries or the Company;

(g) make or offer to make any acquisition of a business or material portion thereof (including by acquisition of assets, merger, consolidation or acquisition of ownership interests or assets), other than any acquisitions of a business or assets not to exceed $5,000,000 individually or $10,000,000 in the aggregate;

(h) incur, assume or otherwise become liable or responsible for any Indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except for (i) borrowings in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate, (ii) Indebtedness under the Credit Facility and any credit facility of the Company hereafter created with the term or revolving indebtedness on terms substantially the same as those governing the Credit Facility as it may have been amended consistent with this Section 5.01(h), (iii) letters of credit and capitalized leases in the ordinary course of business consistent with past practice with the aggregate amount of letters of credit and capitalized leases outstanding at any time not to exceed $35,000,000 and (iv) borrowings not in accordance with clauses (i), (ii) or (iii) in an amount not to exceed $5,000,000 in the aggregate;

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(i) make any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (ii) as required pursuant to the terms of any existing Company Material Contract in effect as of the date of this Agreement and which loan, advance or capital contribution is individually not in excess of $5,000,000, or in the aggregate in excess of $10,000,000 (iii) extended payment terms granted to customers or clients in the ordinary course of business consistent with past practice or (iv) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any Company Subsidiary made in the ordinary course consistent with past practice;

(j) except to the extent required by applicable Law or the terms of any Company Benefit Plan or other employee benefit plan or arrangement or CBA, in each case, as in effect as of the date hereof or as specifically contemplated by Section 2.03 or Section 5.12(d): (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (other than (A) increases in cash compensation opportunities for employees who are not the Chief Executive Officer or a direct report thereof (“Non-Executive Employees”), not to exceed 3% in the aggregate of such employees’ cash compensation opportunities on the date hereof and provided that such increases may only be applied to 2% of the Non-Executive Employees employed as of the date hereof, (B) compensation or benefits increases for Non-Executive Employees in connection with promotions in the ordinary course of business, and provided that, with respect to any promotion of a Non-Executive Employee, the pay grade/band range applicable to such Non-Executive Employee following such promotion to a new position that is not greater than the pay grade/band range applicable to such position as of the date hereof, (C) changes to benefits made in connection with annual enrollment and benefit plan renewals in the ordinary course of business), or (D) severance benefits to a Non-Executive Employee in exchange for a release of claims in the ordinary course of business consistent with past practice, provided that such severance benefits do not exceed the maximum amount available for the applicable employee’s pay grade level under the applicable severance benefit schedule (assuming the maximum years of service taken into account in such schedule); (ii) grant any rights to severance or termination pay or other termination benefit to any employees (other than severance benefits to Non-Executive Employees in exchange for a release of claims in the ordinary course of business consistent with past practice, provided that such severance benefits do not exceed the maximum amount available for the applicable employee’s pay grade level under the applicable severance benefit schedule (assuming the maximum years of service taken into account in such schedule)), enter into any severance or separation agreement (other than any severance or separation agreement entered into with a Non-Executive Employees to evidence severance benefits, in exchange for a release of claims in the ordinary course of business consistent with past practice that do not exceed the maximum amount available for the applicable employee’s pay grade level under the applicable severance benefit schedule (assuming the maximum years of service taken into account in such schedule)), or enter into any employment agreement with any employees whose annual compensation is in excess of $200,000 (other than in connection with hiring any Non-Executive Employee to fill a vacancy to the extent compensation is offered that is comparable to the compensation received by the employee who most recently filled the applicable position); (iii) except as otherwise permitted under this Section 5.01(j), establish, terminate, adopt, enter into or materially amend any CBA or Company Benefit Plans (or any collective bargaining or similar labor agreement, or employee benefit plan or arrangement, that would be a CBA or a Company Benefit Plan (as applicable) if in effect on the date hereof); (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or (v) take any action (or omit to take any action) that would cause a Company Benefit Plan that is a defined benefit plan to be funded at a level, on a percentage basis, that is materially less than the funded level of such plan as of October 3, 2020;

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(k) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(l) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act;

(m) (i) prepare or file any material Tax Return inconsistent with past practice, (ii) make, change or revoke any material Tax election, (iii) enter into any material Tax allocation, indemnity or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or any agreement solely among any of the Company or the Company Subsidiaries), (iv) change any annual Tax accounting period relating to material Taxes, (v) file any amended material Tax Return, (vi) enter into any “closing agreement” with any taxing authority regarding a material amount of Tax, or (vii) consent to any material Tax claim or assessment or surrender a right to a material refund of Taxes;

(n) make or authorize any capital expenditure, or incur any obligations, liabilities or indebtedness in respect thereof, except for capital expenditures (i) for fiscal year 2021, up to the aggregate amount contemplated by the capital expenditure budget for such fiscal year and which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (ii) for each quarter in fiscal year 2022, in an aggregate amount representing an amount equal to the 2021 Capital Expenditure Percentage multiplied by the consolidated revenue for the Company in the immediately preceding quarter; for purposes of this Agreement, “Capital Expenditure Percentage” means the percentage set forth on Section 5.01(n) of the Company Disclosure Letter;

(o) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(p) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.01, (i) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract other than a Contract that would be considered a Company Material Contract under clause (viii) or clause (ix) of Section 3.18(a), (ii) materially modify, materially amend or terminate (other than expirations in accordance with its terms or terminations in connection with the enforcement of rights as a result of breach of such Contract by the counterparty) any Company Material Contract or Real Property Lease or waive, release or assign any material rights or material claims thereunder or (iii) sublease or license any portion of the real property leased under any Real Property Lease;

(q) other than in the ordinary course of business or pursuant to a Contract in effect as of the date hereof, enter into any license, sell, transfer, dispose of, abandon, cancel, knowingly allow to lapse, or fail to renew, maintain, diligently pursue applications for or defend any Intellectual Property Rights of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole; or

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(r) authorize, resolve or agree or commit, in writing or otherwise, to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 5.02 Agreements Concerning Parent and Sub

(a) During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement, and, subject to the foregoing, neither Parent nor Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole shareholder of Sub in accordance with applicable Law and the articles of incorporation and bylaws of Sub.

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Section 5.03 No Solicitation.

(a) Prohibited Activities. Except as permitted by this Section 5.03 or Section 5.04, from and after the date hereof, at all times until the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, (i) the Company shall, and shall cause the Company Subsidiaries and direct the Company Representatives to, immediately cease all existing discussions or negotiations with any person (other than Parent, Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Competing Proposal and (ii) the Company shall not, and shall cause the Company Subsidiaries and the Company Representatives not to, directly or indirectly, (A) initiate, solicit, knowingly encourage (including by way of furnishing non-public information relating to the Company or any Company Subsidiary), or knowingly take any action designed to facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to a Competing Proposal (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether such inquiry, offer or proposal constitutes or would reasonably be expected to result in a Competing Proposal), (B) furnish to any person (other than Parent, Sub or any designees or Representatives of Parent or Sub) any non-public information regarding the Company or any of the Company Subsidiaries or afford to any person (other than Parent, Sub or any designees or Representatives of Parent or Sub) access to the non-public information relating to the business, properties, assets, books, records or other non-public information of the Company or any Company Subsidiary, in any such case with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal by such person, (C) participate, continue or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal by such person (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether such inquiry, offer or proposal constitutes or would reasonably be expected to result in a Competing Proposal), (D) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary; provided, however, that if, and only if, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company may then amend or grant a waiver or release under such standstill or similar agreement, solely to the extent necessary to permit the confidential submission of a Competing Proposal not resulting from a breach of this Section 5.03(a) and disclosed to Parent pursuant to Section 5.03(b) or (E) authorize, or direct any of their Representatives to, resolve or agree to do any of the foregoing. Promptly (and, in any event, within two (2) days after the date of this Agreement), the Company will terminate access by any person (other than the Company, Parent, Sub and their respective Representatives) to any physical or electronic dataroom relating to a potential Competing Proposal (or prior discussions in respect of a potential Competing Proposal) and request that each person (other than the Company, Parent, Sub and their respective Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Competing Proposal (or prior discussions in respect of a potential Competing Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may inform a person that has made or is considering making a Competing Proposal of the provisions of this Section 5.03.

(b) Notice of Competing Proposal. From and after the date hereof, at all times until the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, as promptly as practicable (and in any event within two (2) days), the Company shall give written notice to Parent of any Competing Proposal or any bona fide inquiry, proposal or offer that would reasonably be expected to lead to any Competing Proposal received by the Company setting forth in such notice the identity of such person and complete copies of any material written terms and conditions, including proposed agreements (or, if oral, a summary of the material terms and conditions of such Competing Proposal); provided, that the Company may redact the identity, identifying information or other information that the Company is specifically prohibited from disclosing pursuant to a confidentiality agreement between the Company and a third party in effect on the date hereof. The Company thereafter shall keep Parent informed, on a reasonably current basis (and, in any event, within two (2) days), of any updates or changes to the material terms of any such proposals or offers (including any material amendments thereto) or any other material developments in connection with such Competing Proposal.

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(c) Response to Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the execution and delivery of this Agreement and prior to the earlier of the Company obtaining the Company Shareholder Approval or the valid termination of this Agreement in accordance with ARTICLE VII, (i) the Company, any of the Company Subsidiaries or any of its or their Representatives has received a bona fide, written Competing Proposal from a third party after the execution and delivery of this Agreement that did not result from a breach of Section 5.03(a) and (ii) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take the action described in clauses (A) and (B) below would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law, then the Company, the Company Subsidiaries and its and their Representatives may (A) furnish non-public information, including with respect to the Company and the Company Subsidiaries, to the person making such Competing Proposal and its Representatives, (B) participate or engage in any discussions or negotiations with the person making such Competing Proposal and its Representatives in connection with such person’s Competing Proposal and (C) otherwise take actions with respect to such Competing Proposal that would otherwise be prohibited by clauses (ii)(A), (B) and (C) of Section 5.03(a); provided, that, that the Company will not, will not permit the Company Subsidiaries to, and will not authorize the Company Representatives to, disclose any material non-public information regarding the Company to such person without the Company first entering into an Acceptable Confidentiality Agreement with such person if such person is not already party to a confidentiality agreement with the Company; provided, further, that, the Company shall promptly (and, in any event, within two (2) days) provide or make available to Parent any non-public information that is provided to such person and which was not previously provided to Parent.

Section 5.04 Company Recommendation.

(a) Company Recommendation; Change of Company Recommendation. Except as permitted by Section 5.04(b) or Section 5.04(c), from and after the date hereof, at all times until the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, neither the Company Board nor any committee thereof will (i) adopt, authorize, approve or recommend, or propose publicly to adopt, authorize, approve or recommend, any Competing Proposal, (ii) withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend, in each case in a manner adverse to Parent or Sub, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement, (iii) fail to reaffirm the Company Recommendation within ten (10) Business Days after receipt of a written request of Parent following a Competing Proposal that has been publicly announced (and not publicly withdrawn) or, if earlier, prior to the Company Shareholders Meeting (provided that the Company Board shall not be required to make any reaffirmation more than one time with respect to any Competing Proposal unless there shall have been a publicly disclosed change to the terms and conditions of such Competing Proposal), (iv) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Competing Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) by the earlier of (A) the end of the applicable period after delivery of the notice or notices required to be delivered by the Company to Parent under Section 5.04(b) or Section 5.04(c), as applicable, and (B) the end of the tenth (10th) Business Day after commencement of such tender or exchange offer, or (v) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.03(c) relating to a Competing Proposal, an “Alternative Acquisition Agreement”, and any of the actions set forth in clauses (i), through (v), a “Change of Company Recommendation”).

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(b) Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, the Company Board (or any duly authorized committee thereof) may, in response to the receipt of a bona fide, written Competing Proposal received after the date hereof that did not result from a breach of Section 5.03(a) and is not withdrawn, make a Change of Company Recommendation (and, if so desired by the Company Board (or any duly authorized committee thereof) terminate this Agreement in accordance with Section 7.01(d) in order to cause the Company to enter into a binding and definitive written Alternative Acquisition Agreement with respect to a Competing Proposal), only if:

(i) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that (A) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) such Competing Proposal constitutes a Superior Proposal;

(ii) the Company provides Parent written notice at least four (4) Business Days prior to effecting a Change of Company Recommendation of the Company Board’s intention to take such action (a “Notice of Change of Recommendation”), which notice shall identify the person making such Competing Proposal and include a copy of all definitive agreements to effect such Superior Proposal to which the Company or any Company Subsidiary would be a party and any financing commitments to which the person making such Competing Proposal would be a party (subject to customary redactions to debt financing commitments) (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor the public disclosure thereof shall constitute a Change of Company Recommendation);

(iii) if requested by Parent, prior to effecting such Change of Company Recommendation, the Company shall, and shall direct its applicable Representatives to, negotiate with Parent in good faith during the four (4) Business Days commencing on the date of delivery of the Notice of Change of Recommendation regarding adjustments in the terms and conditions of this Agreement proposed by Parent in writing;

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(iv) no earlier than the end of the four (4) Business Day period beginning after the delivery of the Notice of Change of Recommendation, the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel and after considering any proposed amendments to the terms and conditions of this Agreement proposed by Parent in writing during such four (4) Business Day period, that (A) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) such Competing Proposal continues to constitute a Superior Proposal; provided, that any change to the financial terms (including any change to the amount or form of consideration payable) or other material amendment to the terms of such Competing Proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii)) shall require a new Notice of Change of Recommendation and an additional two (2) Business Day period from the date of such notice during which the terms of clause (i) through (iv) shall apply mutatis mutandis (other than the number of days).

(c) Intervening Event. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Competing Proposal (which shall be subject to Section 5.04(b) and shall not be subject to this Section 5.04(c)) and prior to the time the Company Shareholder Approval is obtained, the Company Board (or any duly authorized committee thereof) may effect a Change of Company Recommendation in response to the occurrence of an Intervening Event if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, provided, that, in each case only if:

(i) the Company has first given Parent advance written notice at least four (4) Business Days prior to taking such action of its intention to take such action, including a reasonably detailed description of such Intervening Event (it being agreed that the delivery of such notice and the public announcement of such delivery shall not constitute a Change of Company Recommendation);

(ii) if requested by Parent, prior to effecting such Change of Company Recommendation, the Company shall, and shall direct its applicable Representatives to, negotiate with Parent in good faith during the four (4) Business Days commencing on the date of delivery of such notice regarding any adjustments to the terms and conditions of this Agreement proposed by Parent in writing;

(iii) following the end of such four (4) Business Day period, the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and after considering any proposed amendments to the terms and conditions of this Agreement proposed by Parent in writing during such four (4) Business Day period, the failure to make a Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(d) Permitted Disclosure. Nothing contained in this Section 5.04 shall prohibit the Company from (i) complying with its disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Competing Proposal or (ii) issuing “stop, look and listen” communications or similar communications of the type contemplated by Section 14d-9(f) under the Exchange Act; provided that this Section 5.04(d) shall not be deemed to permit the Company Board to make a Change of Company Recommendation except, in each case, to the extent permitted by Section 5.04(c).

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Section 5.05 Preparation of the Proxy Statement; Company Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.04, the Proxy Statement shall include the Company Recommendation (and the Company shall use reasonable best efforts to cause such filing to be made within twenty (20) Business Days of the date hereof). Parent shall cooperate with the Company in the preparation of the Proxy Statement, and each of Parent and the Company shall furnish all information concerning it and its affiliates (including, in the case of Parent, Sub) and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary or appropriate in connection with the preparation of the Proxy Statement, and provide such other assistance, as may be reasonably requested in the connection with the preparation, filing and distribution of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement (including any preliminary Proxy Statement and any amendment or supplement thereto) or any other documents related to the Company Shareholders Meeting, or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (and any amendment or supplement thereto), any other documents related to the Company Shareholders Meeting or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or for additional information and will provide Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or its staff, on the other hand, related to the Proxy Statement or the Transactions.

(b) If, at any time prior to the Company Shareholders Meeting, any information relating to the Company or Parent, Sub, any of their affiliates or any transaction any of them have or are contemplating entering into in connection with this Agreement, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall as promptly as practicable notify the other party and correct such information, and the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent the Company determines it is required by applicable Law, the Company shall disseminate such amendment or supplement to the shareholders of the Company.

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(c) Subject to Section 5.04, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and shall take, in accordance with applicable Law, the Company Charter and the Company Bylaws, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable after the SEC Clearance Date, for the purpose of seeking the Company Shareholder Approval. The Company shall consult with Parent regarding the date to be used as the record date and the timing of any “broker search” required under Rule 14a-13 of the Exchange Act. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Shareholder Approval shall be the only matter (other than procedure matters and executive compensation matters related to the Transactions) which the Company shall propose to be acted on by Company shareholders at the Company Shareholders Meeting. In connection with the foregoing, the Company shall (i) file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s shareholders as of the record date established for the Company Shareholders Meeting as promptly as practicable (and shall use reasonable best efforts to do so within five (5) Business Days) after the date on which the Company is informed that the SEC has no further comments on the Proxy Statement (the “SEC Clearance Date”; provided that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC Clearance Date”); and (ii) unless the Company Board has made a Change of Company Recommendation in accordance with Section 5.04, use reasonable best efforts to solicit the Company Shareholder Approval. The Company shall, through the Company Board, make and include the Company Recommendation in the Proxy Statement, subject to Section 5.04. Unless this Agreement is terminated in accordance with its terms, the Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one day prior to the Company Shareholders Meeting, and on the day of, but prior to the Company Shareholders Meeting, indicating whether as of such date sufficient proxies representing the Company Shareholder Approval has been obtained.

(d) Notwithstanding any provision of this Agreement to the contrary, the Company may, postpone, adjourn or recess the Company Shareholders Meeting and may change the record date thereof with the consent of Parent (not to be unreasonably withheld, conditioned or delayed) in the event of clause (iii): (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting or following an order or request from the SEC, (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval or (v) to the extent the Company is obligated to do so under applicable Law; provided, that, except as required by Law, the Company Shareholders Meeting shall not be recessed, adjourned or postponed in accordance with the foregoing on more than two (2) separate occasions and shall not be recessed, adjourned or postponed by more than ten (10) Business Days on any such occasion without the prior written consent of Parent; provided further that, except as required by Law, in no case shall the Company Shareholders Meeting be recessed, adjourned or postponed to a date on or after the fifth (5th) Business Day preceding the Outside Date. In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Shareholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless this Agreement is validly terminated in accordance with ARTICLE VII prior to the Company Shareholders Meeting, the Company shall submit this Agreement and the Merger to its shareholders at the Company Shareholders Meeting, even if the Company Board has effected a Change of Company Recommendation.

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Section 5.06 Access to Information. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with ARTICLE VII and the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, to the books and records (including Tax Returns and supporting documentation) of the Company and the Company Subsidiaries, and upon agreement of the Company (such agreement not to be unreasonably withheld) to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries, and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its Representatives may reasonably request, in each case to facilitate the consummation of the Transactions and the integration of the Company; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law); or (v) in the case of physical access to the properties and personnel by any person, jeopardize the health and safety of any employee of the Company or the Company Subsidiaries, in light of COVID-19 or any COVID-19 Measures (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety). Notwithstanding anything herein to the contrary, from the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with ARTICLE VII and the Effective Time, Parent and Sub shall not, and shall cause their respective Representatives acting on their behalf not to, contact any customer, partner, vendor, supplier or employee of the Company or any of the Company Subsidiaries, in each case outside of the ordinary course of business and in connection with the Transactions without the Company’s prior written consent. All requests for information made pursuant to this Section 5.06 shall be directed the person or persons designated by the Company. Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives to, hold all information provided or furnished pursuant to this Section 5.06 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.06, from the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with ARTICLE VII and the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property.

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Section 5.07 Appropriate Action; Consents; Filings.

(a) Parent shall (and shall cause each of its affiliates to) and, subject to Section 5.03, the Company shall (and shall cause each of its affiliates to), each use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in ARTICLE VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub, and each of its and their applicable affiliates to) and, subject to Section 5.03, the Company shall (and shall cause each of the Company Subsidiaries and the Company’s affiliates to), use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable, and with respect to the notification and report forms under the HSR Act within ten (10) Business Days, after the date of this Agreement, make all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under the HSR Act or any other Antitrust Law or foreign investment Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) contest and defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the earlier of (x) the issuance of a final, non-appealable Order with respect to each such Proceeding or (y) the Outside Date, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the earlier of (x) the issuance of a final, non-appealable Order with respect thereto or (y) the Outside Date, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions. Parent, the Company and their respective affiliates shall not be required to agree to any sales, licenses, dispositions, hold separates or other remedies or conditions under this Section 5.07 that are not conditioned upon the Closing.

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(b) In furtherance of the obligations set forth in Section 5.07(a) and notwithstanding any limitations therein or elsewhere in this Agreement, Parent shall, as promptly as possible, take (and shall cause each of its affiliates to take as promptly as possible) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions under any Antitrust Laws or foreign investment Laws and obtain all approvals and consents, including approvals and consents under any Antitrust Laws or foreign investment Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as possible, including operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required or advisable to obtain such approvals or consents of such Governmental Entities under any Antitrust Laws or foreign investment Laws or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Orders pursuant to any Antitrust Laws or foreign investment Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Parent and its affiliates shall not be required to (and the Company, the Company Subsidiaries and their affiliates (x) shall not, without Parent’s prior written consent and (y) shall, if Parent requests in writing) take any action or enter into any agreement described in this Section 5.07(b) if taking such action or entering into such agreement would reasonably be expected, individually or in the aggregate, to have a material and adverse impact on (A) the sensors business of the Company and the Company Subsidiaries, taken as a whole (the “Company Sensors Business”), (B) the sensors business of Parent and its affiliates, taken as a whole, but deemed for this purpose to be the same size as the Company Sensors Business or (C) the sensors businesses of Parent and its affiliates, the Company and the Company Subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the Company Sensors Business. Notwithstanding the foregoing, with respect to any Antitrust Laws, Parent and its affiliates shall only be required to take any actions or enter into any agreements described in this clause (b) if they relate to the Company, any Company Subsidiary or any Parent Competing Business. For purposes of this Agreement, “Parent Competing Business” means any business or operations of Parent or any affiliate of Parent that (i) compete with, or have the capability to compete with, the Company or (ii) designs, manufactures, distributes, sells, provides or has any product or service that competes with (or has the capability to compete with) or are substitutes for any product or service that the Company or any Company Subsidiary designs, manufactures, distributes, sells, provides or otherwise has.

(c) Neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates or otherwise, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, if such acquisition or investment would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions contained in ARTICLE VI or the consummation of the Merger.

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(d) Without limiting the generality of anything contained in this Section 5.07, each party hereto shall: (i) give the other parties prompt notice of the making, commencement or receipt of any document or information request, inquiry, investigation, or Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties promptly informed as to the status of any such request, inquiry, investigation, or Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions and (iv) provide the other parties with copies of all written communications to or from any Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and, prior to making or submitting any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or other written or oral submission or communication to any Governmental Entity in connection with the Transactions, give the other parties a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, such submission or communication; provided that, without limiting Parent’s obligations under this Section 5.07, Parent shall control the strategy and course of action, and make all final determinations, for obtaining all consents, approvals or waivers that may be sought from any Governmental Entity pursuant to this Section 5.07, including but not limited to the timing of filings and all actions and decisions regarding any Proceedings or other actions challenging the consummation of the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will give the other parties reasonable advance notice of any meeting or conference with any Governmental Entity with respect to the Transactions and permit the other parties to be present and participate at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding, it being understood that Parent shall lead and direct any such meeting or conference and shall have final decision making authority with respect to the strategy for and contents of such meeting or conference. Notwithstanding anything to the contrary in this Section 5.07, no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” basis to ensure compliance with applicable Law (including the HSR Act or any other Antitrust Law).

Section 5.08 Defense of Litigation. The Company shall promptly advise Parent of any Proceeding (including any putative class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof or any of the Company’s directors or officers relating to this Agreement, the Merger or any of Transactions (any such Proceeding, a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 5.08, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided, however, that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 5.09 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation; provided, that the restrictions set forth in this Section 5.09 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by either Parent or the Company (a) in connection with, or in response to, a Competing Proposal or Change of Company Recommendation in compliance with Section 5.03 and Section 5.04 with respect to the matters contemplated thereby, or (b) as may be required by applicable Law, the fiduciary duties of the Company Board or any listing agreement with any national securities exchange or (c) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.09, including investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 5.09 shall limit the ability of the Company to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the Transactions or not inconsistent with the terms of this Agreement; provided, that the Company concurrently provide a copy to Parent of any such communication. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.09 shall be governed by Section 5.07 and not this Section 5.09.

Section 5.10 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time until the expiration of the applicable statute of limitations, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, or employee of the Company or any Company Subsidiary and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.10. In the event of any such Indemnified Liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the Company Charter, Company Bylaws and any indemnification agreements of the Company (that have been made available to Parent prior to the date hereof) in effect on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

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(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policy in place at the Effective Time; provided, further, that if the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6) year period (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall, and shall cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the obligations set forth in this Section 5.10.

(d) Continuation. For not less than six (6) years from and after the Effective Time, the articles of incorporation and the bylaws of the Surviving Corporation and the articles of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary that have been made available to Parent prior to the date hereof shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e) Benefit. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

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(f) Non-Exclusivity. The provisions of this Section 5.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Nothing in this Agreement, including this Section 5.10, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11 Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transactions.

Section 5.12 Employee Matters.

(a) For a period of at least twelve (12) months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) with (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate as in effect immediately prior to the Closing, (ii) incentive compensation opportunities that are no less than the incentive compensation opportunities (including the value of cash incentive opportunities, but excluding equity and equity-based incentive opportunities) as in effect immediately prior to the Closing, (iii) severance payments and benefits that are no less and on no less favorable terms than the severance payments and benefits set forth in Section 5.12(a) of the Company Disclosure Letter and (iv) employee benefits that, in the aggregate, are substantially similar to the employee benefits (other than severance and cash, equity and equity-based incentive compensation opportunities) provided immediately prior to the Closing. Notwithstanding any provision herein to the contrary, neither Parent nor any of its Subsidiaries (including the Surviving Corporation) shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b) For a period of two years following the Closing Date (or such longer period as required by the terms of MTS Systems Corporation Change in Control Severance Plan, as amended and restated), Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue the MTS Systems Corporation Change in Control Severance Plan, as amended and restated.

(c) To the extent that service is relevant for any purpose including eligibility, benefit accrual and vesting (including, in order to calculate the amount of any paid time off and leave balance (including vacation and sick days)), gratuities, severance and similar benefits (except, unless required by applicable Law, not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) for the benefit of the Company Employees (the “Parent Plans”) following the Closing Date, such plan, program or arrangement shall credit such Company Employees for service earned on and prior to the Closing Date with the Company and the Company Subsidiaries and any of their predecessors in addition to service earned with Parent or any of Parent’s affiliates (including the Surviving Corporation) after the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

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(d) On the Closing Date, or as soon as practicable thereafter (and no later than the second regularly scheduled pay day following the Closing Date), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, make pro-rated payments under the MTS Executive Variable Compensation (EVC) Plan to eligible Company Employees in respect of the performance period in effect as of the Closing Date based on the number of days in such performance period that elapsed prior to the Closing Date by 365; provided that the applicable performance goals shall be deemed attained at the threshold level. With respect to bonus periods under any other Company Benefit Plans and any other incentive or bonus plan, the cost of which is included in the annual operating plan budget for the applicable business units, for which the performance period has ended and bonuses have been earned (notwithstanding any continuing employment obligation) but have not been paid as of Closing, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, make such bonus payments to Company Employees on the Closing Date, or as soon as possible thereafter (and no later than the second regularly scheduled pay day following the Closing Date).

(e) Following the Closing Date, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting conditions of Company Employees and their eligible dependents under each Parent Plan. Following the Closing Date, Parent shall recognize, and shall cause its Subsidiaries (including the Surviving Corporation) to also recognize, for purposes of annual deductible and out of pocket limits under its Parent Plans providing health benefits, any deductible, coinsurance, copayments and out of pocket expenses paid by such Company Employees and their respective dependents under Company Benefit Plans in the plan year in which the Closing Date occurs to the extent such Company Employees participate in any such Parent Plans in such same plan year.

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as the establishment or amendment of any Company Benefit Plan or any other employee benefit plan maintained by the Company, Parent or any of their respective affiliates or create any rights or obligations except between the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.12 or entitle any person not a party to this Agreement to assert any claim hereunder or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) except as set forth in Section 5.12(b), maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

Section 5.13 Certain Tax Matters. On the Closing Date, the Company will deliver a certification, in form and substance required by the Treasury Regulations under Section 1445(b)(3) of the Code and reasonably acceptable to Parent, to the effect that the Company is not and has not been within the applicable time period a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, together with a duly executed notice of such certification to the IRS.

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Section 5.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in ARTICLE II. Subject to the last sentence of Section 2.02(b)(i), all Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.15 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.17 Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company (in each case, within five (5) Business Days), (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Transactions, or from any person alleging that the consent of such person is or may be required in connection with any of the Transactions and (b) of any Proceeding commenced or, to any party’s knowledge, threatened in writing against, such party or any of its affiliates or otherwise relating to such party or any of its affiliates, in each case relating to any of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.17 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions to the Merger or give rise to any right to terminate under ARTICLE VII.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

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(b) Antitrust Approval. The waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated. All waivers, consents, clearances, approvals and authorizations under the Antitrust Laws and foreign investment Laws set forth on Section 6.01(b) of the Company Disclosure Letter with respect to the Transactions shall have been obtained and shall remain in full force and effect.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have issued or entered any Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Merger.

Section 6.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 3.01(a) (Organization and Qualification; Subsidiaries) and Section 3.09(c) (Absence of Certain Changes) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time; (ii) the representations and warranties set forth in clauses (a) and (b) and, solely with respect to the capitalization of the Company and not of any Company Subsidiary, clauses (d) and (e) of Section 3.02 (Capitalization) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date), except for any de minimis inaccuracies; (iii) the representations and warranties set forth in Section 3.03 (Authority), Section 3.23 (Takeover Statutes), Section 3.24 (Vote Required) and Section 3.25 (Brokers), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date), and (iv) any other representation and warranty of the Company contained in this Agreement, without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct in all respects as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period), other than failures to be true and correct that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Covenants. The Company shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by the Company on or before to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

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Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period), other than failures to be true and correct that, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

(b) Covenants. Each of Parent and Sub shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by Parent and Sub, respectively, on or before to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04 Frustration of Closing Conditions. Neither the Company nor Parent or Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or such party’s failure to comply with its obligations hereunder contributes in any material respect to the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated, in the case of clauses (a), (b), (e), or (f) below, at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or, in the case of clauses (c) or (d) below, at any time prior to receipt of the Company Shareholder Approval, as follows:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger is not consummated on or before September 8, 2021 (the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.01(b) or Section 6.01(c), have been satisfied or shall be capable of being satisfied at such time, the Outside Date shall automatically extend to December 8, 2021, which date shall thereafter be deemed to be the Outside Date; provided, further, that if all of the conditions to Closing, other than the conditions set forth in Section 6.01(b) or Section 6.01(c), have been satisfied or shall be capable of being satisfied at such time, the Outside Date shall automatically extend to March 8, 2022, which date shall thereafter be deemed to be the Outside Date; provided, further, that Parent or the Company, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b)(i) if the material breach by Parent or Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or obligations contained in this Agreement was the primary cause of, or primarily resulted in the failure of a condition to consummate the Merger by such date;

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(ii) upon a vote taken at any duly held Company Shareholders Meeting (or any adjournment or postponement thereof in accordance with this Agreement) held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(iii) any Governmental Entity of competent jurisdiction issues or enters any Order, or enacts or promulgates any Law, permanently enjoining, restraining or otherwise permanently prohibiting the Merger, and, in the case of such an Order, such Order has become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to any party whose material breach of any of its representations, warranties, covenants or obligations contained in this Agreement was the primary cause of, or primarily resulted in, the issuance or entry of such Order or the enactment or promulgation of such Law;

(c) by Parent, if, at any time prior to the Company’s receipt of the Company Shareholder Approval, the Company Board effects a Change of Company Recommendation;

(d) by the Company, at any time prior to the receipt of the Company Shareholder Approval, if (i) the Company has received a Superior Proposal and (ii) the Company Board (or a duly authorized committee thereof) has authorized the Company to enter into a binding and definitive written Alternative Acquisition Agreement concurrently with such termination in order to accept such Superior Proposal; provided, however, that (x) the Company has complied with its covenants under Section 5.04 with respect to such Superior Proposal and (y) the Company has paid or concurrently pays the Company Termination Fee to Parent or its designee in accordance with Section 7.02(b)(iii).

(e) by Parent, if: (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.02(a) or Section 6.02(b) to be satisfied; (ii) Parent has delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days has elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform has not been cured prior to the expiration of such thirty (30) day period; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(e) if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of a condition to the consummation of the Merger not to be satisfied; or

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(f) by the Company, if: (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.03(a) or Section 6.03(b) to be satisfied; (ii) the Company has delivered to Parent written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days has elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform has not been cured prior to the expiration of such thirty (30) day period; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(f) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of a condition to the consummation of the Merger not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other parties.

Section 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall immediately become void and of no effect with no liability or obligation to any person on the part of any party hereto or their respective affiliates; provided, however, that (i) no termination shall relieve any party hereto of its obligations under the penultimate sentence of Section 5.06 (Access to Information), Section 5.09 (Public Announcements), Section 5.14 (Expenses), this Section 7.02 (Effect of Termination), Section 7.03 (Amendment), Section 7.04 (Waiver) and ARTICLE VIII, each of which shall survive any termination and (ii) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided further, that no such termination shall relieve any party from any liability for common law fraud or Intentional Breach of this Agreement prior to the date of termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity, including to recover any damages (including Derivative Damages), costs, expenses, liabilities of any kind, in each case, suffered by the party as a result of such breach (“Damages”). It shall be deemed to be an Intentional Breach of this Agreement by a party if such party does not consummate the Closing at the time the Closing is required to be consummated pursuant to Section 1.02.

(b) Company Payments.

(i) If this Agreement is validly terminated (A) by either Parent or the Company pursuant to Section 7.01(b)(ii) (Company Shareholder Approval), (B) by either Parent or the Company pursuant to Section 7.01(b)(i) (Outside Date) or (C) by Parent pursuant to Section 7.01(e) (Company Breach) and, (1) following the execution and delivery of this Agreement, a Competing Proposal was publicly disclosed and not withdrawn, expired or rejected prior to the Company Shareholders Meeting (or, in connection with the foregoing clauses (B) or (C), otherwise made known to the Company and not withdrawn, expired or rejected prior to the valid termination of this Agreement), and (2) at any time within twelve (12) months after such termination, the Company (x) enters into a definitive Alternative Acquisition Agreement to effect any Competing Proposal or (y) consummates a Competing Proposal, then the Company shall pay the Company Termination Fee to Parent or its designee prior to or concurrently with the consummation of such Competing Proposal or the entry into such definitive Alternative Acquisition Agreement, if earlier. For purposes of this Section 7.02(b)(i), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Competing Proposal will be deemed to be references to “fifty percent (50%).”

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(ii) If this Agreement is validly terminated by Parent pursuant to Section 7.01(c) (Change of Company Recommendation), then the Company shall pay the Company Termination Fee to Parent or its designee no later than two (2) Business Days after the date of such termination.

(iii) If this Agreement is validly terminated by the Company pursuant to Section 7.01(d) (Superior Proposal), then the Company shall pay the Company Termination Fee to Parent or its designee prior to or concurrently with the termination of this Agreement.

(iv) If this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.01(b)(ii) (Company Shareholder Approval), and at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.01(c) (Change of Company Recommendation), then the Company shall pay the Company Termination Fee to Parent or its designee no later than two (2) Business Days after the date of such termination.

(c) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement.

(d) In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). Except as provided in Section 7.02(a), in the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination; provided that no such payment shall relieve any party of any liability or damages to any other party resulting from any common law fraud or Intentional Breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 7.02 shall be deemed to affect their respective rights to specific performance under Section 8.10 in order to specifically enforce this Agreement. The parties acknowledge and agree that any payment of the Company Termination Fee, is not a penalty but is liquidated damages in a reasonable amount that is intended to compensate Parent or Sub in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions; provided, however, that in the case of an Intentional Breach by the Company, Parent or Sub shall be permitted to seek Damages in excess of the Company Termination Fee. If the Company fails to timely pay any amount due pursuant to Section 7.02(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 7.02(b), the Company shall pay to Parent interest on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made.

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Section 7.03 Amendment. This Agreement may be amended in writing by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders and (b) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 7.04 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein. No extension or waiver or termination of this Agreement by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by email of a .pdf attachment (providing confirmation of transmission) and shall also be sent by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by email (provided that read receipt confirmation of receipt of the email or telephonic confirmation of email is obtained), with a copy also sent by registered or certified mail, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, with a copy also sent by email or (c) on the next Business Day if transmitted by national overnight courier with a copy also sent by email, in each case as follows (or at such other address or email address for a party as shall be specified by like notice):

If to Parent or Sub:

Amphenol Corporation

358 Hall Avenue

Wallingford, CT 06492

Attention: Lance E. D’Amico

Email: ldamico@amphenol.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:	Charles K. Ruck
Robert M. Katz
Email:	charles.ruck@lw.com
robert.katz@lw.com

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If to the Company:

MTS Systems Corporation

14000 Technology Drive

Eden Prairie, MN 55344

Attention: Todd J. Klemmensen

Email: Todd.Klemmensen@mts.com

with copies to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:	Scott R. Williams
Kai H.E. Liekefett
Jessica Wood
Email:	swilliams@sidley.com
kliekefett@sidley.com
jessica.wood@sidley.com

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign all or any of their rights and obligations under this Agreement to any affiliate of Parent; provided that no such assignment shall (a) relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations, or (b) be permitted if it would, or would reasonably be expected to delay or prevent the Closing. Any assignment or transfer in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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Section 8.06 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for, (a) the right of the Company’s shareholders to receive the Merger Consideration under ARTICLE II, and (b) the right of each Indemnified Party (and such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives) under Section 5.10. The representations, warranties and covenants set forth in this Agreement are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that the persons named in clauses (a) and (b) of the preceding sentence shall be entitled to enforce their rights under this Agreement; provided, further, that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Where used with respect to information, “made available” or terms of similar import mean made available to Parent and its Representatives in the electronic data room maintained by the Company for purposes of the Transaction or publicly available on the SEC EDGAR database by 5:30 pm New York City time on the day prior to the date hereof. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

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Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction. Notwithstanding the foregoing, the matters contained in ARTICLE I and ARTICLE II of this Agreement shall be governed by, and construed in accordance with, the MBCA, including matters relating to the filing of the Articles of Merger and the effects of the Merger, and all matters relating to the fiduciary duties of the Company Board shall be governed and construed in accordance with the Laws of the State of Minnesota without regard to the conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(b) Each of the parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described in this Agreement, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08(c).

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in ..pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under ARTICLE VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

* * * * * * * *

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

AMPHENOL CORPORATION

By:	/s/ R. Adam Norwitt
Name:	R. Adam Norwitt
Title:	President and Chief Executive Officer

MOON MERGER SUB CORPORATION

By:	/s/ R. Adam Norwitt
Name:	R. Adam Norwitt
Title:	President and Chief Executive Officer

MTS SYSTEMS CORPORATION

By:	/s/ Randy J. Martinez
Name:	Randy J. Martinez
Title:	Interim President and Chief Executive Officer

[Merger Agreement]

Annex I

Defined Terms

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains provisions limiting the disclosure and use of non-public information of or with respect to the Company, that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement and (ii) does not include any provision calling for any exclusive right to negotiate with any third party; provided, however, that (a) such agreement need not contain a standstill, (b) such agreement can otherwise be less favorable to the Company if the Company offers to Parent to amend the Confidentiality Agreement to incorporate the terms contemplated by this clause (b) and (c) such agreement does not have the effect of prohibiting the Company from satisfying any of its obligations hereunder.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate RSU Payments and the aggregate Option Payments.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the U.S. False Claims Act (31 U.S.C. § 3729 et seq.), the United Kingdom Bribery Act 2010 and other similar applicable anti-corruption or anti-bribery laws, rules or regulations in other jurisdictions.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted.

I-1

“Company Material Adverse Effect” means any condition, fact, occurrence, development, change, circumstance, event or effect (each an “Effect”) that (1) has or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into this Agreement, the announcement or pendency of this Agreement or the Transactions, the performance of this Agreement or the pendency or consummation of the Transactions, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates and (ii) the impact of any of the foregoing on any of the Company’s or any of the Company Subsidiaries’ relationships (contractual or otherwise) with respect to customers, suppliers, vendors, business partners or employees (it being understood and agreed that this clause (a) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the performance of obligations hereunder or thereunder); (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein), or any Effect affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on Nasdaq (but not the underlying cause of such suspension, unless such underlying cause would otherwise be excepted from this definition); (d) any development or change in applicable Law (after the date of this Agreement), including COVID-19 Measures, or GAAP or other applicable accounting standards or the interpretation of any of the foregoing (it being understood and agreed that this clause (d) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws or GAAP); (e) any action taken by the Company or any of the Company Subsidiaries at the written request of Parent that is not expressly required to be taken by the terms of this Agreement, the taking of any action expressly required by the terms of this Agreement (other than pursuant to clause (1) or (2) of Section 5.01), or the failure of the Company to take any action that the Company is expressly prohibited by the terms of the Agreement from taking; (f) the commencement, occurrence, continuation or escalation of any armed hostilities, sabotage or acts of war (whether or not declared) or terrorism, or any escalation or worsening of acts of terrorism, armed hostilities or war; (g) any actions or claims made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former shareholders) arising out of this Agreement or any of the Transactions; (h) the existence, occurrence, continuation or escalation of any acts of God, force majeure events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or weather-related events or any national, international or regional calamity or any civil unrest or any disease outbreak, pandemic or epidemic, including COVID-19; (i) any public comments or other public communications by Parent or Sub of its express intentions with respect to the Company or any Company Subsidiary, including any public communications to any employees of the Company or any Company Subsidiary; or (j) any changes in the market price or trading volume of the Shares, in and of itself, or any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries, or any failure of the Company or any Company Subsidiary to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period, in and of itself (but not, in each case of this clause (j), the underlying cause of any such change or failure, unless such underlying cause would otherwise be excepted from this definition) (provided, that this clause (j) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period); provided, further, that with respect to the foregoing clauses (b), (c), (d), (f) and (h), any such Effect shall not be prohibited from being taken into account in determining whether a Company Material Adverse Effect has occurred if it disproportionately adversely affects the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate, or (2) prevents or materially delays the consummation by the Company of the Merger on or before the Outside Date, provided that in no event shall the failure of the condition in Section 6.01(c) to have occurred, in and of itself, be considered in determining whether an Effect has prevented or materially delayed the consummation by the Company of the Merger for purposes of this clause (2) (but not, for the avoidance of doubt, the underlying cause of any such failure).

I-2

“Company Recommendation” means the Company Board’s recommendation that the Company’s shareholders adopt this Agreement.

“Company Representatives” means the Company’s and the Company Subsidiaries’ directors, officers, managers, advisors (including for audit, tax, etc.), investment bankers and counsel, in each case, to the extent acting at the direction of the Company or any Company Subsidiary.

“Company Stock Plan” means the MTS Systems Corporation 2017 Stock Incentive Plan and the MTS Systems Corporation 2011 Stock Incentive Plan.

“Company Stock Purchase Plan” means the MTS Systems Corporation 2012 Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $34,583,190.23.

“Competing Proposal” means, other than the Transactions, any proposal or offer from any person or group (as defined in or under Section 13(d) of the Exchange Act) (other than Parent, Sub or any of their respective affiliates) to engage in a transaction or series of related transactions contemplating or relating to (a) any merger, consolidation, business combination, recapitalization, share exchange, amalgamation, asset purchase, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction that would result in (i) any person or group directly or indirectly acquiring beneficial ownership of (A) businesses or assets that constitute twenty percent (20%) or more (based on fair market value or book value) of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole or (B) twenty percent (20%) or more of the outstanding voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or (ii) the owners of outstanding shares of Company Common Stock (as a group) immediately prior to such transaction owning, directly or indirectly, less than eighty percent (80%) of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or (b) any liquidation, dissolution or wind-up of the Company.

I-3

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Parent, dated October 8, 2020.

“Contract” means any legally binding agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other arrangement, commitment or undertaking, whether written or oral, to which a person is a party or by which such person or such person’s properties or assets are bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any action or inaction by the Company or any Company Subsidiary in response to COVID-19, including any workforce reduction, in each case reasonably necessary to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, (a) in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and Families First Coronavirus Response Act or any bona fide disaster plan of the Company or any change in applicable Laws related to, in connection with or in response to COVID-19 and (b) to the extent applicable to the Company or any Company Subsidiary.

“Credit Facility” means that certain Credit Agreement, dated as of July 5, 2016, among the Company; the foreign Subsidiaries of the Company party thereto, the lenders party thereto and JPMorgan Chase Bank N.A., as administrative agent, as amended.

“Derivative Damages” means the loss of economic benefits from the transactions contemplated by this Agreement, including the loss of premium offered to shareholders of the Company.

“Environmental Laws” means all Laws relating to (a) the protection, preservation or restoration of the environment including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

I-4

“Environmental Permits” means any permit, registration, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means Shares to be cancelled in accordance with Section 2.01(a)(ii) and Dissenting Shares.

“Existing Notes” means the Company’s 5.750% senior unsecured notes due in 2027.

“FTC” means the U.S. Federal Trade Commission or any successor thereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement, teaming agreement, joint venture or change order) between the Company or any Company Subsidiaries, on one hand, and any Governmental Entity or any prime contractor or sub-contractor (at any tier) of any Governmental Entity, on the other hand. A purchase, task, or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any United States or foreign multinational, national, federal, state, county, municipal or local government, or governmental, legislative, judicial or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Hazardous Substances” means any substances, materials, chemicals or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum and its by-products, radioactive materials, friable asbestos or polychlorinated biphenyls, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, all other ozone-depleting substances, and per- and polyfluoroalkyl substances (PFAS).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

I-5

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services that are generally available on nondiscriminatory pricing terms and, (b) non-exclusive licenses that are incidental to Contracts that primarily provide for a sale of products or services to customers or the purchase or use of equipment and (c) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money, other than indebtedness for borrowed money between the Company and any of the Company Subsidiaries or between the Company Subsidiaries (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any obligations under financed leases with respect to the Company or any of the Company Subsidiaries is liable, (d) all obligations of the Company or any of the Company Subsidiaries in respect of interest rate and currency obligation swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies, (e) all reimbursement obligations of the Company or any of the Company Subsidiaries under outstanding letters of credit for amounts drawn thereunder, (f) all obligations of the Company or any of the Company Subsidiaries for the deferred purchase price of property or services including pursuant to any earn-out or similar obligation (other than trade payables and other current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and not more than 90 days past due), (g) all obligations of the Company or any of the Company Subsidiaries under conditional sale or other title retention agreements relating to any assets and properties purchased by the Company or any of the Company Subsidiaries, and (h) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary (other than an insurance policy or arrangement related to any employee benefit plan).

“Intellectual Property” means all works of authorship, software, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, methods, processes, schematics, specifications, and other forms of technology.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, logos, brand names, trade dress and trade names, whether registered or unregistered, and the goodwill associated therewith; (b) works subject to copyright Laws and copyright registrations, mask work rights and moral rights, including website content, social media content and marketing materials; (c) trade secrets, including concepts, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings and technical data formulas; (d) patents; (e) registrations, applications, renewals, divisions, continuations, continuations-in-part, extensions, reexamined versions, reissues and foreign counterparts with respect to each of the foregoing; (f) internet domain names, domain name registrations and web pages; (g) social media handles; (h) computer software programs, including databases and software implementation of algorithms, models and methodologies, and all source code, object code, firmware and documentation related thereto and (i) all other forms of intellectual property or proprietary rights recognized in any jurisdiction, including confidential information, rights of publicity and rights of privacy.

I-6

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party takes (or fails to take) with the actual knowledge and intention that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“Intervening Event” means any Effect or state of facts (other than any Effect or state of facts resulting from a breach of this Agreement by the Company or any Company Subsidiary) occurring or arising after the date of this Agreement and prior to the date of the Company Shareholders Meeting (as it may be adjourned or postponed in accordance with this Agreement) that (a) was not known, and would not reasonably have been expected to be known, by the Company Board as of or prior to the date of this Agreement and becomes known to the Company Board and (b) does not involve or relate to a Competing Proposal.

“IT Systems” means all software, hardware, systems, databases, websites, applications, servers, networks, platforms, peripherals, and similar or related items of information technology assets and infrastructure owned, leased, licensed, or used in the conduct of the business of the Company and the Company Subsidiaries.

“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.01 of the Company Disclosure Letter, after making reasonable inquiry, as of the date hereof and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of the directors and officers of Parent or Sub (without independent investigation) as of the date hereof.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, Order, judgment, writ, stipulation, award, injunction or decree, in each case, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any Anti-Bribery Law, Money Laundering Law or Sanctions.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal or first offer, easement, security interest, deed of trust, right-of-way, encroachment, lease, condition, servitude, title defect, adverse claim, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and all applicable financial recordkeeping, reporting and internal control requirements thereunder.

I-7

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Permitted Liens” means (a) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business consistent with past practice, (c) pledges or deposits made in the ordinary course of business to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (e) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens that do not materially impair the use, occupancy or operation of such property as it is presently used, (f) zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary and are currently being complied with in all respects, (g) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (h) Liens pursuant to the Credit Facility and the Existing Notes that will be released upon repayment of the Credit Facility and the Existing Notes, (i) non-exclusive licenses or other covenants of, or other contractual obligations with respect to, any Intellectual Property, entered into in the ordinary course of business, (j) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and the Company Subsidiaries, taken as a whole, (k) Liens imposed or promulgated by Law (other than in respect of Taxes), (l) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any Company Subsidiary, (m) Liens created by or resulting from any Proceeding which is not otherwise a violation of the representations and warranties set forth in ARTICLE IV or (n) Liens that do not secure any Indebtedness or any guaranty thereof and do not, individually or in the aggregate, materially and adversely affect the use, value or operation of the property subject thereto.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

I-8

“Personal Information” means any information that alone or together with any other information relates (directly or indirectly) to, or can be used to identify, contact or precisely locate, an identified or identifiable individual, and information considered to be personal data or personal information as defined under, or otherwise governed by, applicable Laws.

“Privacy Policies” means all posted policies and procedures governing the Processing of Personal Information.

“Process”, “Processing” and “Processed” means any operation or set of operations which is performed upon Personal Information irrespective of the purposes and means applied, including access, collection, recording, organization, structuring, adaptation, alteration, retrieval, consultation, deletion, retention, storage, transfer, disclosure (including disclosure by transmission), or dissemination.

“Proxy Statement” means the proxy statement to be sent to the Company’s shareholders in connection with the Company Shareholders Meeting.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment of any Hazardous Substances.

“Representative” means, with respect to any person, such person’s directors, officers, managers, advisors (including for audit, tax, etc.), investment bankers and counsel, in each case, to the extent acting at the direction of such person.

“Sanctions” or “Sanctions Laws” means all applicable economic sanctions or export and import control Laws administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or other Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” means a share of Company Common Stock.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

I-9

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide, written Competing Proposal (with all percentages in the definition of Competing Proposal changed to fifty percent (50%)) made after the date hereof by any person on terms that (i) did not result from or arise in connection with a breach of the Company’s obligations set forth in Section 5.03(a), (ii) if consummated, would result in any person or group (other than Parent or its affiliates) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the consolidated assets of the Company and the Company Subsidiaries or more than fifty percent (50%) of the total voting power of the equity securities of the Company, and (iii) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, to be (a) more favorable to the shareholders of the Company, from a financial point of view, than the Transactions (taking into account any adjustment to the terms and conditions proposed by Parent in writing in response to such proposal and any applicable Company Termination Fee) and (b) reasonably likely of being completed in accordance with its terms, in the case of each of clauses (a) and (b), considering such other factors as the Company Board (or any duly authorized committee thereof) considers to be appropriate (including the conditionality and, the timing of such proposal).

“Tax” and “Taxes” means any and all taxes of any kind, including federal, state, local or foreign net income, gross income, gross receipts, estimated, windfall profit, severance, property, ad valorem, value added, production, sales, use, license, excise, stamp, transfer, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, whether disputed or not, and including any obligation to pay, indemnify or otherwise assume the Tax liability of any other person.

“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, and including any statements, schedules or attachments thereto.

“third party” means any person other than the Company, Parent, Sub and their respective affiliates.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing (but in all cases excluding any direct or indirect income, capital gains or similar Taxes payable in connection with the this Agreement or the consummation of the Merger, whether payable directly or via withholding on amounts payable in connection with this Agreement or the consummation of the Merger).

I-10

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.04(a)
Antitrust Laws	Section 3.04(b)
Articles of Incorporation	Exhibit B
Articles of Merger	Section 1.03
Balance Sheet Date	Section 3.10
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
CBA	Section 3.18(a)(vii)
Certificate	Section 2.01(a)(i)
Change of Company Recommendation	Section 5.04(a)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Employee	Section 5.12(a)
Company Financial Advisors	Section 3.22
Company Financial Statements	Section 3.06
Company Intellectual Property	Section 3.17(b)
Company Material Contract	Section 3.18(b)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company SEC Documents	Section 3.06
Company Securities	Section 3.02(d)
Company Sensors Business	Section 5.07(b)
Company Shareholder Approval	Section 3.24
Company Shareholders Meeting	Section 3.03(b)
Continuation Period	Section 5.12(a)
COVID-19	Annex I
COVID-19 Measures	Annex I
D&O Insurance	Section 5.10(b)
Damages	Section 7.02(a)
Dissenters Rights	Section 2.04
Dissenting Shares	Section 2.04
Effect	Annex I
Effective Time	Section 1.03
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)

I-11

FFCRA	Annex I
Indemnified Liabilities	Section 5.10(a)
Indemnified Party	Section 5.10(a)
IRS	Section 3.12(a)
Leased Real Property	Section 3.15(b)
Managerial Employee	Section 5.01(j)
MBCA	Preamble
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Non-U.S. Benefit Plan	Section 3.12(a)
Notice of Change of Recommendation	Section 5.04(b)(i)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)
Owned Real Property	Section 3.15(b)
Parent	Preamble
Parent Competing Business	Section 5.07(b)
Parent Plans	Section 5.12(b)
Paying Agent	Section 2.02(a)
Payor	Section 2.05
Permit	Section 3.05(a)
Plan of Merger	Preamble
Proceeding	Section 3.11
Protest Event	Section 5.01
Real Property Lease	Section 3.15(b)
RSU Award	Section 2.03(b)
RSU Payments	Section 2.03(b)
Sarbanes-Oxley Act	Section 3.06
Specified Date	Section 3.02(a)
Sub	Preamble
Subsidiary Securities	Section 3.02(d)
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.23
Transaction Litigation	Section 5.08
Transactions	Recitals
Treasury Regulation	Section 2.05

I-12

Exhibit A

PLAN OF MERGER

(the “Plan of Merger”)

EXHIBIT A

PLAN OF MERGER

This PLAN OF MERGER is for the merger of Moon Merger Sub Corporation, a Minnesota corporation (“Sub”), with and into MTS Systems Corporation, a Minnesota corporation (the “Company”), with the Company surviving such merger as the surviving organization (the “Merger”).

This Plan constitutes a “plan of merger” as such term is used in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”) and is a part of the Agreement and Plan of Merger, dated as of December 8, 2020 (the “Agreement”), by and among Amphenol Corporation, a Delaware corporation (“Parent”), Sub and the Company.

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of the Agreement and this Plan, and in accordance with the MBCA, at the Effective Time (as defined below), Sub will be merged with and into the Company, whereupon the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place on the third (3rd) Business Day (as defined in the Agreement) following the date on which each of the conditions set forth in ARTICLE VI of the Agreement is satisfied, or to the extent permitted by Law (as defined in the Agreement), waived by the party entitled to waive such condition (other than those conditions that by their terms are only capable of being satisfied on the Closing Date (as defined below), but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) by the exchange of electronic signatures and documents, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or at another time, date or place agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03 Effective Time. Concurrently with the Closing, the Company shall file articles of merger with respect to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Minnesota in such form as required by, and executed in accordance with, the applicable provisions of the MBCA, and shall make all other filings and recordings required under the MBCA (if any). The Merger shall become effective on the date and time at which the Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota or at such later date and time as is agreed between the parties and specified in the Articles of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time, (i) subject to Section 5.10 of the Agreement, the Restated and Amended Articles of Incorporation of the Company (as amended, restated, supplemented or otherwise modified), as in effect immediately prior to the Effective Time, will by virtue of the Merger be amended and restated so as to read in its entirety in the form set forth in Exhibit 1 hereto, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the amended and restated articles of incorporation of the Surviving Corporation and (ii) the Amended and Restated Bylaws of the Company (as amended, restated, supplemented or otherwise modified) shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall thereafter be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and the bylaws of the Surviving Corporation.

(b) Directors. The parties hereto shall take all requisite action so that the board of directors of the Surviving Corporation at the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office until such member’s respective successor is duly elected or appointed and qualified or until such member’s earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

(c) Officers. The parties hereto shall take all requisite action so that the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office until such officer’s respective successor is duly appointed and qualified or until such officer’s earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each Share (as defined in the Agreement) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) (“Excluded Shares”), shall automatically be converted at the Effective Time into the right to receive $58.50 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Excluded Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, subject to Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any Subsidiary (as defined in the Agreement) of the Company and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries (other than, in each case, Shares held on behalf of a third party) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.25 per share, shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.25 per share, of the Surviving Corporation. At the Effective Time, all certificates representing common stock of Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Merger Consideration Adjustment. Notwithstanding anything in the Agreement to the contrary, if, from the date of the Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date and payment date within such period), the Merger Consideration shall be equitably adjusted to reflect such change so as to provide Parent and the holders of Shares the same economic effect as contemplated by the Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is prohibited from undertaking pursuant to the Agreement.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares to receive the Merger Consideration to which such holders shall become entitled pursuant to the Agreement. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the sum of the Aggregate Common Stock Consideration (as defined in the Agreement) (the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund is insufficient to make the payments contemplated by this ARTICLE II, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash such that the Exchange Fund becomes sufficient to make such payments. Funds made available to the Paying Agent shall, if Parent so elects, be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this ARTICLE II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this ARTICLE II. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the persons entitled to Merger Consideration in accordance with Section 2.01 and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in the Agreement.

(b) Procedures for Surrender.

(i) Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the second (2nd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to the Agreement: (A) a letter of transmittal in customary form (agreed to by Parent and the Company prior to the Effective Time), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent; and (B) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates and such other documents as may be customarily required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01, and the Certificates so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or is otherwise in proper form for transfer and the person requesting such payment either pays to the Paying Agent any transfer and other similar Taxes (as defined in the Agreement) required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or establishes to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid.

(ii) Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to Section 2.05. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in the Agreement or by applicable Law. If, after the Effective Time, any Certificates formerly representing Shares (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in the Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a Governmental Entity (as defined in the Agreement) in accordance with any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent or Sub, as Parent directs, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as applicable, shall pay in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i).

Section 2.03 Treatment of Company Options, RSU Awards, ESPP and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the board of directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, each outstanding option to purchase Shares granted under a Company Stock Plan (as defined in the Agreement) (other than any option granted under the MTS Systems Corporation 2012 Employee Stock Purchase Plan (the “Company Stock Purchase Plan”)) (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (1) any such Company Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (2) such Option Payments shall be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be outstanding or exercisable, and each Company Option shall entitle the holder thereof only to the payment provided for in this Section 2.03(a).

(b) Treatment of Restricted Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, (A) each outstanding award of restricted stock units with respect to Shares (including, for the avoidance of doubt, each such restricted stock unit that is subject to a deferral election) (each, an “RSU Award”) granted pursuant to a Company Stock Plan shall be fully vested; provided, however, that each RSU Award that is subject to performance-based vesting conditions shall be deemed to be vested at the greater of (1) actual performance determined as of immediately prior to the Effective Time and (2) target level and (B) each RSU Award shall be cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (1) the number of vested restricted stock units subject to such RSU Award, multiplied by (2) the Merger Consideration, without interest (less any required Tax withholdings as provided in Section 2.05).

(c) Termination of Company Stock Plans. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, as of the Effective Time, all Company Stock Plans shall terminate, and no further rights with respect to Shares or any other awards shall be granted thereunder.

(d) Treatment of Company Stock Purchase Plan. The provisions of Section 2.03(a) shall not apply to any rights under the Company Stock Purchase Plan. With respect to the Company Stock Purchase Plan, as soon as practicable following the date of the Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that no further “Phases” (as defined in the Company Stock Purchase Plan) will commence pursuant to the Company Stock Purchase Plan after the date hereof and that any money withheld from a participant’s pay pursuant to the Company Stock Purchase Plan that has not been used to purchase Shares at the end of the final Phase shall be returned to the applicable participant. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Stock Purchase Plan (unless the Company Stock Purchase Plan has terminated earlier pursuant to its terms).

(e) Deferred Compensation. Parent shall cause the Company to pay on the Closing Date or as soon as practicable thereafter all deferred compensation under any deferred compensation plans of the Company (less any required Tax withholdings as provided in Section 2.05) in accordance with the terms of the applicable plan.

(f) Parent Funding. Parent shall cause the Surviving Corporation to pay through the Surviving Corporation’s payroll agent to each holder of a Company Option or RSU Award the applicable Option Payments or RSU Payments, as applicable (less any required Tax withholdings as provided in Section 2.05) on the Surviving Corporation’s first regularly scheduled payroll date occurring at least five (5) Business Days following the Effective Time, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”).

Section 2.04 Dissenting Shares. Notwithstanding anything in the Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held of record or beneficially by a person who has not voted in favor of approval and adoption of the Agreement and who is entitled to demand and properly exercises dissenters’ rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. The Company shall provide prompt written notice to Parent of any demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters Rights with respect to any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.05 Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent (and their respective affiliates) (each, a “Payor”) shall be entitled to deduct and withhold from amounts payable in connection with the Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of Treasury or any other applicable state, local or foreign Tax Law; provided, however, that under no circumstance will a Payor deduct or withhold any amount under Section 1445 of the Code so long as the Company provides the certification and notice described in Section 5.13 of the Agreement. After the date of the Agreement, the Company will (and will cause the Company Subsidiaries to) reasonably cooperate with any reasonable request of Parent in connection with determining whether any withholding Taxes are applicable to payments made in connection with the Agreement. In the event that Parent determines that any such withholding Taxes are applicable, (i) Parent shall use commercially reasonable efforts to notify the Company prior to the date on which such withholding is anticipated to occur, (ii) Parent and the Company shall reasonably cooperate to minimize or eliminate such withholding Taxes as permitted by applicable Law and (iii) without limiting the foregoing, the Company shall take such actions as are reasonably requested by Parent to minimize any such withholding Taxes in accordance with applicable Law.. To the extent that amounts are so withheld or deducted by a Payor, such withheld amounts (a) shall be remitted by such Payor to the applicable Governmental Entity and (b) to the extent so remitted shall be treated for all purposes of the Agreement as having been paid to the person in respect of which such deduction and withholding was made by such Payor.

ARTICLE III

MISCELLANEOUS

Section 3.01 Abandonment or Amendment. This Plan shall be deemed abandoned upon (and only upon) the valid termination of the Agreement in accordance with the express terms of Article VII thereof. This Plan may be amended prior to the Effective Time in accordance with Section 7.03 of the Agreement.

Section 3.02 Relationship to Agreement. This Plan is an integral part of the Agreement and shall be interpreted consistently therewith. This Plan does not supersede or limit any of the other terms or conditions of the Agreement.

Exhibit 1 to Plan of Merger

Amended and Restated Articles of Incorporation of the Surviving Company

See Exhibit B to the Agreement.

Exhibit B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MTS SYTEMS CORPORATION

(the “Articles of Incorporation”)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MTS SYSTEMS CORPORATION

ARTICLE I

The name of the Corporation is “MTS Systems Corporation” (the “Corporation”).

ARTICLE II

The Corporation is authorized to issue an aggregate total of 100 shares, all of which shall be designated Common Stock, having a par value of $0.25 per share.

ARTICLE III

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE IV

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation, except to the extent provided by written agreement with the Corporation.

ARTICLE V

The initial registered office of the Corporation is located at 1010 Dale Street N., Saint Paul, MN 55117. The name of the initial registered agent at that address is CT Corporation System Inc.

ARTICLE VI

[Intentionally Omitted]

ARTICLE VII

Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number and class of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of shareholders of the Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

ARTICLE IX

No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under sections 302A.559 or 80A.76 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

The provision of this Article IX shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article IX.

If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Minnesota Statutes.

*      *      *        *         *

Annex B

December 8, 2020

The Board of Directors

MTS Systems Corporation

14000 Technology Drive

Eden Prairie, MN 55344

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.25 per share (the “Company Common Stock”), of MTS Systems Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Amphenol Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger dated as of December 8, 2020 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Moon Merger Sub Corporation (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Acquiror, Merger Sub and their respective subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $58.50 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

B-1

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s revolving credit facility, which closed in November 2019, joint bookrunner on the Company’s offering of debt securities, which closed in July 2019, financial advisor to the Company in connection with its strategic planning, joint lead arranger and joint bookrunner on the Acquiror’s revolving credit facility, which closed in January 2019 and as joint bookrunner on the Acquiror’s offerings of debt securities, which closed in April 2020, September 2019 and January 2019, respectively. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

Annex C

December 8, 2020

The Board of Directors

MTS Systems Corporation

14000 Technology Drive

Eden Prairie, MN, 55344

Members of the Board of Directors:

We understand that MTS Systems Corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of December 8, 2020 (the “Merger Agreement”), with Amphenol Corporation (the “Acquiror”) and Moon Merger Sub Corporation, a wholly owned subsidiary of the Acquiror (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will be merged with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Acquiror (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.25 per share, of the Company (the “Company Common Stock”), other than shares owned by the Acquiror, the Merger Sub or any of their respective subsidiaries and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $58.50 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

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(vi)	compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;
(vii)	reviewed the financial terms and conditions of the Merger Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the parties or the Merger. In addition, we have relied, without independent verification, on the assessments of the management of the Company as to (i) the validity of, and risks associated with, the Company’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of the Company’s current and future products and services.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have been engaged to provide financial advisory services to the Acquiror and we have received compensation from the Acquiror of approximately $150,000 during such period. We may provide financial advisory or other services to the Company and the Acquiror in the future, and in connection with any such services we may receive compensation. Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Acquiror, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Acquiror.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its shareholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Tom Stokes
Tom Stokes

Annex D

Section 302A.471 – Rights of Dissenting Shareholders

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

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(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.613, subdivision 4, or 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, NYSE MKT LLC, the Nasdaq Global Market, the NASDAQ Global Select Market, the Nasdaq Capital Market, or any successor to any such market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

Section 302A.473 – Procedures for Asserting Dissenters’ Rights

Subdivision 1. Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action.

(a) If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

(b) In connection with a qualified offer as described in section 302A.613, subdivision 4, the constituent corporation subject to the offer may, but is not required to, send to all shareholders a written notice informing each shareholder of the right to dissent and must include a copy of this section and section 302A.471 and a brief description of the procedure to be followed under these sections. To be effective, the notice must be sent as promptly as practicable at or following the commencement of the offer, but in any event at least ten days before the consummation of the offer.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action. If the proposed action is to be effected pursuant to section 302A.613, subdivision 4, and the corporation has elected to send a notice of action in accordance with subdivision 2, paragraph (b), a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must not tender the shares owned by the shareholder in response to the offer and must file with the corporation a written notice of intent to demand the fair value of the shares owned by the shareholder. Written notice must be filed with the corporation before the consummation of the offer.

Subd. 4. Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send (i) in any case where subdivision 3 is applicable, to all shareholders who have complied with subdivision 3, (ii) in any case where a written action of shareholders gave effect to the action creating the right to obtain payment under section 302A.471, to all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) in any other case, to all shareholders entitled to dissent, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

MTS SYSTEMS CORPORATION
ATTN TODD KLEMMENSEN
14000 TECHNOLOGY DRIVE
EDEN PRAIRIE, MN 55344

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D31053-S17219

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MTS SYSTEMS CORPORATION

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D31054-S17219

MTS SYSTEMS CORPORATION
Special Meeting of Shareholders
March 4, 2021 at 11:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Randy J. Martinez and Todd J. Klemmensen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MTS SYSTEMS CORPORATION that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 11:00 AM Eastern Time, on March 4, 2021 at www.virtualshareholdermeeting.com/MTSC2021SGM virtually via the Internet, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted "FOR" each of Proposals 1, 2 and 3.

Continued and to be signed on reverse side